Exhibit (d)(7)

Execution Version

RECAPITALIZATION AGREEMENT

Dated as of July 3, 2013

by and among

VENTURA CAPITAL PRIVADO, S.A. DE C.V.,

BANCO INVEX, S.A., acting as trustee under Trust Number 1387,

Javier Molinar Horcasitas,

Enrique Castillo Sanchéz Majorada,

and

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.

RECAPITALIZATION AGREEMENT

THIS RECAPITALIZATION AGREEMENT (this “Agreement”), dated as of July 3, 2013, by and among Ventura Capital Privado, S.A. de C.V., a sociedad anónima de capital variable (“Ventura”), Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States (the “Trust 1387”), Javier Molinar Horcasitas (“Javier Molinar”), Enrique Castillo Sanchéz Mejorada (“Enrique Castillo” and together with Ventura, Trust 1387, and Javier Molinar, collectively, the “Purchasers”), and Maxcom Telecomunicaciones, S.A.B. de C.V., a sociedad anónima bursátil de capital variable (the “Company”).

WHEREAS, the Company intends to undertake a restructuring (the “Restructuring”) that implements and is otherwise consistent in form and substance with the joint chapter 11 plan of reorganization attached hereto as Exhibit 1 hereto (including all exhibits and supplements thereto, and as amended, supplemented or otherwise modified from time to time, the “Plan”) and is consistent in all respects with the Description of the Step-Up Senior Notes attached hereto as Exhibit 2 (the “Description of Step-Up Senior Notes”) by commencing voluntary cases (the “Bankruptcy Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101—1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, the Company and certain of its subsidiaries have entered into a Restructuring and Support Agreement, dated as of July 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “RSA”), with certain holders of the Company’s 11% Senior Notes due 2014 (the “Senior Notes”), pursuant to which the holders of Senior Notes party thereto (the “Consenting Senior Noteholders”) agreed to support the Restructuring, subject to the terms and conditions set forth in the RSA;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Purchasers desire to (i) make a capital contribution to the Company in the amount of US$45,000,000 in exchange for newly issued shares of the Company’s Series A common stock and (ii) to conduct a tender offer for up to 100% of the Company Shares (as defined below);

WHEREAS, pursuant to certain agreements to tender (collectively, the “Agreements to Tender”) executed by and between the Purchasers and certain Selling Shareholders identified on Exhibit 3 attached hereto (the “Selling Shareholders”), each of the Selling Shareholders (i) has agreed to, among other things, sell a certain number of Company Shares to the Purchasers and (ii) has entered into an irrevocable mandate agreement with Banco INVEX, S.A., Institución de Banca Múltiple, INVEX Grupo Financiero, Fiduciario and the Purchasers, and has transferred its Company Shares to Banco INVEX, S.A., Institución de Banca Múltiple, INVEX Grupo Financiero, Fiduciario, the “Escrow Agent”) pursuant to the terms of such irrevocable mandate agreement (the “Escrow Agreement”); and

WHEREAS, the Purchasers and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Tender Offer and the Capital

Contribution and also to prescribe various conditions to the Tender Offer and Capital Contribution.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Purchasers and the Company agree as follows:

ARTICLE I

THE TENDER OFFER

Section 1.1                                    The Tender Offer.

(a)                                 Subject to the provisions of this Agreement, provided that this Agreement shall not have been terminated in accordance with Article VII hereof, as promptly as reasonably practicable, but in any event within three Business Days, after the later of (x) receiving all Pre-Tender Offer Required Approvals and (y) the commencement date of the Bankruptcy Cases by the Company (the “Petition Date”), the Purchasers, either jointly or through Trust 1387, shall:

(i)                                     commence (within the meaning of Article 98 of the Mexican Securities Law, as amended and the corresponding legal dispositions of the U.S. Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder), collectively, the “Securities Laws”) a public tender offer (the “Tender Offer”) to purchase at the Tender Offer Price (as defined below) up to 100% of the outstanding shares of the Company’s common stock, full voting rights, without par value (the “Common Shares”), regardless whether such shares of the Company are represented by (collectively, the “Company Shares”) (A) Certificados de Participación Ordinarios (“CPO”) issued by Nacional Financiera, S.N.C. in connection with the Neutral Investment Trust No. 80526 dated October 17, 2007, each CPO representing 3 shares of the Company, (B) American Depositary Shares (“ADS”) evidenced by American Depositary Receipts (“ADR”), each ADR representing 7 CPOs, (C) Common Shares certificates or (D) any other form of security which underlying value are shares of the Company;

(ii)                                  file all necessary documents with the U.S. Securities and Exchange Commission (the “SEC”) to commence the Tender Offer; and

(iii)                               publish and distribute an offer to purchase (the “Offer to Purchase”) and make all deliveries, mailings and notifications required by the Securities Laws (collectively, with the Offer to Purchase, the “Tender Offer Documents”), in connection with the Tender Offer.

(b)                                 The Purchasers agree to pay a cash purchase price of Ps$2.90 per CPO or its equivalent for each ADR, Common Share, or any other security which underlying value are Company Shares, as applicable (such amount being hereinafter referred to as the “Tender Offer Price”).

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(c)                                  The consummation of the Tender Offer shall only be subject to the conditions set forth in Section 6.12 of this Agreement.

(d)                                 The Purchasers shall promptly provide the Company and its counsel in writing with, and consult with the Company and its counsel regarding, any comments the Purchasers or their counsel may receive from time to time from the Comisión Nacional Bancaria y de Valores (the “CNBV”) or the SEC or their staff related to the Tender Offer, the Tender Offer Documents or the transactions contemplated hereby. The Purchasers agree and represent that the Tender Offer Documents will comply in all material respects with the provisions of the Securities Laws and, on the date first published, sent or given to the shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Purchasers agree promptly to correct any information in the Tender Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchasers further agree to take all steps necessary to cause the Tender Offer Documents as so corrected to be filed and to be disseminated to the shareholders of the Company.

(e)                                  The Tender Offer shall remain open for a minimum of twenty Business Days after (and including the day of) the commencement of the Tender Offer and shall be extended thereafter for additional periods, of at least five Business Days each, as may be required so that the date of the expiration of the Tender Offer (the “Expiration Date”) allows for the settlement date of the Tender Offer (the “Tender Offer Settlement Date”) to precede the effective date of the Plan (the “Plan Effective Date”) by at least four Business Days. As promptly as possible, following the Expiration Date, but in no event later than three Business Days following the Expiration Date, the Purchasers will accept for payment all Company Shares validly tendered and not withdrawn pursuant to the Tender Offer and cause the Tender Offer Settlement Date to occur. On the Tender Offer Settlement Date, the Purchasers shall, subject to the conditions provided in this Agreement, consummate the Tender Offer and make payment for all Company Shares accepted for payment.

(f)                                   The Tender Offer Documents will provide that (i) all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Company Shares will be determined by the Purchasers, in their reasonable discretion, which determination will be final and binding on all parties thereto, and (ii) the Purchasers reserve the absolute right to waive any defect or irregularity in any tender of Company Shares.

(g)                                  The Purchasers’ obligation to commence the Tender Offer is subject to (i) the Company commencing a voluntary case under the Bankruptcy Code to effect the Restructuring on terms consistent in all respects with those embodied in the Plan and the Description of Step-Up Senior Notes, (ii) the Company having completed the Solicitation (as defined below) and obtained approval of the Plan (which shall incorporate the Description of Step-Up Senior Notes) from (A) holders of at least sixty-six and two-thirds percent of the aggregate principal amount of the Senior Notes who submitted a

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vote in connection with the solicitation of votes to accept or reject the Plan in accordance with applicable Law (the “Solicitation”) and (B) at least a majority in number of holders of Senior Notes who submitted a vote in connection with the Solicitation, and (iii) obtaining corresponding authorization from the CNBV to commence the Tender Offer.

Section 1.2                                    Company Actions.

(a)                                 The board of directors of the Company (the “Company Board”) will announce and publish its opinion with respect to the Tender Offer, as provided under the applicable dispositions of the Securities Laws (including but not limited to Article 101 of the Mexican Securities Law), setting forth its recommendation (such recommendation, the “Board Recommendation”). The Company hereby represents that the Company Board, at a meeting duly called and held at which a quorum was present throughout, has: (i) determined that this Agreement, including the Tender Offer, is advisable and (ii) approved this Agreement in accordance with applicable Law and approved the transactions contemplated hereby, including the Tender Offer, the Capital Contribution and the Restructuring contemplated by the Plan and the Description of Step-Up Senior Notes; and (iii) that the Company consents to the inclusion of the foregoing determinations and approvals in the Tender Offer Documents.

(b)                                 In connection with the Tender Offer, the Company will promptly furnish the Purchasers with available mailing labels, security position listings, beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Company Shares as of the most recent practicable date and shall furnish the Purchasers with such additional available information (including updated lists of holders of Company Shares and their addresses, mailing labels and lists of security positions and beneficial owner lists) and such other assistance as the Purchasers or their agents may reasonably request in communicating the Tender Offer to the Company’s record and beneficial shareholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Tender Offer Documents and any other documents necessary to consummate the Tender Offer, the Purchasers and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Tender Offer and, should the Tender Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

(c)                                  Upon (i) the Tender Offer being made in accordance with the terms and conditions of this Agreement, and (ii) provided that the conditions set forth in Section 6.12 of this Agreement have been satisfied or waived by the Purchasers, the Company Board shall provide the written notice contemplated by clause 2(a) of the Escrow Agreement to the Escrow Agent to cause the Company Shares being held in escrow to be tendered in the Tender Offer as set forth in the Escrow Agreement.

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ARTICLE II
CAPITAL CONTRIBUTION

Section 2.1                                    Shareholders Meeting. No later than one Business Day following the entry of the Confirmation Order on the Bankruptcy Court’s docket, the Company shall call a meeting of its shareholders (the “Shareholders Meeting”), which shall be held at least three Business Days prior to the Plan Effective Date, to approve the increase of the capital stock thereof in an amount that will allow the Purchasers to make the Capital Contribution (as defined below). Subject to the approval of the capital increase referred to in the preceding sentence, and in accordance with Mexican Law, the shareholders of the Company will have the right to subscribe for shares of capital stock sufficient to maintain their existing ownership percentages within a 15 calendar day period following publication of the corresponding notice; provided, however, the Company will not be required to extend preemptive rights to its shareholders in jurisdictions where it is unlawful to do so without registration under the Securities Laws.

Section 2.2                                    Capital Contribution. On the Plan Effective Date, in exercise of their preemptive rights as shareholders of the Company, and subject to the satisfaction of the conditions set forth in Section 6.2 of this Agreement, the Purchasers shall make a capital contribution (the “Capital Contribution”) to the Company of US$45,000,000 (the “Capital Contribution Amount”) in exchange for newly issued shares of the Company’s Series A common stock at a price of Ps$2.90 per CPO (the “Capital Contribution Per Share Price”), and the Company shall issue to the Purchasers such number of shares of Series A common stock equal to the Capital Contribution Amount divided by the Capital Contribution Per Share Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to the Purchasers with respect to this Agreement on the date hereof (the “Disclosure Letter”) that specifically corresponds to the applicable Section of this Agreement (or in any other section of the Disclosure Letter if it is reasonably apparent upon reading the disclosure that such disclosure is responsive to the applicable Section of this Article III) and (ii) as disclosed in the Company SEC Reports (as defined below) filed or furnished by the Company to the SEC filed on or after April 25, 2012 and prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement), the Company represents and warrants to the Purchasers as follows:

Section 3.1                                    Organization and Qualification.

(a)                                 The Company is a sociedad anónima bursátil de capital variable duly organized and validly existing under the Laws of Mexico. Each of the Company’s Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing or has comparable status under the Laws of the jurisdiction of its incorporation or organization. The Company and each of its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing or has comparable status, in

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each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing (or comparable status) necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A true, complete and correct list of every jurisdiction in which the Company and each of its Subsidiaries are incorporated or qualified to do business is set forth on Section 3.1(a) of the Disclosure Letter.

(b)                                 The Company has delivered to or made available to the Purchasers prior to the execution of this Agreement correct and complete copies of (i) any amendments to the Company’s charter of incorporation and bylaws as currently in effect (the “Company Governing Documents”) and (ii) the charter of incorporation and bylaws or the equivalent organizational documents of each Subsidiary of the Company (the “Subsidiary Governing Documents”). The Company Governing Documents and the Subsidiary Governing Documents are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries. The Company and each of its Subsidiaries are in compliance with the terms of the Company Governing Documents and Subsidiary Governing Documents, as appropriate, except as such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Section 3.1 of the Disclosure Letter sets forth, with respect to each Subsidiary of the Company: (i) its name, type of entity and jurisdiction of incorporation or organization; (ii) each jurisdiction (whether federal, state, local or foreign) in which such Subsidiary of the Company is qualified to conduct business; and (iii) its authorized capital stock or share capital and the number of issued and outstanding shares (or other equity interests) and the record owner(s) thereof.

Section 3.2                                    Capitalization. As of the date of this Agreement, the entire authorized capital stock of the Company is as set forth on Section 3.2 of the Disclosure Letter. There are no bonds, debentures, notes or other indebtedness having general voting rights similar to the voting rights of the Common Shares (or convertible into Common Shares having such rights) (“Voting Debt”) of the Company or any of the Subsidiaries of the Company issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any character, relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible or exchangeable for such shares or equity interests, except as set forth on Section 3.2 of the Disclosure Letter. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock or other equity interests of the Company or any of its Subsidiaries. All of the outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable, and such Common Shares were not issued in violation of any Laws. Each of the outstanding shares of capital stock or other equity interests of each of the Company’s

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Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever and was not issued in violation of any Laws.

Section 3.3                                    Authority Relative to this Agreement and Related Matters. The Company has all necessary corporate power and authority to execute and deliver this Agreement and (subject, if required, to receipt of the Company Shareholder Approval) to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the Purchasers, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4                                    No Conflict; Required Filings and Consents.

(a)                                 None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate the Company Governing Documents or any Subsidiary Governing Documents or any resolution adopted by the shareholders of the Company, the Company Board, any committee of the Company Board or any board of directors (or committee thereof) of any Subsidiary of the Company; (ii) assuming that all Consents described in Section 3.4(b) hereof have been obtained, conflict with or violate any Law applicable to the Company or any of its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected; or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected (any of the foregoing referred to in clause (ii) above or this clause (iii) being a “Company Violation”), other than, in the case of clause (ii) or clause (iii) above, any such Company Violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b)                                 Other than (i) the requirements of the Securities Laws (including the CNBV and the NYSE) and any applicable state securities, “blue sky” Laws, (ii) the COFECO and SCT authorizations, (iii) the approvals required from the Bankruptcy Court in connection with implementing the Restructuring during the Bankruptcy Cases, or (iv) as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, none of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby does or will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a “Consent”), any domestic, foreign or supranational government or subdivision thereof, administrative, governmental or regulatory authority, agency, commission, tribunal or body or self-regulatory organization (each a “Governmental Entity”).

Section 3.5                                    Undisclosed Liabilities; Absence of Certain Changes.

(a)                                 Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by IFRS to be reflected on a consolidated balance sheet of the Company, except for (i) liabilities and obligations that are reflected in the balance sheet of the Company as of December 31, 2012 (the “Company Balance Sheet”) or disclosed in the notes thereto or in the quarterly interim financial statements, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2012, (iii) liabilities or obligations which have been discharged in the ordinary course of business consistent with past practice, and (iv) liabilities and obligations that, in each case, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Except as set forth in Section 3.5(b) of the Disclosure Letter, since December 31, 2012, (i) there has not occurred or existed any Effect that, individually or in the aggregate with all other Effects, has constituted or would reasonably be expected to constitute a Material Adverse Effect and (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course of business consistent with past practice.

Section 3.6                                    Compliance with Applicable Laws.

(a)                                 Each of the Company and its Subsidiaries holds all material Governmental Permits, and no Person or entity other than the Company or its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any of the material Governmental Permits necessary to operate the Company’s business as conducted on the date of this Agreement (the “Required Permits”). Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with the terms of the Required Permits, and all such Required Permits are valid and in full force and effect in all material respects. No suspension or cancellation of any of the Required Permits is pending or, to the knowledge of the Company, threatened. The businesses and operations of the

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Company and its Subsidiaries and their respective predecessors are being, and since January 1, 2010 have been, conducted in compliance in all material respects with all Laws except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, expect as set forth in Section 3.6(a) of the Disclosure Letter, to the knowledge of the Company, neither the Company nor any Subsidiary of the Company is currently the subject of any review or investigation by any Governmental Entity.

(b)                                 Maxcom is current in the filing of all reports required to be filed by it pursuant to the Securities Laws, and each such report complies as to form in all material respects to the rules and regulations promulgated under the Securities Laws.

(c)                                  Except where such action or violation would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Company and to the knowledge of the Company, its Subsidiaries, their respective directors, officers, employees, consultants, joint venture partners, agents, representatives nor any other Person associated with or acting on their behalf, have directly or indirectly (1), made, promised, offered, or authorized (i) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (ii) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (2) violated the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction outside the United States (collectively, the “FCPA”). The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

Section 3.7                                    Material Contracts.

(a)                                 Except as set forth in the Disclosure Letter or the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012 and as permitted pursuant to Section 5.1 hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)                                     any agreement relating to the incurring or guarantee of Indebtedness by the Company or any of its Subsidiaries in an amount in excess of US$250,000 in the aggregate, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”);

(ii)                                  any agreement providing for the indemnification, in excess of US$250,000, by the Company or a Subsidiary of the Company of any Person other than standard form indemnity provisions in agreements with customers of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(iii)                               any joint venture, partnership or similar agreement;

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(iv)                              any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(v)                                 any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries, or that will have increased benefits, or accelerated vesting of benefits due to the consummation of the transactions contemplated hereby (including the Tender Offer);

(vi)                              any collective bargaining agreement;

(vii)                           any agreement material to the Company and its Subsidiaries, taken as a whole, pertaining to the acquisition, transfer, development, sharing, licensing or use of or granting any right to use or practice any rights under any Intellectual Property;

(viii)                        any agreements pursuant to which the Company or any of its Subsidiaries leases or subleases any material real property from or to third parties;

(ix)                              any contract or agreement material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company or its Subsidiaries;

(x)                                 any employment or consulting contract with any current executive officer of the Company or any Subsidiary of the Company or any member of the Company Board or the board of directors of any Company Subsidiary; or

(xi)                              any other contract or other agreement not made in the ordinary course of business consistent with past practice that (A) is not within any of the other categories described in this Section 3.7(a) but is material to the Company and its Subsidiaries taken as a whole, (B) would reasonably be expected to result in revenues, receipts, liabilities or expenditures, or otherwise involve an amount, in excess of US$500,000 per year or (C) would reasonably be expected to materially delay or prevent the consummation of the Tender Offer, the Capital Contribution, the Restructuring or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations set forth in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012 and the agreements, contracts and obligations listed in clauses (i) through (xi) being referred to herein as “Company Material Contracts”).

(b)                                 Section 3.7(a) of the Disclosure Letter sets forth as of the date hereof all of the Company Material Contracts. True, correct and complete copies of each Company Material Contract have been made available to the Purchasers.

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(c)                                  Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Company Material Contract is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Company Material Contract by any other party thereto except where any such violations or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8                                    Litigation. Except as set forth in the Disclosure Letter, there are no suits, claims involving an amount in excess of Ps$1,000,000, actions, arbitrations, alternative dispute resolution actions, proceedings or investigations (whether civil, criminal, administrative or otherwise) pending or, to the knowledge of the Company, threatened, against (or naming as a party thereto) the Company or any of its Subsidiaries or any of their respective properties or assets (or to the Company’s knowledge, any director or officer of the Company or any of its Subsidiaries in such capacity as director or officer). Neither the Company, its Subsidiaries nor any of their respective properties or assets is subject to any outstanding orders, writs, injunctions or decrees that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9                                    Labor Matters.

(a)                                 Except as failure to comply would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, with respect to employees of and service providers of the Company, the Company is currently in compliance with and since January 1, 2011 has complied in all material respects with, all applicable Laws respecting employment and employment practices, terms and conditions of employment, wage and hours requirements and immigration status, including any such Law respecting employment discrimination, workers’ compensation, family and medical leave, the Federal Labor Law and occupational safety and health requirements, and no claims or investigations are pending or, to the Company’s knowledge, threatened with respect to such Law, either by private individuals or by governmental agencies.

(b)                                 Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, no material grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships (involving more than one employee) is pending, and no claims therefor exist or have, to the Company’s knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is pending or, to the Company’s knowledge, threatened against or directly affecting the Company; and, to the Company’s knowledge, no fact or event exists that is

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likely to cause any of the representations set forth in this Section 3.9 to be untrue on or before the Plan Effective Date.

Section 3.10                             Intellectual Property.

(a)                                 Set forth on Section 3.10(a) of the Disclosure Letter, with the application number, application date, registration issue number, registration issue date, title or mark, country or other jurisdiction and owner(s), as applicable, are all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright work registrations and applications for registration thereof, and (iv) Internet domain name registrations and applications and reservations therefor, in each case that are owned by or on behalf of the Company or any of its Subsidiaries. With respect to each item of Intellectual Property required to be identified in this Section 3.10(a): (i) the Company or one of its Subsidiaries is the sole owner of and possesses all right, title, and interest in and to Intellectual Property, free and clear of any Lien; (ii) such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of which the Company or its Subsidiaries have received notice; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of which the Company or its Subsidiaries have received notice is pending or, to the knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of such Intellectual Property; and (iv) neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such Intellectual Property.

(b)                                 Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, none of (i) the Company or any of its Subsidiaries, (ii) the Intellectual Property owned by the Company or any of its Subsidiaries, or (iii) the operation of the business of the Company or any of its Subsidiaries interferes or has interfered with, infringes or has infringed upon, misappropriates or has misappropriated, or otherwise has come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past five years (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries during the past five years (or earlier, if not resolved), excluding any such interference, infringement or misappropriation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  The Information Systems of the Company and its Subsidiaries are adequate for the operation of their respective businesses as presently conducted, and none of such Information Systems depend upon any Information System of any other Person. The Company uses reasonable means to protect the security and integrity of all such Information Systems. The Company’s use of any Information Systems does not exceed

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the scope of the rights granted to the Company with respect thereto, including any applicable limitation upon the usage, type and/or number of licenses, users, hardware, time, services or systems. There has not been any material malfunction with respect to any of the material Information Systems of the Company or any of its Subsidiaries since January 1, 2011 that has not been remedied or replaced in all material respects except as set forth in Section 3.10(c) of the Disclosure Letter.

(d)                                 Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, the use of the Data by the Company and its Subsidiaries in the operation of their business does not infringe or violate the privacy rights of any Person or otherwise violate any Law or regulation. The Company and its Subsidiaries have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their respective customers. Since January 1, 2011 there have been no security breaches with respect to the privacy of such Data except as set forth in Section 3.10(d) of the Disclosure Letter. As of the date of this Agreement, no Person has made a written claim any compensation from the Company or any of its Subsidiaries for the loss of or unauthorized disclosure or transfer of personal Data, and, to the Company’s knowledge, no facts or circumstances exist that might give rise to such a claim.

Section 3.11                             Taxes.

(a)                                 With respect to the Company and each of its Subsidiaries, except as it has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) all Tax Returns with respect to any income taxes have been timely filed, and were true, correct and complete in all respects, with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed; (ii) all Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid and discharged, except for Taxes as set forth on the Company Balance Sheet or which are not yet due and payable; (iii) no Tax deficiencies have been proposed or assessed by any Tax authority against the Company or any of its Subsidiaries, nor has any Tax authority threatened to assert any such deficiencies against the Company or any of its Subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith; (iv) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person other than the Company and its Subsidiaries; (v) neither the Company, its Subsidiaries nor any of their predecessors has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver; (vi) the Company is not a party to any income Tax allocation or sharing agreement and does not have any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement; and (vii) there are no requests for rulings in respect of any income Tax pending between the Company and any Tax authority.

(b)                                 Except as set forth in Section 3.11(b) of the Disclosure Letter, the Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, independent

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contractor, creditor, stockholder or other third party (whether domestic or foreign). Except as set forth in Section 3.11(b) of the Disclosure Letter, none of the Company or any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed.

(c)                                  For purposes of this Agreement, the terms “Tax” or “Taxes” mean all taxes, charges, fees, levies, customs duties or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by Mexico or any state, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions thereto. For purposes of this Agreement, the term “Tax Return” means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes and any amendment or supplement thereto.

Section 3.12                             Insurance. The Company maintains the insurance policies identified in Section 3.12 of the Disclosure Letter. Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor shall) be kept in full force and effect by the Company through the Plan Effective Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such policies are sufficient for compliance in all material respects with all requirements of Law and with all requirements under all contracts to which the Company or any of its Subsidiaries is a party. All premiums with respect thereto due and payable on or prior to the date of this Agreement have been paid, and no written (or, to the knowledge of the Company, other) notice of cancellation or termination has been received with respect to any such policy, and there is no existing default or event which, with the giving of notice or lapse of time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to the Purchasers all (i) Company Insurance Policies and (ii) information regarding formal self-insurance programs, in each case held by or applicable to the Company and its Subsidiaries and/or their assets and operations.

Section 3.13                             Relationships with Customers, Suppliers, Distributors and Sales Representatives. Section 3.13 of the Disclosure Letter sets forth a correct and complete list of (i) the 10 largest suppliers of the Company and its Subsidiaries (by amount paid) for the twelve months ended December 31, 2012, and all suppliers of the Company or any of its Subsidiaries who are the sole source of such supply (other than public utilities) (the “Material Suppliers”) and (ii) each client or customer of the Company and its Subsidiaries to which the Company or its Subsidiaries have recognized revenue for services for the twelve months ended December 31, 2012, an amount equal to or exceeding US$500,000.00 (the “Material Customers”). No Material Supplier or Material Customer is involved in, or is threatening, a material dispute with the Company or any of its Subsidiaries. To the knowledge of the Company, all Material Suppliers are performing in material compliance with agreed-upon performance schedules or budgets, if any. The Company has not received any written (or to the knowledge of the Company, other) notice that any material customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise materially and adversely modify or not renew its relationship with the Company or any Subsidiary, and, to the Company’s knowledge, no such action has been

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threatened. Schedule 3.13 of the Disclosure Letter sets forth all suppliers of the Company or any of its Subsidiaries who are the sole source of such supply (other than public utilities).

Section 3.14                             Brokers. Neither the Company and its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 3.15                             Property. Section 3.15 of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or its Subsidiaries, as well as the leases, subleases, licenses, concessions or other agreements (written or oral) and all amendments thereto (“Real Property”) pursuant to which the Company or any of its Subsidiaries owns, uses, occupies or has the right to use or occupy, now or in the future, any real property (the “Used Real Property”). True, correct and complete copies of the Real Property have been delivered or made available to the Purchasers. Either the Company or its Subsidiaries has valid title to or a leasehold interest in the Real Property free and clear of all Liens (except for Permitted Liens). Each Real Property lease is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Real Property lease is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Real Property lease or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Real Property lease by any other party thereto. The Real Property is not subject to any pending or threatened condemnation, appropriation or similar proceeding with respect thereto. Except as it would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Real Property leases nor any other leases, licenses, contracts or agreements grant to any Person the right of use, occupancy or enjoyment thereof or any interest, option, first refusal or first opportunity right with respect to the Real Property.

Section 3.16                             Assets. The Company and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of the tangible, intangible and other assets, rights and properties used, held for use or purportedly owned by the Company or such Subsidiary (the “Assets”), free and clear of all Liens other than Permitted Liens. The Assets constitute all of the assets, rights and properties necessary for the conduct of the Business substantially in the same manner as presently conducted. All material Assets of the Company and its Subsidiaries, wherever located, are, in the aggregate: (i) suitable, in all material respects, for the uses for which they employed; and (ii) in satisfactory operating condition (except for ordinary wear and tear).

Section 3.17                             Environmental Laws and Regulations. Except as it has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Real Property owned or leased by the Company or any of its Subsidiaries, (b) the Company and each of its Subsidiaries are in compliance with all

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applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to the operation of the business of the Company and its Subsidiaries, (c) there are no past, pending or threatened Environmental Claims against the Company or any of its Subsidiaries or any Real Property, (d) neither the Company nor any Subsidiary of the Company has exposed any employee or any third party to Hazardous Materials in violation of any Environmental Law, and (e) there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any real property owned or leased by the Company that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any real property owned or leased by the Company.

Section 3.18                             Personnel Information. Section 3.18 of the Disclosure Letter sets forth a true, complete and correct list of all executive officers, vice presidents and managers of the Company and its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers, severally and solely as to itself, represents and warrants to the Company as follows:

Section 4.1                                    Organization and Qualifications. Ventura is a Mexican variable capital limited liability company duly organized and existing under the laws of the United Mexican States. Trust Number 1387 is a trust organized under the laws of the United Mexican States. Javier Molinar and Enrique Castillo are natural persons and citizens of the United Mexican States. Each of Ventura and Trust 1387 has the requisite corporate or organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing or has comparable status, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing (or comparable status) necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not prevent or materially delay the consummation of the Tender Offer.

Section 4.2                                    Authority Relative to this Agreement. Each of Ventura and Trust 1387 has all necessary corporate or organizational power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchasers and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each of the Purchasers, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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Section 4.3                                    No Conflicts; Required Filings and Consents.

(a)                                 None of the execution and delivery of this Agreement by any of the Purchasers, the performance by any the Purchasers of their respective obligations hereunder and the consummation by the Purchasers of the transactions contemplated hereby will (i) to the extent applicable, conflict with or violate its bylaws or other organizational documents, (ii) assuming that all Consents described in Section 4.3(b) hereof have been made or obtained, conflict with or violate any Law applicable to any Purchaser, or by which a Purchaser or any of the Purchasers’ respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of any Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which a Purchaser is a party or by which a Purchaser or any of its properties or assets may be bound or affected, other than, in the case of clause (ii) or clause (iii) above, any such violations that would not reasonably be expected to prevent or materially delay the consummation of the Tender Offer.

(b)                                 Other than (i) any filing with the Federal Competition Commission, (ii) the requirements of the Securities Law (including the CNBV and the SEC), and (iii) the appropriate applications, filings and notices to, and approval of, the SCT (listening to the opinion of COFETEL) and NYSE, none of the execution and delivery of this Agreement by the Purchasers, the performance by the Purchasers of their obligations hereunder or the consummation by the Purchasers of the transactions contemplated hereby does or will require any Consent of any Governmental Entity except for any such Consents, the failure of which to be made or obtained, would not reasonably be expected to have a material adverse effect on the ability of the Purchasers to timely consummate the transactions contemplated by this Agreement.

Section 4.4                                    Cash Availability. The Purchasers have and will have (a) on the Tender Offer Settlement Date, sufficient cash or other sources of immediately available funds to make payment for up to 100% of the Company Shares tendered in accordance to the Tender Offer, and any other amounts to be paid by it hereunder or pursuant to the Agreements to Tender on such date and (b) on the Plan Effective Date, sufficient cash or other sources of immediately available funds to make payment for the Capital Contribution and any other amounts to be paid by it hereunder on such date. The Purchasers’ obligation to satisfy their obligations under this Agreement and the Agreements to Tender is not contingent or dependent upon obtaining financing from a third-party.

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ARTICLE V
COVENANTS

Section 5.1                                    Conduct of Business of the Company.

(a)                                 Except as (i) expressly required by this Agreement, (ii) expressly required to implement the Restructuring, taking into account the Bankruptcy Cases, or (iii) otherwise with the prior written consent of the Purchasers, during the period from the date of the Prior Recapitalization Agreement (as defined below) to the Plan Effective Date, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it, including maintaining existing relationships with suppliers, distributors, customers, licensors, employees and others having business relationships with the Company and each of its Subsidiaries.

(b)                                 Except as expressly required by this Agreement, or otherwise with the prior written consent of the Purchasers, without limiting the generality of the foregoing, and except as otherwise required by this Agreement or as set forth on Section 5.1 of the Disclosure Letter, the Company will not, and will not permit any of its Subsidiaries to, during the period from the date of the Prior Recapitalization Agreement (as defined below) to the Plan Effective Date:

(i)                                     adopt any amendment to its articles of incorporation or bylaws or comparable organizational documents, except as expressly contemplated by this Agreement or the Plan;

(ii)                                  sell, transfer, dispose of, pledge, hypothecate, grant a security interest in or otherwise encumber any capital stock or other securities owned by it in any of its Subsidiaries, except as expressly contemplated by the Plan;

(iii)                               except as contemplated by the stock option plans of the Company described in Section 5.1(b)(iii) of the Disclosure Letter, (A) except as expressly contemplated by the Plan, issue, reissue or sell, or authorize the issuance, reissuance or sale of (1) shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock or (2) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof or (B) make any other changes in its capital structure;

(iv)                              declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, other than ordinary dividend payments already scheduled, and except for dividends by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(v)                                 except as required under the Plan, or in connection with any authorized stock plan of the Company described in Section 5.1(b)(iii) of the

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Disclosure Letter, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

(vi)                              other than in the ordinary course of business, or as contemplated in the employee retention and bonus program described in Section 5.1(b)(vi) of the Disclosure Letter, or in any additional employee incentive plan approved by the Company’s executive committee of the Company Board, not exceeding in the aggregate US$500,000, (A) increase the compensation or benefits payable or to become payable to its current or former directors, officers or employees (whether from the Company or any of its Subsidiaries), (B) pay or award any payment or benefit not required by any existing Employment Agreement to any officer, director or employee (including the granting of stock options), (C) grant any severance or termination pay to any officer or director of the Company or its Subsidiaries, (D) grant any severance or termination pay to any employee who is not an officer, other than grants of severance or termination pay in the ordinary course of business consistent with past practice that are required by the Federal Labor Law to such employees whose employment is terminated prior to the Plan Effective Date, (E) enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries or (F) establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees of the Company or its Subsidiaries (any of the foregoing being an “Employee Benefit Arrangement”), except, in each case, to the extent required by applicable Law or the terms of any existing Employee Benefit Arrangement (as such terms and arrangements existed as of the date hereof) described in the Disclosure Letter as specifically requiring such an action;

(vii)                           except as required under the Plan, mortgage, encumber, sell, transfer, lease, license or otherwise dispose of, or subject to any material Lien, any of its material assets, except pursuant to existing contracts or commitments or in the ordinary course of business consistent with past practice;

(viii)                        acquire (whether by merger, consolidation, recapitalization, acquisition of stock or assets or any other form of transaction) any corporation, partnership or other business organization or division thereof, or form any Subsidiary;

(ix)                              except to the extent not exceeding of US$2,500,000 or as required under the Plan, (A) incur, assume or pre-pay any Indebtedness (other than the issuance of letters of credit or draws on the Company’s revolving line of credit in the ordinary course of business consistent with past practice), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly,

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contingently or otherwise) for the obligations of any other Person (including any Indebtedness), (C) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (D) other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company, (E) other than in the ordinary course of business, vary the Company’s payment, collection or inventory practices in any material respect from the Company’s past practices or (F) other than in the ordinary course of business, cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries;

(x)                                 except to the extent not exceeding of US$1,000,000 or except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (A) terminate, modify, renew or waive any material provision of any Company Material Contract other than normal renewals of such Company Material Contracts without materially adverse changes, additions or deletions of terms or (B) enter into or renew any agreement, contract, lease, license or other binding obligation of the Company or its Subsidiaries (i) containing (1) any limitation or restriction on the ability of the Company or its Subsidiaries to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries, is or would be conducted or (3) any limit or restriction on the ability of the Company or its Subsidiaries, to solicit customers or employees, or (ii) that would reasonably be expected to materially delay or prevent the consummation of the Restructuring or any of the transactions contemplated by this Agreement;

(xi)                              alter in any material respect, or enter into any commitment to alter in any material respect, any interest material to the Company and its Subsidiaries, taken as a whole, in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(xii)                           permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(xiii)                        other than in the ordinary course of business, make or change any material Tax elections unless required by applicable Law, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any material claim for a refund

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of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xiv)                       change in any material respect its Tax or financial accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in regulatory financial accounting principles or changes in the governing provisions of the Tax Law;

(xv)                          take any action that would result in (a) any of its representations or warranties set forth in this Agreement being or becoming untrue in any respect at any time prior to the Plan Effective Date in any manner that would cause the conditions set forth in Section 6.2 hereof to not be satisfied, (b) a material violation of any provision of this Agreement or (c) the prevention or material delay of the consummation of the Tender Offer, the Capital Contribution, the Restructuring or any of the other transactions contemplated by this Agreement, except, in each of the foregoing cases, as may be required by applicable Law;

(xvi)                       incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to provide for future capital expenditures, except in a manner substantially consistent with the capital expenditures projected for in the 2013 projections made available to the Purchasers on June 15, 2013;

(xvii)                    except as described in the Disclosure Letter, waive, release, assign, initiate, pay, discharge, settle or compromise any pending or threatened claim, action, litigation, arbitration or proceeding other than (A) in the ordinary course of business consistent with past practice, (B) for solely money damages not in excess of US$100,000 individually or US$250,000 in the aggregate and (C) as would not reasonably be expected to have any Material Adverse Effect on any other pending or potential claims, actions, litigation, arbitration or proceedings;

(xviii)                 except for the Plan, propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xix)                       (A) hire new employees with an annual base salary in excess of US$150,000, or (B) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Subsidiary of the Company in excess of 10% of the current employee base of the Company;

(xx)                          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.1.

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Section 5.2                                    No Solicitation.

(a)                                 The Company agrees that neither the Company nor any of its Subsidiaries shall, and that the Company shall cause its and its Subsidiaries’ respective directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a Takeover Proposal, or take any other action reasonably likely to lead to a Takeover Proposal; provided, however, that this Section 5.2(a) shall not prohibit the Company, or the Company Board, directly or indirectly through any officer, employee or representative, from (i) furnishing non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company or any of its Subsidiaries to, any third party, in connection with or in response to, or that would be reasonably likely to lead to, a Takeover Proposal or (ii) engaging or participating in any discussions or negotiations with any third party in response to a bona fide written Takeover Proposal received by the Company or its directors, officers, employees or representatives from a third party after the execution and delivery of this Agreement which did not result from or arise in connection with a breach of this Section 5.2(a) that is not withdrawn.

For purposes of this Agreement, a “Takeover Proposal” means any proposal or offer, whether or not in writing, from any Person or group (other than from the Purchasers and their Affiliates) relating to (A) the sale, lease, license, or other disposition, directly or indirectly, of assets of the Company and its Subsidiaries (including interests in Subsidiaries) that generate 15% or more of the net revenues or net income, or that represent 15% or more of the total assets, of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) the issuance, sale or other disposition, whether directly or indirectly, of 15% or more of any class of equity securities of the Company (or options, warrants or other rights to purchase, or securities convertible or exchangeable into or exchangeable for such securities), (C) any transaction or series of transactions that if consummated would result in any Person or the stockholder of any Person or any group beneficially owning 15% or more of any class of any capital stock or voting power of the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 15% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole), (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company (or any one or more Subsidiaries of the Company, (E) a chapter 11 plan or other financial and/or corporate restructuring of the Company or any of its Subsidiaries, or (F) any combination of the foregoing.

(b)                                 In addition to the obligations of the Company set forth in the other provisions of this Section 5.2, the Company shall as promptly as practicable upon receipt (and in any event within one Business Day of receipt by the Company) of a Takeover Proposal or any request for information or any discussions or inquiry, whether written or oral, which is intended or otherwise reasonably likely to lead to a Takeover Proposal and

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provide to the Purchasers a summary of all material terms and conditions of any such inquiry, request for information or Takeover Proposal (or indication by any Person that it is considering a Takeover Proposal).  The Company will keep the Purchasers promptly informed (and in any event within one Business Day after the occurrence of any material changes, developments, negotiations or discussions) of the status and details (including amendments or proposed amendments, whether written or oral) of any such request or Takeover Proposal or inquiry and shall promptly provide to the Purchasers a copy of any non-public information furnished to the Person who made such request or Takeover Proposal or inquiry that was not previously provided to the Purchasers.  The Company hereby agrees not to enter into any contractual obligation that would impede its obligation to comply with the foregoing.

(c)                                  The Company hereby acknowledges that any violation of this Section 5.2 by its Affiliates or any of its or their respective directors, officers, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) shall constitute a violation of this Section 5.2 by the Company.

(d)                                 Notwithstanding anything in this Agreement to the contrary, the Company Board may, at any time prior to the Plan Effective Date, effect a Company Change of Recommendation in connection with or relating to a Takeover Proposal or terminate this Agreement pursuant to Section 7.1(d) hereof if:

(i)                                     a bona fide written Takeover Proposal is received by the Company or its directors, officers, employees or representatives from a third party after the execution and delivery of this Agreement and such Takeover Proposal is not withdrawn;

(ii)                                  the Company Board determines in good faith, that such Takeover Proposal constitutes a Superior Offer;

(iii)                               the Company provides the Purchasers at least five Business Days’ prior written notice stating that the Company will effect a Company Change of Recommendation pursuant to this Section 5.2(d) or terminate this Agreement pursuant to Section 7.1(d) after the expiration of such five Business Day period and providing a summary of the material terms and conditions of the Superior Offer; provided, however, that any change to the financial terms or any other material change to the terms and conditions of any such Superior Offer shall require a new written notice to be delivered by the Company to the Purchasers and the Company shall be required to comply again with the requirements of this Section 5.2(d) (provided, that references to the five Business Day period above shall be deemed to refer to a new three Business Day period in connection with the delivery of each such new notice); and

(iv)                              at the end of such five Business Day period described in clause (iii) (or three Business Day period, as applicable), the Company Board again determines in good faith, after taking into account any adjustment or modification

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to the terms and conditions of this Agreement proposed by the Purchasers, that the Takeover Proposal continues to constitute a Superior Offer.

Section 5.3                                    Access to Information; Confidentiality.  From the date hereof through the Plan Effective Date, upon reasonable notice and subject to applicable Law, the Company shall and shall cause its Subsidiaries and their respective representatives to afford to the Purchasers and to their respective officers, employees, accountants, counsel, financial advisors and other representatives (the “Purchaser Representatives”) reasonable access during normal business hours to such of the properties, books, contracts, commitments, records (electronic or otherwise), officers and employees of the Company and its Subsidiaries and such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as the Purchasers or Purchaser Representatives may reasonably request.  In addition, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Purchasers (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity after the date hereof and (b) the internal or external reports prepared by it and/or its Subsidiaries in the ordinary course after the date hereof promptly after such reports are made available to the Company’s personnel to the extent the Purchasers reasonably require access to such reports.

Section 5.4                                    Commercially Reasonable Best Efforts.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause each of its Subsidiaries to, use its commercially reasonable best efforts (subject to, and in accordance with, applicable Law) to promptly take, or cause to be taken or refrain from taking, all actions, and to promptly do, or cause to be done or refrain from doing, and to assist and cooperate with the other parties hereto in doing or refraining from doing, all things necessary, proper or advisable under applicable Laws to consummate the Tender Offer, the Capital Contribution and the Restructuring as soon as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents, clearances and approvals from Governmental Entities required to be obtained by such party and the making of all necessary registrations and filings and the taking of all steps as may be necessary for such party to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, commenced against such party challenging this Agreement or the consummation of the Tender Offer, the Capital Contribution or the Restructuring, (iv) publicly supporting this Agreement, the Tender Offer and the Restructuring, (v) satisfying the Transaction Conditions and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  The Company shall use its commercially reasonable best efforts to obtain entry of the Approval Order on the Bankruptcy Court’s docket within seven Business Days after the Petition Date and to prosecute and defend the entry of such order.  Subject to the Company’s fiduciary duties, the Company shall use its commercially reasonable best efforts to avoid termination of the RSA and shall promptly notify the Purchasers if the RSA is terminated.

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(b)                                 The Purchasers shall file the Tender Offer Documents required under applicable Law with the CNBV no later than five calendar days after the Petition Date, and use its commercially reasonable best efforts to obtain the Pre-Tender Offer Required Approvals as promptly as practicable.

(c)                                  The Purchasers and the Company shall (i) promptly notify the other party of any communication to that party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Restructuring, or the transactions contemplated hereby or thereby; (ii) if practicable, permit the other party the opportunity to review in advance all the information relating to the Purchasers or the Company, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Restructuring and incorporate the other party’s reasonable comments; (iii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement, the Restructuring, or the transactions contemplated hereby or thereby unless such party consults with the other party in advance, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend; and (iv) furnish the other party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement, the Restructuring, and the transactions contemplated hereby or thereby, except that any materials concerning valuation of the transaction or internal financial information may be redacted.

(d)                                 Each of the parties hereto will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other Person required to be obtained by such party in connection with, and waivers of any Company Violations and Purchaser violations, as applicable, that may be caused by the consummation of Restructuring and the other transactions contemplated by this Agreement.

Section 5.5                                    Public Announcements.  The Company, on the one hand, and the Purchasers, on the other hand, agree to consult promptly with each other prior to directly or indirectly, including a communication by their respective directors, officers, employees, agents, representatives and advisors (including any retained investment banker, attorney or accountant), issuing any press release or otherwise making any public statement, whether orally or in writing, with respect to the Tender Offer, the Capital Contribution, the Restructuring and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or public statement prior to the issuance of such press release or public statement, and shall not issue any such press release or make any such public statement without the written approval of the other unless required by applicable Law or any listing agreement with a securities exchange.  The Purchasers and the Company agree to promptly issue a joint press release announcing this Agreement.

Section 5.6                                    Notification of Certain Matters.  The Purchasers and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which

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would reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Plan Effective Date or (ii) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in a timely manner, (b) any failure of the Company or the Purchasers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the commencement of any litigation or proceeding against or affecting this Agreement, the Tender Offer, the Capital Contribution or the Restructuring or which if adversely determined could have a Material Adverse Effect or a material adverse effect on the ability of the Purchasers to timely consummate the transactions contemplated by this Agreement; provided, however, that no such notification shall affect the representations or warranties of any party hereunder or the conditions to the obligations of any party hereunder.  Each of the Company and the Purchasers shall give prompt notice to the other parties hereto of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 5.7                                    Company Subsidiaries.  The Company shall cause each of its Subsidiaries to comply with the obligations applicable to such Subsidiary under this Agreement.

Section 5.8                                    Resignation of Directors and Officers.  The Company shall obtain and deliver to the Purchasers duly executed resignations, effective as of the Plan Effective Date, of such directors, other than independent directors, and Officers of the Company and its Subsidiaries as the Purchasers shall request in writing no later than two Business Days prior to the Plan Effective Date.

Section 5.9                                    Indemnification of Directors and Officers.

(a)                                 The Purchasers and the Company agree that all rights to exculpation, indemnification and advancement of expenses now existing and described in the Disclosure Letter, in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective Estatutos or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the consummation of the transactions contemplated by this Agreement and shall continue in full force and effect.  For a period of six years from the Tender Offer Settlement Date, the Company shall, and the Purchasers shall cause the Company to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the execution of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to execution of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the execution of this Agreement were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any action, claim, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an

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“Action”) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)                                 The Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each individual who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any (i) costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such individual is not entitled to indemnification), (ii) judgments, fines, losses, claims, damages, liabilities as determined by final and non-appealable resolution by competent authority and (iii) amounts paid in settlement in connection with any Action, arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Tender Offer Settlement Date (including acts or omissions in connection with such individuals serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).  In the event of any such Action, the Purchasers and the Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c)                                  At or prior to the Tender Offer Settlement Date, the Company shall, in consultation with the Purchasers, purchase “tail” directors’ and officers’ liability and fiduciary liability insurance policies which will provide coverage for a period of six years after the Tender Offer Settlement Date (the “Tail Period”) for the Company’s current and former directors and officers on substantially the same terms and conditions as the policies currently maintained by the Company, including any existing directors’ and officers’ liability or fiduciary liability run off programs, for claims arising out of acts or conduct occurring on or before the Tender Offer Settlement Date and effective for claims asserted prior to or during the Tail Period (and, with respect to claims made prior to or during such period, until final resolution thereof) (the “D&O Tail Coverage”); provided, however, that in no event shall the Company or its successor, whether by merger, consolidation, or otherwise, expend an amount in excess of 100% of the annual aggregate premium currently paid by the Company for such insurance policies (the “Maximum Premium”) for each individual year of the Tail Period; provided, further, however, that if D&O Tail Coverage cannot be obtained in any given year of the Tail Period for the Maximum Premium, the Company shall consult with the Purchasers as to what amount should be paid to obtain D&O Tail Coverage, and the Purchasers shall have the right to direct the Company to obtain D&O Tail Coverage for a premium in excess of the Maximum Premium as long as the aggregate amount of all premiums payable for such D&O Tail Coverage does not exceed six times the Maximum Premium.

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(d)                                 The Company shall pay all reasonable out of pocket expenses, including reasonable out of pocket attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)                                  In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume or succeed to the obligations set forth in this Section 5.9.

Section 5.10                             Chapter 11 Related Matters.

(a)                                 The Company shall (a) support and complete the Restructuring on the terms set forth in the Plan and the Description of Step-Up Senior Notes, (b) do all things reasonably advisable or necessary and appropriate in furtherance of the Restructuring embodied in the Plan and the Description of Step-Up Senior Notes, including, without limitation, (i) commencing the Bankruptcy Cases on or before July 23, 2013, (ii) obtaining an order confirming the Plan on or before the deadlines set forth in this Agreement (the “Confirmation Order”) from the Bankruptcy Court, which shall be in form and substance acceptable to the Purchasers, and (iii) causing the effective date of the Plan to occur on or before the deadlines set forth in this Agreement, (c) seek promptly and obtain any and all required regulatory and/or third-party approvals for the Restructuring embodied in the Plan and the Description of Step-Up Senior Notes, (d) not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with consummation of, the Restructuring embodied in the Plan and the Description of Step-Up Senior Notes, and (e) file on the Petition Date a motion seeking entry of the order attached hereto as Exhibit 4 (the “Approval Order”) and seek a hearing on an expedited basis for entry of the Approval Order in accordance with this Agreement thereafter.

(b)                                 The Company shall provide draft copies of all pleadings and other documents (including “first day” and any other motions, applications, objections, statements, responses, replies, adversary proceedings, and other pleadings and documents, as well as all exhibits, supplements, and related orders, collectively, the “Pleadings”) the Company intends to file with the Bankruptcy Court to counsel to the Purchasers at least three Business Days prior to the date when the Company intends to file such document, all of which documents (a) shall be in form and substance reasonably acceptable to the Purchasers prior to any such proposed filing and (b) shall be materially consistent with the Plan and the Description of Step-Up Senior Notes; provided that the following Pleadings (such Pleadings, collectively, the “Core Pleadings”) shall be in form and substance acceptable to the Purchaser prior to any proposed filing thereof: any Pleading in connection with the Approval Order, the Approval Order, any Pleading in connection with post-petition financing under section 364 of the Bankruptcy Code, and any Pleading in connection with seeking relief under section 363 or section 365 of the Bankruptcy Code or in connection with seeking approval of a settlement under Bankruptcy Rule 9019.

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ARTICLE VI

EFFECTIVENESS OF THIS AGREEMENT AND TRANSACTION CONDITIONS

Section 6.1                                    This Agreement shall immediately become effective (the “Effective Date”) and binding upon each of the parties hereto automatically upon the first occurrence of all of the following:

(a)                                 the Company has executed and delivered its counterpart signature page of this Agreement to counsel to the Purchasers;

(b)                                 each of the Purchasers has executed and delivered its counterpart signature page of this Agreement to counsel to the Company;

(c)                                  Consenting Senior Noteholders holding at least US$70 million of the principal amount outstanding Senior Notes Claims (as defined in the RSA) that are subject to the RSA shall have executed and delivered counterpart signature pages of the RSA to the Company, which RSA shall include provisions requiring that: (i) any transfer of a Senior Note Claim of a Consenting Senior Noteholder is void ab initio and without effect, unless (x) the transferee of such claim is a Consenting Senior Noteholder and such transferred Senior Note Claim is subject to the RSA or (y) if the transferee is not a Consenting Noteholder prior to such transfer, such transferee delivers to the Company, at or prior to the time of the proposed transfer, a joinder to the RSA; and (ii) the RSA may not be modified absent the consent of the Purchasers, which consent shall not be unreasonably withheld;

(d)                                 each of the Company, the Purchasers and the Controlling Shareholders shall have executed and delivered their respective counterpart signatures of the Agreements to Tender to the other parties to each such agreement; and

(e)                                  the RSA Effective Date (as defined in the RSA) shall have occurred, which the parties to the RSA shall confirm in writing to the Purchasers as soon as practicable after the occurrence of the RSA Effective Date;

provided that if the Effective Date does not occur by July 3, 2013, all signature pages to this Agreement shall be deemed returned to the respective signatory and no party hereto shall have any obligations hereunder.

Section 6.2                                    The obligation of the Purchasers (i) to accept for payment or pay for any Company Shares validly tendered and not validly withdrawn prior to the expiration of the Tender Offer and (ii) to make the Capital Contribution will be subject to the satisfaction or waiver of the following conditions (the “Transaction Conditions”):

(a)                                 since the date of this Agreement, no change, event or development shall have occurred which would reasonably be expected to cause a Material Adverse Effect to the Company;

(b)                                 all the representations and warranties of the Company under this Agreement shall be true and correct (disregarding any qualifications with respect to

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materiality or “Material Adverse Effect”) in all material respects as of the date the Purchasers commence the Tender Offer except (i) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect and (ii) representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct in all material respects as of such other date or time;

(c)                                  the Bankruptcy Court shall have entered the Confirmation Order, which shall be (a) in form and substance acceptable to the Purchasers and (b) consistent in all respects with the Plan and the Description of Step-Up Senior Notes, and such order shall have become a Final Order;

(d)                                 the capital increase allowing the Purchasers to make the Capital Contribution shall have been approved at the Shareholders Meeting; and

(e)                                  approvals from the CNBV, COFECO, and SCT, required to consummate the Tender Offer shall (i) have been obtained under conditions or restrictions that would not create a Material Adverse Effect on the Tender Offer or Maxcom, (ii) have not been modified in any material way that would create a Material Adverse Effect on the Tender Offer or Maxcom and (iii) have not been revoked.

ARTICLE VII
TERMINATION; AMENDMENTS; WAIVER

Section 7.1                                    Termination.  This Agreement may be terminated:

(a)                                 at any time prior to the Plan Effective Date, by the mutual written consent of the Purchasers and the Company, by action of their respective Boards of Directors;

(b)                                 by the Company if the Purchasers fail to commence the Tender Offer by the date dictated by Section 1.1(a) of this Agreement; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(b) if the Purchasers’ failure to commence the Tender Offer by such date is the result of a material breach by the Company of any of its obligations under this Agreement in which case such date shall be extended to three Business Days following the date upon which such breach has been cured;

(c)                                  by the Company, prior to the acceptance for payment of Company Shares pursuant to the Tender Offer, if (i) any representation or warranty of a Purchaser shall have been inaccurate when made or shall have become inaccurate, or the Purchasers shall have breached or failed to perform any of their covenants or other agreements contained in this Agreement, which inaccuracy, breach or failure to perform (A) would reasonably be expected to prevent the Purchasers from consummating the Tender Offer or make the Capital Contribution and (B) is not, or cannot be, cured within ten Business Days after written notice thereof is provided by the Company to the Purchasers (or the Plan Effective Date, if earlier); provided, however, that the Company may not terminate this Agreement pursuant to clause (i) of this Section 7.1(c) if the Company is in material breach of this Agreement or (ii) the Purchasers fail to purchase validly tendered shares or

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make the Capital Contribution, in each case, in accordance with the terms of this Agreement;

(d)                                 by the Company at any time prior to the Plan Effective Date, if (i) the Company Board has authorized the Company to enter into a definitive agreement with respect to a Superior Offer and (ii) immediately after the termination of this Agreement, the Company enters into a definitive agreement with respect to the Superior Offer referred to in the foregoing clause (i); provided that the right of the Company to terminate this Agreement pursuant this Section 7.1(d) is conditioned on and subject to the payment by the Company to the Purchasers of the Purchaser Termination Fee in accordance with Section 7.2(b) hereof;

(e)                                  by the Purchasers, prior to the acceptance for payment of Company Shares pursuant to the Tender Offer, if any representation or warranty of the Company shall have been inaccurate when made or shall have become inaccurate, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, breach or failure to perform (A) would have a Material Adverse Effect (without giving effect to any exception or qualification as to materiality or Material Adverse Effect in any such representation, warranty, covenant or agreement) and (B) is not, or cannot be, cured within 5 Business Days after written notice thereof is provided by the Purchasers to the Company (or prior to the Plan Effective Date, if earlier), including, without limitation, failure by the Company Board to provide the written notice to the Escrow Agent as provided in Section 1.2(c) above if the conditions to such notice have been satisfied; provided, however, that the Purchasers may not terminate this Agreement pursuant to this Section 7.1(e) if the Purchasers are in material breach of this Agreement;

(f)                                   by the Purchasers if: (i) one or more of the chapter 11 cases of the Company or its Subsidiaries is either dismissed or converted to a case under chapter 7 of the Bankruptcy Code without the prior written consent of the Purchasers; (ii) a trustee, receiver or examiner with expanded powers in one or more of the chapter 11 cases of the Company or its Subsidiaries is appointed, unless such appointment is made with the prior written consent of the Purchasers; (iii) the Company amends, modifies or files a Pleading seeking to amend or modify the Plan, the Description of Step-Up Senior Notes, or any documents relating to the foregoing in a manner adverse and not in form and substance acceptable to the Purchasers; (iv) the Company files a Pleading seeking to reject this Agreement; (v) the Company files any Pleading with the Bankruptcy Court that is materially inconsistent in any respect with this Agreement, the Description of Step-Up Senior Notes, or the Plan and such Pleading has not been withdrawn within three Business Days after the Company receiving written notice from the Purchasers that such Pleading violates this clause; (vi) the Company files any Core Pleading with the Bankruptcy Court that is not acceptable to the Purchaser and such Pleading has not been withdrawn within three Business Days after the Company receiving written notice from the Purchasers that such Pleading violates this clause; or (vii) the Bankruptcy Court grants relief that is inconsistent with this Agreement, the Description of Step-Up Senior Notes, or the Plan and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement, the Description of Step-Up Senior Notes, or the Plan

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within three Business Days after the Company receiving written notice from the Purchasers that such relief violates this clause;

(g)                                  at any time prior to the Plan Effective Date by the Purchasers or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting or making illegal a material portion of the Restructuring, the Tender Offer or the Capital Contribution and such order, decree or ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to prevent the entry of and to remove or lift such order, decree or ruling;

(h)                                 automatically without any further required action or notice upon:

(i)                                     the failure of the Company to commence Solicitation of votes on the Plan and the related disclosure statement and distribute other solicitation materials (the “Solicitation Materials”), each of which shall be in form and substance reasonably acceptable to the Purchasers and consistent in all respects with the Plan and the Description of Step-Up Senior Notes, on or before July 3, 2013;

(ii)                                  the failure of the Company and its debtor Subsidiaries to (A) file voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code on or before July 23, 2013 in the United States Bankruptcy Court for the District of Delaware or (B) complete a Restructuring by October 31, 2013;

(iii)                               the Bankruptcy Court not having entered orders approving the Solicitation Materials and confirming the Plan, in each case in form and substance acceptable to the Purchasers, within 60 calendar days following the Petition Date or as soon thereafter as the Bankruptcy Court’s schedule permits, and such orders have not become Final Orders within 15 calendar days following entry thereof on the Bankruptcy Court’s docket;

(iv)                              the effective date of the Plan, which shall be in form and substance acceptable to the Purchasers, shall not have occurred within 30 calendar days after the date that the order confirming such Plan has been entered, unless such delay is the result of the Purchasers’ failure to perform their obligations under this Agreement; or

(v)                                 the failure of the Company to (A) file on the Petition Date a motion seeking entry of the Approval Order or (B) seek a hearing on an expedited basis for entry of the Approval Order as soon as practicable thereafter, or such Approval Order not having been entered by the Bankruptcy Court within ten Business Days after the Petition Date or as soon thereafter as the Bankruptcy Court’s schedule permits;

provided, however, notwithstanding any provision in this Section 7.1(h) to the contrary, that (x) so long as the Company is proceeding in good faith towards completion of any

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criteria for termination set forth in this Section 7.1(h)(iii) and Section 7.1(h)(iv), upon written notice from the Company to the Purchasers, there shall be automatic extensions of such periods not to exceed 14 calendar days in the aggregate for all such extensions with respect to the time periods set forth in this Section 7.1(h)(iii) and Section 7.1(h)(iv); and (y) the Purchasers may, in their sole discretion, extend any of the deadlines set forth in this Section 7.1(h) upon prior written notice to the Company;

(i)                                     by the Purchasers if the Company enters into any agreement with any party in relation to any debtor-in-possession credit facility, unless consented to in writing by the Purchasers; or

(j)                                    by the Purchasers if the Company modifies, amends or supplements either (i) that certain letter agreement among the Company, certain of its subsidiaries, Alfaro, Davila y Rios, S.C., and Lazard Freres & Co. LLC, dated as of May 23, 2013, or (ii) that certain indemnification letter agreement among the Company, certain of its subsidiaries, Alfaro, Davila y Rios, S.C., and Lazard Freres & Co. LLC, dated May 23, 2013, except: (x) with respect to matters that are adverse to the interests of the Purchasers, with the prior written consent of the Purchasers; (y) with respect to all other matters, with the prior written consent of the Purchasers, which consent shall not be unreasonably withheld; and (z) any changes to the letter agreement or indemnification letter ordered by the Bankruptcy Court in response to an objection.

Section 7.2                                    Effect of Termination.

(a)                                 In the event of termination of this Agreement by the Company in connection with Section 7.1(b) or Section 7.1(c), Ventura and Trust 1387 shall, jointly and severally, pay the Company, upon the termination, a termination fee of US$2,475,000 (the “Company Termination Fee”).  The Company Termination Fee shall be paid upon the termination by wire transfer in immediately available funds in dollars upon delivery of notice by the Company to the Trustee of the termination in accordance with Section 7.1(b) or Section 7.1(c) of this Agreement.

(b)                                 If this Agreement is terminated (or is deemed to be terminated) (i) by the Company pursuant to Section 7.1(d) hereof, (ii) by the Purchasers pursuant to Section 7.1(e), Section 7.1(f), or Section 7.1(j) hereof, or (iii) automatically pursuant to Section 7.1(h) hereof, or in the event that the Capital Contribution referred to in Section 2.2 hereof above cannot be made by the Purchasers as a result of the Tender Offer not being consummated due to (i) failure from the Selling Shareholders to tender their shares as provided in the Agreements to Tender or (ii) failure of the Company Board to provide written notice to the Escrow Agent as provided in Section 1.2(c) hereof after the conditions to such notice have been satisfied, then the Company shall pay to the Purchasers US$2,475,000 (the “Purchaser Termination Fee”) in immediately available funds immediately upon termination of this Agreement or such inability to consummate the Tender Offer, as applicable; provided, however, the Purchaser Termination Fee shall not be due (i) in the event of a termination by the Purchasers pursuant to Section 7.1(f)(i), Section 7.1(f)(ii) or Section 7.1(f)(vii) hereof, if (A) the Pleading requesting relief in violation of Section 7.1(f)(i), Section 7.1(f)(ii) or Section 7.1(f)(vii) hereof was not filed

33

by the Company or any of its Affiliates and (B) the Company used its commercially reasonable efforts to prevent the Bankruptcy Court from granting the relief sought in such Pleading and, if applicable, used its commercially reasonable efforts to have such relief dismissed or vacated or (ii) in the event of a termination by the Purchasers pursuant to Section 7.1(h) hereof, if (A) the missed deadline under Section 7.1(h) hereof was not caused by the Company or any of its Affiliates and (B) the Company used its commercially reasonable efforts to avoid missing the deadline under Section 7.1(h) hereof.

(c)                                  In the event of termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or shareholders, other than the provisions of this Section 7.2, Section 7.3 hereof, Section 7.4 hereof, and the provisions of Article VIII hereof, which shall survive any such termination; provided, however, nothing contained in this Section 7.2 shall relieve any party hereto from liability for fraud or any breach of this Agreement.

Section 7.3                                    Fees and Expenses.

(a)                                 Notwithstanding any termination of this Agreement, the Company agrees to pay the reasonable and documented out-of-pocket fees and expenses of counsel (including U.S. legal counsel, Mexican legal counsel, and local Delaware counsel) to the Purchasers, incurred in connection with this Agreement, the RSA, the Plan, the Restructuring and the transactions contemplated thereby incurred by the Purchasers on and after May 1, 2013 (the “Purchaser Expense Reimbursement”) up to a maximum amount of US$1,250,000 (the “Purchaser Expense Reimbursement Cap”), in the aggregate, with such fees to be paid without the need for the Purchasers to file an application or otherwise seek Bankruptcy Court approval; provided, however, that the Purchaser Expense Reimbursement Cap shall be up to a maximum amount of US$1,000,000, in the aggregate, if the Purchasers are entitled to and are paid the Purchaser Termination Fee; provided further, however, that if a court of competent jurisdiction enters a Final Order determining that this Agreement terminated as a result of the Purchasers’ failure to satisfy their obligations hereunder or under the Plan, or any other obligations required to consummate the Restructuring, the Company shall have no obligation to pay such fees and expenses of counsel to the Purchasers.

(b)                                 In the event the Purchasers owe the Company the Company Termination Fee, then, in addition to any amounts payable pursuant to Section 7.2 of this Agreement, and notwithstanding any termination of this Agreement, the Purchasers, jointly and severally, agree to pay the reasonable and documented out-of-pocket fees and expenses of counsel (including U.S. legal counsel, Mexican legal counsel, and local Delaware counsel) to the Company, incurred in connection with this Agreement, the RSA, the Plan, the Restructuring and the transactions contemplated thereby incurred by the Company since May 1, 2013 (the “Company Expense Reimbursement”) up to a maximum amount of US$150,000, in the aggregate; provided, however, that if a court of competent jurisdiction enters a Final Order determining that this Agreement terminated as a result of the Company’s failure to satisfy its obligations hereunder or under the Plan, or any other

34

obligations required to consummate the Restructuring, the Purchasers shall have no obligation to pay such fees and expenses of counsel to the Company incurred after such termination.

(c)                                  The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys’ fees) incurred in connection with such action.  Any costs and expenses (including attorneys’ fees) payable by the Company to any of the Purchasers pursuant to the foregoing clause shall be included within the defined term “Purchaser Expense Reimbursement” and any costs and expenses (including attorneys’ fees) payable by any of the Purchasers to the Company pursuant to the foregoing clause shall be included within the defined term “Company Expense Reimbursement.”

Section 7.4                                    Administrative Expense Claim. The Company agrees that any amounts that become due and payable to the Purchasers pursuant to, under, or with respect to this Agreement, including the Purchaser Termination Fee and the Purchaser Expense Reimbursement, shall survive termination of this Agreement and shall constitute administrative expenses under section 503(b)(1) and 507(a)(2) of the Bankruptcy Code and other applicable Law; provided, however, that if any claim in the Bankruptcy Cases is granted, or deemed to be granted, a status that would entitle such claim to priority over any administrative expense claims in the Bankruptcy Cases, then the Purchasers’ administrative expense claims hereunder shall be treated and paid pari passu with such claim subject only to the Carve-Out as defined and set forth in the adequate protection order attached as Exhibit E to the RSA.  The obligation to pay in full in cash when due any amount owed by the Company to any Purchaser under this Agreement, including the Purchaser Termination Fee and the Expense Reimbursement, shall not be discharged, modified, or otherwise affected by (i) the appointment of a chapter 7 or chapter 11 trustee in the Bankruptcy Cases, (ii) any chapter 11 plan for the Company or any of its Subsidiaries, or (iii) any other order of the Bankruptcy Court, including an order dismissing or converting any chapter 11 case of the Company or any of its Subsidiaries, and no such amounts paid shall be subject to avoidance under chapter 5 of the Bankruptcy Code or other applicable Law or objection, challenge, deduction, subordination, recharacterization, or offset.

Section 7.5                                    Advance.  Ventura shall provide the Company with an invoice (the “Invoice”) for an advance payment for obligations of the Company on account of the Purchaser Expense Reimbursement or the Purchaser Termination Fee in the amount of US$1,350,225.29 (the “Advance”).  Within three Business Days after receipt of the Invoice, the Company shall pay the Advance to Ventura by wire transfer.  Amounts due and payable with respect to the Purchaser Expense Reimbursement and the Purchaser Termination Fee, if any, shall be reduced dollar-for-dollar for all amounts paid in the Advance.  Any amounts of the Advance remaining after applying all such reductions and after all of the Purchaser Expense Reimbursement and the Purchaser Termination Fee have been satisfied in full and no other amounts are owed with respect thereto shall be promptly returned by Ventura to the Company.  Any amounts of the Purchaser Expense Reimbursement or the Purchaser Termination Fee that exceed the Advance shall be paid to the Purchasers as set forth herein.

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Section 7.6                                    Amendment.  This Agreement may be amended by the Company and the Purchasers at any time.  This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

Section 7.7                                    Extension; Waiver.  At any time prior to the Plan Effective Date, the Purchasers, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any failure to exercise or delay in exercising any power, privilege or right under this Agreement shall not constitute a waiver of such power, privilege or right.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                    Non-Survival of Representations and Warranties.  The representations and warranties made in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement shall not survive beyond the Plan Effective Date.  This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Plan Effective Date.

Section 8.2                                    Entire Agreement; Assignment.

(a)                                 This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof; provided, however, that nothing in this Agreement shall supersede the Amended and Restated Non Disclosure Agreement (Convenio de Confidencialidad) executed between the Purchaser and the Company dated June 20, 2013.

(b)                                 The parties hereto agree that the Recapitalization Agreement, dated as of December 4, 2012 (as amended, modified or supplemented, the “Prior Recapitalization Agreement”), shall be deemed null and void and shall be treated as if it never existed.  In addition, effective upon signing of this Agreement, each party hereto releases, waives and discharges unconditionally and forever each of the other parties hereto and their respective present and former directors, officers, members, employees, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives (each of the foregoing in their capacity as such) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising in law, equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence in connection with or relating to the Prior Recapitalization Agreement.

(c)                                  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise by any

36

of the parties hereto without the prior written consent of the other parties hereto (except that the Purchasers may assign their rights to any Affiliate without the consent of the Company).  Any assignment in violation of the preceding sentence shall be void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.3                                    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Tender Offer or the Capital Contribution is not affected in any manner adverse to any party hereto.  Upon such determination that any term other provision is invalid, illegal or incapable of being enforced in any respect under any applicable Law in any jurisdiction this Agreement will be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

Section 8.4                                    Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent (i) by electronic mail (e-mail) (to the extent an e-mail address is provided) or facsimile transmission, with confirmation (notice deemed given upon confirmation of receipt, provided that any notice sent by e-mail or facsimile transmission on a day that is not a Business Day or on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), (ii) by reliable overnight delivery service, with proof of service (notice deemed given upon receipt of proof of delivery), (iii) by hand delivery (notice deemed given upon receipt) or (iv) by certified or registered mail, return receipt requested and first-class postage prepaid (notice deemed given upon receipt of proof of delivery), addressed as follows:

If to Ventura, Javier Molinar or Enrique Castillo:

VENTURA CAPITAL PRIVADO S.A. DE C.V.

Paseo de Tamarindos No. 400 Torre B, Piso 25

Col. Bosque de las Lomas

CP. 05120 Cuajimalpa.

México, D.F.

México

Facsimile: (5255) 5003 0910

Attention: Javier Molinar Horcasitas

with a copy to:

Jones Day México, S.C.

Bosque de Alisos 47B primer piso

México, D.F. 05120

Attn:  Fernando de Ovando

Facsimile:  (5255) 3000 4040

E-mail:  fdeovando@jonesday.com

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and:

Paul Hastings LLP

75 East 55th Street

New York, New York, 10011

United States

Attn: Joy Gallup, Michael Fitzgerald, Luc A. Despins

Facsimile: +1 212-230-7642

Email: joygallup@paulhastings.com; michaelfitzgerald@paulhastings.com;

lucdespins@paulhastings.com

If to Trust 1387:

BANCO INVEX S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, INVEX
GRUPO FINANCIERO

Torre Esmeralda I. Blvd. Manuel Ávila Camacho no. 40, piso 7

Colonia Lomas de Chapultepec, C.P.

11000, Distrito Federal México.

Facsimile: (5255) 5350 3399

Attention: Mr. Pedro Izquierdo Rueda

with a copy to:

Jones Day México, S.C.

Bosque de Alisos 47B primer piso México, D.F. 05120

Attn:  Fernando de Ovando

Facsimile:  (5255) 30004040

E-mail:  fdeovando@jonesday.com

and:

Paul Hastings LLP

75 East 55th Street

New York, New York, 10011

United States

Attn: Joy Gallup, Michael Fitzgerald

Facsimile: +1 212-230-7642

Email: joygallup@paulhastings.com; michaelfitzgerald@paulhastings.com

If to the Company:

G. González Camarena No 2000

Col. Centro de Ciudad Santa Fe

C.P. 01210, México, D.F.

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Attn: Mr. Salvador Alvarez

Facsimile: (5255)51473820

with a copy to:

Alarcon Espinosa Abogados, S.C.

G. González Camarena No 1100

3er Piso

Col. Centro de Ciudad Santa Fe

C.P. 01210, México, D.F.

Attn: Mr. Gonzalo Alarcon I.

Facsimile: (5255) 5245 0250

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn: Marc Kieselstein, P.C., Paul Zier, and Daniel R.Hodgman

Facsimile: 312.862.2200

Email: marc.kieselstein@kirkland.com; paul.zier@kirkland.com;

daniel.hodgman@kirkland.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

Section 8.5                                    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Mexico without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Mexico.

Section 8.6                                    Descriptive Headings; Interpretation.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context otherwise requires or unless otherwise specified.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Each of the parties hereto has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

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Section 8.7                                    Counterparts.     This Agreement may be executed in two or more counterparts (including by facsimile or e-mail exchange of .pdf file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.8                                    Parties in Interest.   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than as specifically provided in Section 5.9 (which are intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons).

Section 8.9                                    Certain Definitions.  As used in this Agreement:

(a)                                 An “Affiliate”  of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b)                                 “BMV” means the Bolsa Mexicana de Valores, S.A.B. de C.V.

(c)                                  “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Mexico, New York and Delaware.

(d)                                 “Company Change of Recommendation” shall mean either the Company or the Company Board or any committee withholding, withdrawing or modifying, or publicly proposing to withhold, withdraw or modify, the Board Recommendation in a manner adverse to the Purchasers.

(e)                                  “Company Insurance Policies”  means all material fire and casualty, general liability,  errors and omissions,  business interruption,  clinical trial,  product liability, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and its Subsidiaries.

(f)                                   “Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the respective businesses of the Company or its Subsidiaries, or that is otherwise material to or necessary for the operation of the respective businesses of the Company or its Subsidiaries.

(g)                                  “Disclosure Letter” means the Disclosure Letter of the Company dated as of the date hereof delivered to the Purchasers.

(h)                                 “Effect” has the meaning set forth in the definition of Material Adverse Effect.

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(i)                                     “Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering, will render or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services, other than any non-binding offer letter that recites benefits, salary, equity grants and employee benefits.

(j)                                    “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including (i) any and all environmental claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all environmental claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

(k)                                 “Environmental Law” means any Law or contractual obligation relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including the Ley General de Protección al Equilibrio Ecológico, as may be amended from time to time.

(l)                                     “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction, which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order not to be a Final Order.

(m)                             “Governmental Authorities” means any federal, state, local or foreign governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority or any court or judicial authority, including but not limited to the CNBV, the SEC, the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Economica (the “COFECO”)) and the Mexican Ministry of Communications and Transportation (Secretaria de Comunicaciones y Transportes (the “SCT”)) and the

41

Mexican Telecommunications Commission (Comisión Federal de Telecomunicaciones (the “COFETEL”)).

(n)                                 “Governmental Permits” means any permits, registrations, clearances, franchises, variances, exemptions, orders, licenses, certificates, consents, authorizations, and other approvals from, or required by, any Governmental Entity that are used by, or are necessary to own and to operate, the business of the Company and its Subsidiaries as currently configured and operated, together with any applications for the issuance, renewal, modification or extension thereof and all supporting information and analyses.

(o)                                 “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law.

(p)                                 “IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

(q)                                 “Indebtedness” means, (a) all indebtedness of the Company, whether or not contingent, for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or services, (c) all obligations of the Company evidenced by the Current Notes, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (e) all obligations of the Company as lessee under leases that have been or should be recorded as capital leases in accordance with IFRS, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all obligations of the Company to purchase, redeem, retire, defease or otherwise acquire for value any equity interest or equity securities of the Company or any warrants, rights or options to acquire such equity interest or equity securities, (h) all Indebtedness of other Persons of any type referred to in clauses (a) through and including (g) above guaranteed directly or indirectly in any manner by the Company, and (i) all Indebtedness of any type referred to in clauses (a) through and including (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on property (including accounts and contract rights) owned by the Company, even though the Company has not assumed or become liable for the payment of such Indebtedness. For the avoidance of doubt, Indebtedness excludes all trade accounts payable incurred in the ordinary course of business.

(r)                                    “Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

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(s)                                   “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and uniform resource locators associated therewith, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all source code and object code versions of computer software (including data and related documentation), (vii) all moral rights, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium), any rights in or licenses of any of the foregoing, and any claims or causes of actions (pending or filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

(t)                                    “knowledge” when applied to the Company means the actual knowledge of any officer of the Company, after due inquiry.

(u)                                 “Law” means any federal, state, local, foreign or supranational law, common law, case law, statute, ordinance, code, rule, regulation, order, judgment, decree, stipulation, writ, injunction, award, policy, circular, permit or license.

(v)                                 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

(w)                               “made available” means either physically, electronically or verbally provided by the Company to the Purchasers if required by the Purchasers.

(x)                                 “Material Adverse Effect” means, with respect to the Company or the Tender Offer, any change, effect, event, occurrence or state of facts or worsening thereof (each, an “Effect”) that, individually or in the aggregate with all other Effects, has been or is reasonably likely to be materially adverse in relation to (i) the ability of the Company to timely consummate the transactions contemplated by this Agreement or (ii) the business, assets, liabilities, condition (financial or otherwise) or results of operations

43

of the Company and its Subsidiaries, taken as a whole, whether in the near term or over an extended period; provided, however, that no Effect, arising from or attributable to any of the following, shall be taken into account in determining whether there has been or would reasonably expected to be a Material Adverse Effect: (A) the public announcement or pendency of this Agreement or any of the transactions contemplated hereby, including the impact thereof to the extent arising therefrom on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company has any relationship; (B) conditions affecting the industries in which the Company operates or participates, the Mexico economy or any foreign economy in any location where the Company has material operations or sales; (C) any acts of God, calamities, acts of war or terrorism, or any escalation thereof; (D) any change in IFRS or applicable Law (or binding interpretation thereof); (E) any material breach by the Purchasers of this Agreement; (F) any shareholder class action litigation arising from allegations of breach of fiduciary duty relating to this Agreement; (G) in and of itself, any change in the market price or trading volume of the Common Shares (it being understood that the Events giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Material Adverse Effect” shall be taken into account); (H) in and of itself, any failure of the Company or its Subsidiaries to meet analysts’ or internal earnings estimates or financial projections (it being understood that the Events giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” shall be taken into account); (I) to the extent that the effect or potential effect on the Company of such disclosed matter is reasonably apparent on its face, any matter identified or described in (i) the Disclosure Letter or (ii) the Company’s filings with SEC or CNBV prior to the date of this Agreement (excluding in the case of clauses (ii) any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in the documents referenced in clauses (ii) that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein); (J) any change to the extent resulting from the announcement, pendency or consummation of actions or transactions contemplated by the Restructuring or this Agreement; (K) any change resulting from actions of the Company expressly agreed to or requested in writing by the Purchasers; or (L) the commencement and continuation of the Bankruptcy Cases in accordance with the terms of this Agreement as necessary to implement the Restructuring; provided that Effects arising from or attributable to any of the matters referred to in clauses (B), (C) and (D) shall be so excluded only to the extent proved by the Company not to disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which the Company or such Subsidiaries operate.

(y)                                 “NYSE” means the New York Stock Exchange Euronext.

(z)                                  “Officers” means the Chief Executive Officer of the Company and those officers directly reporting to the Chief Executive Officer.

(aa)                          “Permitted Lien” means a Lien (i) for Taxes or governmental assessments, charges or claims of payment being contested diligently and in good faith and for which

44

adequate accruals or reserves have been established in accordance with IFRS, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising by operation of law in the ordinary course of business securing payments not yet due and payable, (iii) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity that does not materially detract from the value of, or materially impair the use of such property in the ordinary course consistent with past practice, (iv) to secure the Senior Notes, or (v) existing as of the date of this Agreement.

(bb)                          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity.

(cc)                            “pesos” or “Ps$” means pesos of the Mexican United States (“Mexico”).

(dd)                          “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

(ee)                            “Pre-Tender Offer Required Approvals” means authorization from the CNBV to initiate a public offer to acquire the Company Shares and to publish the corresponding offer notices.

(ff)                              “Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity (i) of which such Person beneficially owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests of such entity, (ii) of which securities or other ownership interests having ordinary voting power to elect or designate a majority of the board of directors or other Persons performing similar functions are at the time owned, directly or indirectly, by such Person or (iii) that does not have a board of directors or other Persons performing similar functions in which such Person owns, directly or indirectly, general partnership interests, management rights or other interests that permit such Person, or any Subsidiary of such Person, to manage the business and affairs of such entity without the affirmative approval of any other Person.

(gg)                            “Superior Offer” means a bona fide written Takeover Proposal made by any third party, which the Company Board determines in good faith, and taking into account the legal, financial, regulatory and other aspects of such proposal (including the availability of financing), the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the person making such proposal and such other factors that are deemed relevant by the Company Board, is more favorable to the Company’s creditors and shareholders than the transactions contemplated by this Agreement (after taking into account any revised proposal by the Purchasers to amend the terms of this Agreement which are committed to in writing.

(hh)                          “US$” or “dollars” means United States of America dollars.

The following terms have the meanings specified in the indicated Sections:

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Term	Section

Action	5.9(a)
ADR	Section 1.1(a)(i)
ADS	Section 1.1(a)(i)
Advance	7.5
Agreement	Preamble
Agreements to Tender	Preamble
Approval Order	5.10(a)
Assets	Section 3.16
Bankruptcy Cases	Preamble
Bankruptcy Code	Preamble
Bankruptcy Court	Preamble
Board Recommendation	1.2(a)
Capital Contribution	Section 2.2
Capital Contribution Amount	Section 2.2
Capital Contribution Per Share Price	Section 2.2
CNBV	1.1(d)
COFECO	Section 8.9(m)
COFETEL	Section 8.9(m)
Common Shares	Section 1.1(a)(i)
Company	Preamble
Company Balance Sheet	3.5(a)
Company Board	1.2(a)
Company Expense Reimbursement	7.3(b)
Company Governing Documents	3.1(b)
Company Material Contracts	3.7(a)(xi)
Company Shares	Section 1.1(a)(i)
Company Termination Fee	Section 7.2(a)
Company Violation	3.4(a)
Confirmation Order	Section 5.10(a)
Consent	3.4(b)
Consenting Senior Noteholders	Preamble
Core Pleadings	Section 5.10(b)
CPO	Section 1.1(a)(i)
D&O Tail Coverage	Section 5.9(c)
Description of Step-Up Senior Notes	Preamble
Disclosure Letter	Article III
Effect	Section 8.9(x)
Effective Date	6.1
Employee Benefit Arrangement	5.1(b)(vi)
Enrique Castillo	Preamble
Escrow Agent	Preamble
Escrow Agreement	Preamble
Expiration Date	Section 1.1(e)
FCPA	3.6(c)

46

Term	Section

Governmental Entity	3.4(b)
Indemnified Party	5.9(b)
Instruments of Indebtedness	3.7(a)(i)
Invoice	7.5
Javier Molinar	Preamble
Material Adverse Effect	Section 6.2(b)
Material Customers	3.13
Material Suppliers	3.13
Maximum Premium	Section 5.9(c)
Mexico	Section 8.9(cc)
Offer to Purchase	Section 1.1(a)(iii)
Petition Date	1.1(a)
Plan	Preamble
Plan Effective Date	Section 1.1(e)
Pleadings	Section 5.10(b)
Prior Recapitalization Agreement	Section 8.2(b)
Purchaser Expense Reimbursement	Section 7.3(a)
Purchaser Expense Reimbursement Cap	Section 7.3(a)
Purchaser Representatives	Section 5.3
Purchaser Termination Fee	Section 7.2(b)
Purchasers	Preamble
Real Property	3.15
Required Permits	Section 3.6(a)
Restructuring	Preamble
RSA	Preamble
SCT	Section 8.9(m)
SEC	Section 1.1(a)(ii)
Securities Laws	Section 1.1(a)(i)
Senior Notes	Preamble
Selling Shareholders	Preamble
Shareholders Meeting	Section 2.1
Solicitation	Section 1.1(g)
Solicitation Materials	Section 7.1(h)(i)
Subsidiary Governing Documents	3.1(b)
Tail Period	Section 5.9(c)
Takeover Proposal	5.2(a)
Tender Offer	1.1(a)(i)
Tender Offer Documents	Section 1.1(a)(iii)
Tender Offer Price	1.1(b)
Tender Offer Settlement Date	Section 1.1(e)
Transaction Conditions	6.2
Trust 1387	Preamble
Used Real Property	Section 3.15
Ventura	Preamble

47

Term	Section

Voting Debt	Section 3.2

Section 8.10                             Enforcement; Forum; Waiver of Jury Trial.

(a)                                 The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement (i) the maximum aggregate liability of the Purchasers for such losses or damages shall be limited to the payment of the Company Termination Fee as specified in Section 7.2(a) hereof and the payments, if any, to be made pursuant to Section 7.3(b) and Section 7.3(c) hereof, and (ii) in no event shall the Company seek to recover any money damages in excess of the Company Termination Fee and the payments, if any, to be made pursuant to Section 7.3(b) and Section 7.3(c) hereof from the Purchasers, or any of their respective former, current, or future stockholders, managers, members, directors, officers, Affiliates, attorneys, advisors, or agents in connection therewith.

(b)                                 Each of the parties hereto hereby agrees that all actions or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Tender Offer and the Capital Contribution) or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Tender Offer and the Capital Contribution), shall be tried and determined exclusively (i) prior to the Petition Date, in any federal court located in the State of Delaware and (ii) after the Petition Date, in the Bankruptcy Court. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of the parties hereto hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding:  (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (B) venue is not proper in any of the aforesaid courts and (C) this Agreement, the transactions contemplated hereby (including the Tender Offer and the Capital Contribution) or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts.

[Signature Pages Follow]

48

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorize, all as of the day and year first above written.

Ventura Capital Privado, S.A. de C.V.

By:	/s/ Javier Molinar Horcasitas
Signature

Print Name: Javier Molinar Horcasitas
Title: Attorney in fact

Signature page to Recapitalization Agreement

Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financeiro, acting as trustee under Trust Number 1387

By:	/s/ Pedro Izquierdo Rueda
Signature

Print Name: Pedro Izquierdo Rueda
Title: Turst Officer

By:
Signature

Print Name:
Title:

Signature page to Recapitalization Agreement

Javier Molinar Horcasitas

/s/ Javier Molinar Horcasitas
Signature

Signature page to Recapitalization Agreement

Enrique Castillo Sanchéz Majorada

/s/ Enrique Castillo Sanchéz Majorada
Signature

Signature page to Recapitalization Agreement

Maxcom Telecomunicaciones, S.A.B. de C.V.

By:	/s/ Gonzalo Alarcón Iturbide
Signature

Print Name: Gonzalo Alarcón Iturbide
Title: Attorney in fact

Signature page to Recapitalization Agreement

EXHIBIT 1

Plan of Reorganization

SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
MAXCOM TELECOMUNICACIONES, S.A.B. DE	)	Case No. 13-[ ] ([ ])
C.V., et al.,(1))
)
Debtors.	)	(Joint Administration Requested)
)

JOINT PLAN OF REORGANIZATION OF MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.

AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Marc Kieselstein, P.C. (pro hac vice admission pending)		Laura Davis Jones (DE Bar No. 2436)
Adam Paul (pro hac vice admission pending)		James E. O’Neill (DE Bar No. 4042)
Daniel R. Hodgman (pro hac vice admission pending)		PACHULSKI STANG ZIEHL & JONES LLP
KIRKLAND & ELLIS LLP		919 North Market Street, 17th Floor
300 North LaSalle		P.O. Box 8705
Chicago, Illinois 60654		Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone:	(312) 862-2000	Telephone:	(302) 652-4100
Facsimile:	(312) 862-2200	Facsimile:	(302) 652-4400

Proposed Counsel to the Debtors and Debtors in Possession

Dated: July 3, 2013

(1)         The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are: Maxcom Telecomunicaciones, S.A.B. de C.V. (8KT0); Asesores Telcoop, S.A. de C.V. (0KY8); Celmax Móvil, S.A. de C.V. (1598); Corporativo en Telecomunicaciones, S.A. de C.V. (9QM7); Maxcom Servicios Administrativos, S.A. de C.V. (0UN7); Maxcom SF, S.A. de C.V. (8P19); Maxcom TV, S.A. de C.V. (2UNO); Maxcom U.S.A., Inc. (9299); Outsourcing Operadora de Personal, S.A. de C.V. (4R48); Servicios MSF, S.A. de C.V. (2H2A); Sierra Comunicaciones Globales, S.A. de C.V. (0HM5); Sierra Communications USA, Inc. (3925); TECBTC Estrategias de Promoción, S.A. de C.V. (7QBA); Telereunión, S.A. de C.V. (6TE9); and Telscape de México, S.A. de C.V. (4132). The location of the Debtors’ corporate headquarters and the service address for all Debtors is: Guillermo González Camarena, 2000, Centro Ciudad, Santa Fé, Mexico, D.F.

i

Article V.	Treatment of Executory Contracts and Unexpired Leases		24

	A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	24
	B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	25
	C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	25
	D.	Insurance Policies	26
	E.	Indemnification Provisions	26
	F.	Benefit Programs	26
	G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	26
	H.	Reservation of Rights	27
	I.	Nonoccurrence of Effective Date	27
	J.	Contracts and Leases Entered Into After the Petition Date	27

Article VI.	PROVISIONS GOVERNING DISTRIBUTIONS		27

	A.	Timing and Calculation of Amounts to Be Distributed	27
	B.	Disbursing Agent	27
	C.	Rights and Powers of Disbursing Agent	28
	D.	Distributions on Account of Senior Notes Claims	28
	E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	28
	F.	Manner of Payment	29
	G.	Section 1145 Exemption	29
	H.	Section 3(a)(9) Exemption	29
	I.	Compliance with Tax Requirements	29
	J.	Allocations	30
	K.	Setoffs and Recoupment	30
	L.	Claims Paid or Payable by Third Parties	30

Article VII.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		31

	A.	Allowance of Claims	31
	B.	Claims Administration Responsibilities	31
	C.	Estimation of Claims	31
	D.	Adjustment to Claims Without Objection	31
	E.	Disallowance of Claims	31
	F.	No Distributions Pending Allowance	32
	G.	Distributions After Allowance	32
	H.	No Interest	32

Article VIII.	SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		32

	A.	Compromise and Settlement of Claims, Interests, and Controversies	32
	B.	Discharge	32
	C.	Release of Liens	33
	D.	Debtor Release	33
	E.	Third Party Release	34
	F.	Liabilities to, and Rights of, Governmental Authorities	35
	G.	Exculpation	35
	H.	Injunction	35
	I.	Term of Injunctions or Stays	36

ii

Article IX.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		36

	A.	Conditions Precedent to Confirmation	36
	B.	Conditions Precedent to the Effective Date	37
	C.	Waiver of Conditions	38
	D.	Effect of Failure of Conditions	38

Article X.	MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		38

	A.	Modification and Amendments	38
	B.	Effect of Confirmation on Modifications	38
	C.	Revocation or Withdrawal of Plan	38

Article XI.	RETENTION OF JURISDICTION		39

	A.	Exclusive Jurisdiction	39
	B.	Non-Exclusive Jurisidiction	40
	C.	New Senior Notes Indenture	41

Article XII.	MISCELLANEOUS PROVISIONS		41

	A.	Conflicts	41
	B.	Immediate Binding Effect	41
	C.	Additional Documents	41
	D.	Statutory Committee and Cessation of Fee and Expense Payment	41
	E.	Approval Order	41
	F.	Reservation of Rights	41
	G.	Successors and Assigns	42
	H.	Notices	42
	I.	Entire Agreement	43
	J.	Exhibits	43
	K.	Severability of Plan Provisions	43
	L.	Votes Solicited in Good Faith	44
	M.	Closing of Chapter 11 Cases	44

iii

INTRODUCTION

Maxcom Telecomunicaciones, S.A.B. de C.V. (“Maxcom”) and its debtor affiliates, as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”), propose this Plan (as such term is defined below) for the resolution of the Claims (as such term is defined below) against and Interests (as such term is defined below) in each of the Debtors pursuant to chapter 11 of the Bankruptcy Code (as such term is defined below).

Holders of Claims and Interests (as such terms are defined below) should refer to the Disclosure Statement (as such term is defined below) for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.                                     Defined Terms.

As used in this Plan, capitalized terms have the meanings ascribed to them below.

1.                                      “Accrued Professional Compensation Claims” means, at any given time, all Claims for accrued, contingent, and/or unpaid fees and expenses rendered allowable before the Effective Date by any retained Professional in the Chapter 11 Cases that the Bankruptcy Court has not denied by Final Order; provided, however, that any such fees and expenses (a) have not been previously paid (regardless of whether a fee application has been Filed for any such amount) and (b) have been applied against any retainer that has been provided to such Professional. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation Claims.

2.                                      “Action” shall have the meaning set forth in Article IV.O.

3.                                      “Administrative Claim” means any Claim for costs and expenses of administration pursuant to sections 328, 330, 364(c)(1), 365, 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises); and (b) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code.

4.                                      “Affiliate” means affiliate as such term is defined in section 101(2) of the Bankruptcy Code.

5.                                      “Agreements to Tender” means, collectively, those certain Amended and Restated Agreements to Tender of the Committed Equity Holders to tender their Equity Interests in the Equity Tender Offer on the terms set forth therein, attached as Exhibit H to the Disclosure Statement.

6.                                      “Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that either (i) is not Disputed or (ii) has been allowed by a Final Order; (b) a Claim that is allowed (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court by a Final Order, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (c) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (d) a Claim as to which a Proof of Claim has been timely Filed and as to which no objection has been Filed.

7.                                      “Approval Order” means the order entered by the Bankruptcy Court on [        ], 2013 [Docket No.      ], among other things, authorizing and directing the Debtors to comply with certain provisions of the Recapitalization Agreement and pay amounts thereunder.

8.                                      “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

9.                                      “Ballot” means the form or forms distributed to certain Holders of Claims that are entitled to vote on the Plan by which such parties may indicate acceptance or rejection of the Plan.

10.                               “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101—1532, all as now in effect or hereafter amended (to the extent applicable to the Chapter 11 Cases).

11.                               “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

12.                               “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, all as now in effect or hereafter amended (to the extent applicable to the Chapter 11 Cases).

13.                               “Business Day” means any day, other than (a) a Saturday, Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)(6)), or (b) any other day on which banks are legally permitted to be closed in Mexico, including any day that the Comisión Federal de Competencia regards as a holiday.

14.                               “Capitalized Interest Amount” means an amount equal to unpaid interest accrued on the Senior Notes from (and including) April 15, 2013 through (and excluding) June 15, 2013, at the rate of eleven (11) percent per annum.

15.                               “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

16.                               “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim, or recoupment and any claim for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

17.                               “Certificados de Participación Ordinaria” or “CPOs” means ordinary participation certificates issued by Nacional Financiera, S.N.C. in connection with the Neutral Investment Trust No. 80526 dated October 17, 2007, each CPO representing 3 (three) Series A common stock of Maxcom.

18.                               “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

2

19.                               “Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code, against a Debtor, whether or not asserted or Allowed.

20.                               “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

21.                               “Class” means a class of Claims or Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

22.                               “Collateral Documents” means the collateral documents to be executed in connection with the issuance of the Step-Up Senior Notes and the execution of the Step-Up Senior Notes Indenture, including: (a) mortgages on the assets and properties owned by the Debtors; (b) intercompany indebtedness pledge and subordination agreement, as well as any ancillary agreement required to implement such subordination agreement in full; and (c) the form of revolving credit agreement to document Intercompany Claims (including provisions for the subordination of, and a third party beneficiary right (estipulación a favor de tercero) in connection with, such Intercompany Claims), which shall be (x) in the case of subclause (a), consistent in all material respects with the mortgages related to the Indenture, and (y) in the case of subclauses (b) and (c), reasonably satisfactory in form and substance to the Requisite Consenting Senior Noteholders and the Purchasers.

23.                               “Committed Equity Holders” means, collectively, the Holders of Equity Interests that are parties to the Agreements to Tender, including Bankamerica Investment Corporation, BAS Capital Funding Corporation, BASCFC-Maxcom Holdings I, LLC, Fleet Growth Resources, Inc., Nexus-Maxcom Holding I, LLC, Eduardo Vazquez A., Gabriel Agustin Vazquez A., and Alina Georgina Carstens M., each in its capacity as a beneficial owner and holder of Equity Interests.

24.                               “Common Stock” means Reorganized Maxcom’s Series A common stock.

25.                               “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A having been satisfied or waived pursuant to Article IX.C.

26.                               “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

27.                               “Confirmation Hearing” means the confirmation hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan.

28.                               “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan in accordance with section 1129 of the Bankruptcy Code (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers.

29.                               “Consenting Senior Noteholders” means the Holders of Senior Notes Claims that are party to the Restructuring Support Agreement.

30.                               “Consenting Senior Noteholders’ Professional Fees” means the reasonable and documented fees and expenses incurred in connection with the Chapter 11 Cases (whether incurred before or after the Petition Date) of the following professionals of the Consenting Senior Noteholders: (a) Cleary Gottlieb Steen & Hamilton LLP, as U.S. counsel to the Consenting Senior Noteholders; (b) Cervantes Sainz, S.C., as Mexican counsel to the Consenting Senior Noteholders; and (c) Pepper Hamilton LLP, as Delaware counsel to the Consenting Senior Noteholders.

31.                               “Consummation” means the occurrence of the Effective Date.

3

32.                               “Committee” means any official committee (and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

33.                               “Cure Claim” means a Claim for the payment of Cash by the Debtors, or the distribution of other property (as the parties to the Executory Contract or Unexpired Lease that is to be assumed may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract or Unexpired Lease of the Debtors and (b) permit the assumption of such Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.

34.                               “Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (a) procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases, (b) Cure Claims to be paid in connection therewith, and (c) procedures for resolution of any related disputes.

35.                               “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’, and officers’ liability maintained by the Debtors as of the Petition Date.

36.                               “D&O Tail Coverage” shall have the meaning set forth in Article IV.O.

37.                               “Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

38.                               “Debtor Release” means the release given by the Debtors to the Released Parties as set forth in Article VIII.D.

39.                               “Debtors” means, collectively: Maxcom Telecomunicaciones, S.A.B. de C.V.; Asesores Telcoop, S.A. de C.V.; Celmax Móvil, S.A. de C.V.; Corporativo en Telecomunicaciones, S.A. de C.V.; Maxcom Servicios Administrativos, S.A. de C.V.; Maxcom SF, S.A. de C.V.; Maxcom TV, S.A. de C.V.; Maxcom U.S.A., Inc.; Outsourcing Operadora de Personal, S.A. de C.V.; Servicios MSF, S.A. de C.V.; Sierra Comunicaciones Globales, S.A. de C.V.; Sierra Communications USA, Inc.; TECBTC Estrategias de Promoción, S.A. de C.V.; Telereunión, S.A. de C.V.; and Telscape de México, S.A. de C.V.

40.                               “Description of Step-Up Senior Notes” means the Description of the Step-Up Senior Notes attached as Exhibit G to the Disclosure Statement.

41.                               “Disbursing Agent” means the Reorganized Debtors or any Entity selected by the Debtors or Reorganized Debtors and identified in the Plan Supplement, as applicable, to make or facilitate distributions contemplated under the Plan.

42.                               “Disclosure Statement” means the Disclosure Statement for the Joint Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated July 3, 2013, as amended, supplemented, or modified from time to time, in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and the Purchasers, including all exhibits and schedules thereto and references therein that relate to the Plan, and that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable laws and as approved by the Bankruptcy Court.

43.                               “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, or (b) for which a Proof of Claim or Interest or a motion for payment has been timely Filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by

4

a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to this Plan be a Disputed Claim.

44.                               “Distribution Record Date” means the date that the Confirmation Order is entered by the Bankruptcy Court.

45.                               “DWAC” means the Deposit/Withdrawal at Custodian procedures of the Depository Trust Company.

46.                               “Effective Date” means the date selected by the Debtors, in consultation with the Requisite Consenting Senior Noteholders and the Purchasers, that is a Business Day on or after the Confirmation Date on which (a) the conditions to the occurrence of the Effective Date have been met or waived pursuant to Article IX.B and Article IX.C and (b) no stay of the Confirmation Order is then in effect. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

47.                               “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

48.                               “Equity Interest” means (a) any share of common stock, preferred stock, or other instrument evidencing an ownership interest in Maxcom, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in Maxcom (regardless whether such ownership interest in Maxcom is represented by (i) Certificados de Participación Ordinarios issued by Nacional Financiera, S.N.C. in connection with the Neutral Investment Trust No. 80526 dated October 17, 2007, (ii) American Depositary Shares evidenced by American Depositary Receipts, (iii) Common Shares certificates, or (iv) any other form of security which underlying value are shares of Maxcom) and (b) any claim arising out of the ownership, purchase, or sale of such share of common stock, preferred stock, or other instrument evidencing an ownership interest in Maxcom.

49.                               “Equity Subscription Price” means a “per share price” of Ps$2.90 per Certificado de Participación Ordinario (or its equivalent for any other security which underlying value are Equity Interests).

50.                               “Equity Subscription Rights Agent” means GCG Inc.

51.                               “Equity Subscription Rights” means the equity subscription rights that Reorganized Maxcom will distribute in partial satisfaction of the Senior Notes Claims on the terms set forth in Article IV.D.

52.                               “Equity Subscription Rights Distribution Record Date” means the Effective Date.

53.                               “Equity Subscription Stock” means the Common Stock available for subscription by the Holders of Equity Subscription Rights for which Holders of Equity Interests of Maxcom or Reorganized Maxcom do not subscribe on or before the expiration of the preemptive rights period required pursuant to applicable law in Mexico.

54.                               “Equity Tender Offer” means the Purchasers’ public tender offer to purchase up to 100% of the outstanding shares of Maxcom’s common stock on the terms set forth in the Agreements to Tender and the Recapitalization Agreement.

55.                               “Equity Tender Offer Expiration Date” means the date of the expiration of the Equity Tender Offer.

56.                               “Equity Tender Offer Settlement Date” means the date of settlement of the Equity Tender Offer.

57.                               “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

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58.                               “Exercise Limit” means, with respect to each initial holder of Step-Up Senior Notes, an aggregate subscription price for the Equity Subscription Rights not to exceed an amount equal to 15% of the aggregate principal amount of Step-Up Senior Notes (which includes the Capitalized Interest Amount) to be distributed to the initial holder of any Equity Subscription Rights on the Effective Date.

59.                               “Expiration Date” has the meaning set forth in Article IV.D.

60.                               “Exculpated Claim” means any Claim related to any act or omission derived from, based upon, related to, or arising from the Debtors’ in- or out-of-court restructuring efforts, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan (including any term sheets related thereto), or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan and Consummation, and the administration and implementation of the Plan, including (a) the Restructuring Support Agreement, (b) the Equity Tender Offer and the New Capital Contribution, (c) the Agreements to Tender, (d) the Recapitalization Agreement, and (e) the distribution of property under the Plan or any other agreement.

61.                               “Exculpated Party” means, in their capacity as such, each of: (a) the Debtors; (b) the Reorganized Debtors; (c) with respect to each of the foregoing Entities in clauses (a) and (b), such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, advisory board members, and other professionals, and such Entities’ respective heirs, executors, estates, servants, and nominees; and (d) the Released Parties.

62.                               “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

63.                               “Federal Judgment Rate” means the U.S. federal judgment rate in effect as of the Petition Date.

64.                               “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

65.                               “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

66.                               “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction that has not been modified, amended, reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

67.                               “General Unsecured Claim” means any Claim that is not (a) an Administrative Claim, (b) an Accrued Professional Compensation Claim, (c) a Priority Tax Claim, (d) an Other Secured Claim, (e) a Senior Notes Claim, (f) an Other Priority Claim, or (g) an Intercompany Claim, and that is not otherwise treated in this Plan.

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68.                               “Governmental Authority” means any Mexican, United States, or other international, national, federal, state, municipal or local governmental, regulatory or administrative authority, agency or commission, or any judicial or arbitral body (including the International Telecommunication Union) or other entity exercising executive, legislative, judicial, regulatory, or administrative powers or functions of government, including any “governmental unit” as such term is defined in section 101(27) of the Bankruptcy Code.

69.                               “Holder” means an Entity holding a Claim or an Interest.

70.                               “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

71.                               “Indemnification Provisions” means each of the Debtors’ indemnification or contribution provisions in place before or as of the Effective Date whether in the bylaws, certificates of incorporation, other formation documents, board resolutions, or employment contracts or as provided in their respective Estatutos for the Debtors’ current and former directors, members, trustees, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors, members, trustees, officers, and managers’ respective Affiliates. Indemnification Provisions shall include any and all indemnification, reimbursement, exculpation, contribution and related obligations of the Debtors arising in connection with those certain letter agreements among the Debtors, Alfaro, Dávila y Ríos, S.C., and Lazard Frères & Co. LLC dated as of May 23, 2013, as such letter agreements may be amended, modified, or supplemented from time to time; provided, however, that to the extent such indemnification and related obligations are sought to be enforced during the Chapter 11 Cases they shall be subject to the provisions of the order of the Bankruptcy Court approving such letter agreements.

72.                               “Indenture” means that certain indenture governing the Senior Notes, dated as of December 20, 2006, by and among Maxcom, the various guarantors party thereto from time to time, and the Indenture Trustee, as amended, modified, or supplemented.

73.                               “Indenture Trustee” means Deutsche Bank Trust Company Americas in its capacity as trustee under the Indenture.

74.                               “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

75.                               “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

76.                               “Interests” means any equity security (as such term is defined in section 101(16) of the Bankruptcy Code) in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any warrants, options, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

77.                               “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1—4001.

78.                               “Lien” means a lien as such term is defined in section 101(37) of the Bankruptcy Code.

79.                               “Management Incentive Program” means that certain pre-Effective Date incentive program for management, directors, and/or employees on the terms and conditions (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers.

80.                               “Maximum Premium” shall have the meaning set forth in Article IV.O.

81.                               “Mexico” means the United Mexican States.

82.                               “New Boards” mean, collectively, the New Maxcom Board and the initial board of directors or members, as the case may be, of each of the Reorganized Debtors other than Reorganized Maxcom.

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83.                               “New Capital Contribution” means the Purchasers’ capital contribution of $45 million to Maxcom in exchange for newly issued shares of Common Stock on the terms set forth in the Recapitalization Agreement.

84.                               “New Corporate Governance Documents” means the form of the amended or restated articles of incorporation and bylaws, or other similar organizational and constituent documents, for each of the Reorganized Debtors, which forms shall be included in the Plan Supplement and which shall be in form and substance acceptable to the Purchasers.

85.                               “New Maxcom Board” means the initial board of directors of Reorganized Maxcom, which board shall comply with foreign investment restrictions under applicable Mexican law.

86.                               “New Stockholders Agreement” means the stockholders agreement for Reorganized Maxcom, which shall be included in the Plan Supplement and which shall be in form and substance acceptable to the Purchasers.

87.                               “Notice and Claims Agent” means GCG, Inc., in its capacity as the Debtors’ retained notice, claims, and solicitation agent.

88.                               “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than (a) an Administrative Claim or (b) a Priority Tax Claim.

89.                               “Other Secured Claim” means any Secured Claim that is not a Senior Notes Claim.

90.                               “Person” means a person as such term as defined in section 101(41) of the Bankruptcy Code.

91.                               “Petition Date” means the date on which each of the Debtors commenced the Chapter 11 Cases.

92.                               “Plan” means this Joint Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (including all exhibits annexed hereto and the Plan Supplement, all of which are incorporated herein by reference), as it may be modified, amended, or supplemented from time to time in accordance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and Article X, and which shall be (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers.

93.                               “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed by the Debtors no later than five Business Days before the Confirmation Hearing on notice to parties in interest and additional documents Filed before the Effective Date as supplements or amendments to the Plan Supplement, each of the foregoing being in form and substance acceptable to the Purchasers, including: (a) the New Corporate Governance Documents; (b) the Rejected Executory Contract and Unexpired Lease List, if any; (c) a list of retained Causes of Action, if any; (d) the Management Incentive Program; (e) the identification of any Disbursing Agent other than the Reorganized Debtors; (f) the Step-Up Senior Notes Indenture; (g) the Collateral Documents; and (h) a list of the identity and affiliation of any individual who is proposed to serve as an officer or director of any Reorganized Debtor. Any reference to the Plan Supplement in this Plan shall include each of the documents identified above as (a) through (h). The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date in accordance with Article X.A.

94.                               “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

95.                               “Professional” means an Entity: (a) employed by the Debtors or a Committee pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for

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services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

96.                               “Professional Fee Escrow Account” means an interest-bearing escrow account to hold and maintain an amount of Cash equal to the Professional Fee Escrow Amount funded by the Debtors on or before the Effective Date solely for the purpose of paying all Allowed and unpaid Accrued Professional Compensation Claims. Such Cash shall remain subject to the jurisdiction of the Bankruptcy Court.

97.                               “Professional Fee Escrow Amount” means the aggregate Accrued Professional Compensation Claims through the Effective Date as estimated in accordance with Article II.B.3.

98.                               “Proof of Claim” means a written proof of claim Filed against any of the Debtors in the Chapter 11 Cases.

99.                               “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class.

100.                        “Ps$” means pesos, legal tender of the United Mexican States.

101.                        “Purchasers” means, collectively, Ventura Capital Privado, S.A. de C.V., Trust Number 1387 (acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero), Javier Molinar Horcasitas, and Enrique Castillo Sanchéz Mejorada.

102.                        “Recapitalization Agreement” means the agreement, dated as of July 3, 2013, among Maxcom and the Purchasers providing for, among other things, the terms and conditions of the Equity Tender Offer and the New Capital Contribution.

103.                        “Reinstated” means, with respect to Claims and Interests, treated in accordance with section 1124 of the Bankruptcy Code.

104.                        “Rejected Executory Contract and Unexpired Lease List” means the list (as may be amended), as determined by the Debtors or the Reorganized Debtors, of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be rejected by the Reorganized Debtors pursuant to the provisions of Article V.A, which list shall be included in the Plan Supplement and which list shall be in form and substance acceptable to the Purchasers; for the avoidance of doubt, the Purchasers may require the Debtors to add or remove any Executory Contract or Unexpired Lease from such list prior to the Effective Date.

105.                        “Released Party” means, in their capacity as such, each of: (a) the present and former directors, officers, members, employees, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives of or to the Debtors; (b) the Consenting Senior Noteholders; (c) the Indenture Trustee; (d) the Committed Equity Holders; (e) the Purchasers; and (f) with respect to each of the foregoing Entities in clauses (a) through (e), such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and advisory board members and other professionals, and such Entities’ respective heirs, executors, estates, servants, and nominees.

106.                        “Releasing Party” means, in their capacity as such, each of: (a) the Consenting Senior Noteholders; (b) other than the Consenting Senior Noteholders, each Holder of a Claim or Interest other than a Holder of a Claim that has voted to reject the Plan; (c) the Indenture Trustee; (d) the Committed Equity Holders; (e) the Purchasers; and (f) with respect to each of the foregoing Entities in clauses (a) through (e), such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders, employees, agents, financial advisors, and advisory

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board members and other professionals, and such Entities’ respective heirs, executors, estates, servants, and nominees.

107.                        “Reorganized Maxcom” means Maxcom, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, it being understood that, as of the Effective Date, Reorganized Maxcom shall be a corporation organized under the laws of Mexico.

108.                        “Reorganized Debtor” means, with respect to any Debtor, any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

109.                        “Requisite Consenting Senior Noteholders” has the meaning assigned to such term in the Restructuring Support Agreement.

110.                        “Restructuring Support Agreement” means that certain Restructuring and Support Agreement, dated as of July 3, 2013, among the Debtors and the Consenting Senior Noteholders, providing for, among other things, agreement of the Consenting Senior Noteholders to support, and vote in favor of, this Plan.

111.                        “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable under the Bankruptcy Code, pursuant to applicable law, or by reason of a Final Order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed as such pursuant to the Plan.

112.                        “Securities Act” means the Securities Act of 1933, 15 U.S.C. 77a-77aa, together with the rules and regulations promulgated thereunder.

113.                        “Security” means a security as defined in Section 2(a)(1) of the Securities Act.

114.                        “Senior Notes Claim” means any Claim, right, or interest derived from, based upon, relating to, or arising from the Indenture and any instruments, documents or agreements executed in connection therewith, including all principal amounts, all accrued but unpaid interest thereon, any applicable fees, and any Claim arising from the purchase or sale of Senior Notes.

115.                        “Senior Notes” means those certain 11% Senior Notes due 2014, issued pursuant to the Indenture.

116.                        “Step-Up Senior Notes” means the new notes due 2020 that Reorganized Maxcom will issue in partial satisfaction of the Senior Notes Claims on the terms set forth in the Description of Step-Up Senior Notes up to a maximum aggregate principal amount of U.S.$200,000,000, (a) minus the amount of Senior Notes held in treasury by Maxcom, if any, (b) plus the Capitalized Interest Amount.

117.                        “Step-Up Senior Notes Indenture” means the indenture governing the Step-Up Senior Notes, which shall be consistent with the Description of Step-Up Senior Notes in all respects and which shall otherwise be in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and the Purchasers.

118.                        “Tail Period” shall have the meaning set forth in Article IV.O.

119.                        “Third Party Release” means the release provision set forth in Article VIII.E.

120.                        “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

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121.                        “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

122.                        “VWAP Valuation” means the volume weighted average price of the Senior Notes during the VWAP Valuation Period, it being understood that in the event that the average price of the Senior Notes on any day during the VWAP Valuation Period is below 65 cents or above 85 cents (per dollar of Senior Notes principal amount), such days shall be excluded from the VWAP Valuation.

123.                        “VWAP Valuation Period” means the trailing 20 trading day period immediately prior to the Effective Date.

B.                                     Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and the Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (13) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order or otherwise.

C.                                    Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.                                    Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the country, state, or province of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

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E.                                     Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.                                     Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND OTHER UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A.                                     Administrative Claims.

Except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtor(s) or the Reorganized Debtor(s), as applicable, agree to less favorable treatment with respect to such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.

B.                                     Professional Compensation.

1.                                      Professional Fee Escrow Account.

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish the Professional Fee Escrow Account. The Debtors shall fund the Professional Fee Escrow Account with Cash in the amount of the aggregate Professional Fee Escrow Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Debtors’ Estates, except as otherwise provided in Article II.B.2.

2.                                      Final Fee Applications and Payment of Accrued Professional Compensation Claims.

All final requests for payment of Claims of a Professional shall be Filed no later than 45 calendar days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Bankruptcy Court. The amount of Accrued Professional Compensation Claims owing to the Professionals, after taking into account any prior payments and after applying any retainers, shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Claims are Allowed by a Final Order. To the extent that funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A. After all

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Allowed Accrued Professional Compensation Claims have been paid in full, the escrow agent shall return any excess amounts to the Reorganized Debtors.

3.                                      Professional Fee Escrow Amount.

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate their reasonable Accrued Professional Compensation Claims before and as of the Effective Date, taking into account any prior payments and after applying any retainers, and shall deliver such estimate to the Debtors and the Purchasers no later than ten calendar days after the Confirmation Date; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments and after applying any retainers; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total amount so estimated shall comprise the Professional Fee Escrow Amount. To the extent that any Accrued Professional Compensation Claims are satisfied after the funding of the Professional Fee Escrow Account with funds outside the Professional Fee Escrow Account, the Professional Fee Escrow Amount shall be reduced by the amount of such funds and such amount shall be returned as soon as practicable to the Debtors or Reorganized Debtors, as applicable.

4.                                      Consenting Senior Noteholders’ Professional Fees.

Pursuant to section 1129(a)(4) of the Bankruptcy Code, the Consenting Senior Noteholders’ Professional Fees shall be deemed to be Allowed Administrative Claims and shall be paid by the Debtors without the need for the Consenting Senior Noteholders to file an application or otherwise seek Bankruptcy Court approval.

5.                                      Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses of Professionals that have been formally retained in accordance with sections 327, 363, or 1103 of the Bankruptcy Code before the Confirmation Date; provided that (a) such fees relate to the implementation and Consummation of the Plan incurred by the Debtors through and including the Effective Date, (b) Professionals that charge on an hourly basis may only charge at their standard hourly rate, (c) Professionals that charge on a monthly basis may only charge at the monthly rate previously approved by the Bankruptcy Court, and (d) any success fee must be approved the Bankruptcy Court. For the avoidance of doubt, the foregoing provision shall not apply to the payment of any fees and expenses of professionals that have not been formally retained by the Debtors or a Committee before the Confirmation Date.

C.                                    Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, at the option of the Debtors or Reorganized Debtors, one of the following treatments: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

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D.                                    Statutory Fees.

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtors shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, Reorganized Maxcom shall pay the applicable U.S. Trustee fees for each of the Reorganized Debtors until the entry of a Final Decree in each such Debtor’s Chapter 11 Case or until each such Chapter 11 Case is converted or dismissed.

E.                                     Indenture Trustee Expenses.

On the Effective Date, the Reorganized Debtors shall pay all reasonable, documented, and unpaid fees of the Indenture Trustee, and reasonable, documented, unpaid out-of-pocket costs and expenses, including reasonable and documented fees and expenses of counsel, incurred by the Indenture Trustee through the Effective Date or incurred by the Indenture Trustee in connection with making distributions pursuant to the Plan, if any, except any such costs and expenses as may be attributable to the Indenture Trustee’s gross negligence or willful misconduct.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.                                     Classification of Claims and Interests.

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. All Claims and Interests, except for Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied before the Effective Date.

B.                                     Summary of Classification.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.E. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (note: many of such sub-Classes may be vacant).

Class	Claim/Interest	Status	Voting Rights
1	Other Secured Claims	Not Impaired	Deemed to Accept
2	Senior Notes Claims	Impaired	Entitled to Vote
3	Other Priority Claims	Not Impaired	Deemed to Accept
4	General Unsecured Claims	Not Impaired	Deemed to Accept
5	Intercompany Claims	Not Impaired	Deemed to Accept
6	Intercompany Interests	Not Impaired	Deemed to Accept
7	Equity Interests in Maxcom	Not Impaired	Deemed to Accept

C.                                    Treatment of Claims and Interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:

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1.                                      Class 1 - Other Secured Claims.

(a)                                 Classification: Class 1 consists of Other Secured Claims.

(b)                                 Treatment: Except to the extent that a Holder of an Allowed Claim in Class 1 agrees to a less favorable treatment of its Allowed Claim in Class 1, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 1, each such Holder shall receive, at the option of the Reorganized Debtors, either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing its Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	reinstatement of its Other Secured Claim; or

(iv)	other treatment rendering its Other Secured Claim Unimpaired.

(c)                                  Voting: Class 1 is not Impaired by the Plan, and each Holder of a Class 1 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.                                      Class 2 - Senior Notes Claims.

(a)                                 Classification: Class 2 consists of Senior Notes Claims.

(b)                                 Allowance: On the Effective Date and to the extent not previously Allowed by the Bankruptcy Court, the Senior Notes Claims shall be Allowed in the amounts set forth in Exhibit 1 to the Plan, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization, or offset.

(c)                                  Treatment: On the Effective Date, notwithstanding the aggregate amount of the Allowed Senior Notes Claims, and except to the extent that a Holder of an Allowed Claim in Class 2 agrees to a less favorable treatment of its Allowed Claim in Class 2, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 2, each such Holder shall receive solely its Pro Rata share of the following (which, in each case, shall not be subject to subordination, setoff, or surcharge under section 506(c) of the Bankruptcy Code):

(i)	the Step-Up Senior Notes (which include the Capitalized Interest Amount);

(ii)

Cash in the amount of unpaid interest accrued on the Senior Notes (A) from (and including) December 15, 2012 through (and excluding) April 15, 2013, at the rate of eleven (11) percent per annum, and (B) from (and including) June 15, 2013 through (and excluding) the Effective Date at the rate of six (6) percent per annum; and

(iii)	the Equity Subscription Rights.

(d)                                 Voting: Class 2 is Impaired by the Plan. Therefore, Holders of Class 2 Senior Notes Claims are entitled to vote to accept or reject the Plan.

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3.                                      Class 3 - Other Priority Claims.

(a)                                 Classification: Class 3 consists of Other Priority Claims.

(b)                                 Treatment: Except to the extent that a Holder of an Allowed Claim in Class 3 agrees to a less favorable treatment of its Allowed Claim in Class 3, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 3, each such Holder shall receive, at the option of the Reorganized Debtors, either:

(i)                                     payment in full in Cash; or

(ii)                                  other treatment rendering its Other Priority Claim Unimpaired.

(c)                                  Voting: Class 3 is not Impaired by the Plan, and each Holder of a Class 3 Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 Other Priority Claims are not entitled to vote to accept or reject the Plan.

4.                                      Class 4 - General Unsecured Claims.

(a)                                 Classification: Class 4 consists of General Unsecured Claims.

(b)                                 Treatment: Except to the extent that a Holder of an Allowed Claim in Class 4 agrees to a less favorable treatment of its Allowed Claim in Class 4, in exchange for full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 4, each such Holder shall receive one of the following treatments, at the option of the Reorganized Debtors:

(i)                                     payment of its General Unsecured Claim in the ordinary course of business; or

(ii)                                  payment of its General Unsecured Claim in full in Cash, including any interest, if applicable, as required by contract or applicable law, upon the latest of (A) the Effective Date, (B) the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, and (C) such other date as may be ordered by the Bankruptcy Court or another court of competent jurisdiction.

(c)                                  Voting: Class 4 is not Impaired by the Plan, and each Holder of a Class 4 General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 4 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

5.                                      Class 5 - Intercompany Claims.

(a)                                 Classification: Class 5 consists of Intercompany Claims.

(b)                                 Treatment: Each Intercompany Claim will be, at the election of the Reorganized Debtors, either:

(i)	released, waived, and discharged as of the Effective Date;

(ii)	contributed to the capital of the obligor Entity;

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(iii)	dividended; or

(iv)

remain unimpaired, as may be agreed to by the applicable Reorganized Debtor and the Holder of such Intercompany Claim subject to the requirements of and restrictions (including the relative ranking and priority of such Intercompany Claims) contained in the Step-Up Senior Notes Indenture.

(c)                                  Voting: Class 5 is not Impaired by the Plan, and each Holder of a Class 5 Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5 Intercompany Claims are not entitled to vote to accept or reject the Plan.

6.                                      Class 6 - Intercompany Interests.

(a)                                 Classification: Class 6 consists of Intercompany Interests.

(b)                                 Treatment: Intercompany Interests will not be cancelled and, solely to implement the Plan, will be addressed as set forth in Article IV.F.

(c)                                  Voting: Class 6 is not Impaired by the Plan, and each Holder of Class 6 Intercompany Interests is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 6 Intercompany Interests are not entitled to vote to accept or reject the Plan.

7.                                      Class 7 - Equity Interests.

(a)                                 Classification: Class 7 consists of Equity Interests.

(b)                                 Treatment: Subject to the Equity Tender Offer and the New Capital Contribution, Equity Interests shall be Reinstated.

(c)                                  Voting: Class 7 is not Impaired by the Plan, and each Holder of Class 7 Equity Interests is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Equity Interests are not entitled to vote to accept or reject the Plan.

D.                                    Special Provision Governing Claims that Are Not Impaired.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Claims that are not Impaired, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Claims that are not Impaired.

E.                                     Elimination of Vacant Classes.

Any Class of Claims or Interests that (a) does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing or (b) is entitled to vote on the Plan but with respect to which no Ballots are cast or no Ballots are deemed to be cast, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

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F.                                     Acceptance or Rejection of the Plan.

1.                                      Voting Classes.

Class 2 is Impaired under the Plan and is entitled to vote to accept or reject the Plan.

2.                                      Presumed Acceptance of the Plan.

Classes 1, 3, 4, 5, 6, and 7 are not Impaired under the Plan, and the Holders in such Classes are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

3.                                      Acceptance by an Impaired Class.

An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of a least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

G.                                    Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors may seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests, provided (i) to the extent such treatment adversely affects the rights of the Purchasers, it shall be only with the consent of the Purchasers and (ii) to the extent such treatment adversely affects the rights of the Holders of Senior Notes Claims, it shall be only with the consent of the Requisite Consenting Senior Noteholders.

H.                                    Subordinated Claims.

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, except as otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                     Sources of Cash for Plan Distributions.

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from Cash from the Debtors, including Cash from business operations, and the New Capital Contribution. Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan or the Step-Up Senior Notes Indenture.

B.                                     Equity Tender Offer and New Capital Contribution.

In connection with the restructuring contemplated by the Plan, the Purchasers have agreed, subject to the terms and conditions of the Agreements to Tender and the Recapitalization Agreement, to purchase equity interests

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in, and fund new capital to, Reorganized Maxcom through a two-step process: the Equity Tender Offer and the New Capital Contribution.

1.                                      Equity Tender Offer.

Subject to the satisfaction or waiver of the terms of the Recapitalization Agreement, to the extent not commenced prior to the Petition Date, the Purchasers will launch the Equity Tender Offer to purchase up to 100% of the Equity Interests.

Pursuant to the Agreements to Tender, the Committed Equity Holders have committed to tender approximately 44 percent of outstanding Equity Interests to the Purchasers. For the remaining Holders of Equity Interests, the Equity Tender Offer shall remain open for a minimum of twenty Business Days after (and including the day of) the commencement of the Equity Tender Offer and may be extended thereafter for additional periods of at least five Business Days, as may be required so that the Equity Tender Offer Expiration Date allows for the Equity Tender Offer Settlement Date to precede the Effective Date by at least four Business Days. As promptly as possible, following the Equity Tender Offer Expiration Date, but in no event later than three Business Days following the Equity Tender Offer Expiration Date, the Purchasers will accept for payment all Equity Interests validly tendered and not withdrawn pursuant to the Equity Tender Offer and cause the Equity Tender Offer Settlement Date to occur. On the Equity Tender Offer Settlement Date, the Purchasers shall, subject to the conditions provided in the Recapitalization Agreement, consummate the Equity Tender Offer and make payment for all Equity Interests accepted for payment.

Upon (a) the Equity Tender Offer being made in accordance with the terms and conditions of the Recapitalization Agreement and (b) provided that the requisite conditions have been satisfied or waived by the Purchasers, the Maxcom Board shall provide the written notice to cause the Equity Interests being held in escrow to be tendered in the Equity Tender Offer.

2.                                      New Capital Contribution.

On the Effective Date, the Purchasers shall make the New Capital Contribution to Reorganized Maxcom in exchange for newly issued shares of Common Stock at a “per share price” of Ps$ 2.90 per Certificados de Participación Ordinarios (or its equivalent for any other security which underlying value are Equity Interests), and Reorganized Maxcom shall issue to the Purchasers such number of shares of Common Stock equal to the amount of the New Capital Contribution divided by such “per share price.”

In accordance with applicable law in Mexico, Holders of Equity Interests will have the right to subscribe for shares of capital stock sufficient to maintain their existing ownership percentage.

The issuance of the new shares of Common Stock by Reorganized Maxcom in connection with the New Capital Contribution shall be authorized by a duly called shareholders meeting to be held at least three Business Days prior to the Effective Date.

Any and all of the equity interests issued in respect of the New Capital Contribution shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of such interests shall be governed by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

C.                                    Issuance of the Step-Up Senior Notes.

On the Effective Date, the Reorganized Debtors are authorized and shall issue to the Holders of the Senior Notes Claims the Step-Up Senior Notes and any other instruments, certificates, and other documents or agreements required to be issued, executed or delivered pursuant to the Plan, in each case without need for further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity. The issuance of the Step-Up Senior Notes shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting

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the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of this Plan, including the Step-Up Senior Notes Indenture, and any other agreement or document related thereto or entered into in connection therewith, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity (other than as expressly required by such applicable agreement). On the Effective Date, the guarantees, pledges, liens, and other security interests granted pursuant to the Step-Up Senior Notes Indenture and the Collateral Documents have been and are granted in good faith as an inducement to the Holders of the Senior Notes Claims to agree to the treatment contemplated by the Plan and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the respective Step-Up Senior Notes Indenture and Collateral Documents.

D.                                    Distribution of the Equity Subscription Rights.

On the Effective Date, Reorganized Maxcom is authorized to, and shall, promptly following the Effective Date, distribute the Equity Subscription Rights through the Equity Subscription Rights Agent to the Holders of Senior Notes Claims of record as of the Equity Subscription Rights Distribution Record Date without need for further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity, except for applicable law in Mexico. The Holders of Senior Notes Claims shall have the right, but not the obligation, to exercise their Equity Subscription Rights as set forth herein. The distribution of the Equity Subscription Rights and the issuance of Common Stock (in the form of (i) CPOs, (ii) American depositary shares, or (iii) common shares certificates) upon exercise of such Equity Subscription Rights shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered contemplated by or in furtherance of this Plan, including the Equity Subscription Rights, and any other agreement or document related thereto or entered into in connection therewith, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity (other than as expressly required by such applicable agreement).

The Equity Subscription Rights shall be exercisable in any amount up to the Exercise Limit for newly issued shares of Common Stock (in the form of (i) CPOs, (ii) American depositary shares, or (iii) common shares certificates) that are not subscribed for by Holders of Equity Interests of Maxcom or Reorganized Maxcom on or before the expiration of the preemptive rights period required pursuant to applicable law in Mexico. In the event the amount of Equity Subscription Rights exercised exceeds the amount of Equity Subscription Stock, the amount allocated to Holders of Equity Subscription Rights that have exercised such Equity Subscription Rights shall be subject to reduction on a Pro Rata basis relative to the number of shares of Common Stock that each such Holder elected to purchase pursuant to its Equity Subscription Rights.

A holder of an Equity Subscription Right may, at any time prior to midnight on the 45th day after the Effective Date (the “Expiration Date”), elect to exercise such right. To exercise an Equity Subscription Right, the holder shall (1) follow the procedures to be set forth in the form of Equity Subscription Right and (2) pay the applicable Equity Subscription Price by delivery to Reorganized Maxcom of an aggregate principal amount of the Step-Up Senior Notes with a VWAP Valuation equal to the aggregate Equity Subscription Price of the rights being exercised. Delivery of the Equity Subscription Price shall be made via DWAC, within five Business Days of the Expiration Date. The Equity Subscription Rights shall be transferrable subject to a transfer, to the same transferee, of an aggregate principal amount of Step-Up Senior Notes corresponding to the Exercise Limit and compliance with the procedures for notice and transfer set forth in the form of Equity Subscription Rights.

E.                                     Restructuring Transactions.

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other

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documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

F.                                     Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a Reorganized Debtor as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation or governing documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation or governing documents) are amended by the Plan or otherwise. Consequently, Intercompany Interests shall be retained, and the legal, equitable and contractual rights to which Holders of Intercompany Interests are entitled shall remain unaltered to the extent necessary to implement the Plan. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

G.                                    Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances, except for Liens securing the Step-Up Senior Notes. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.                                    Cancellation of Existing Securities.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date: (1) the Indenture, the Senior Notes, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of or ownership interest in the Debtors that are specifically Reinstated or otherwise not Impaired under the Plan) shall be deemed cancelled, discharged, and extinguished (a) with respect to all rights and obligations owed by any Debtor under any such indentures, instruments or similar agreements, and the Reorganized Debtors shall not have any continuing obligations thereunder and (b) except as provided below in this Article IV.H, with respect to the rights and obligations of the Indenture Trustee under the Indenture or similar agreements against (or to) the Holders of the Senior Notes Claims or any other Person except (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Purchasers, or (iv) with respect to (i), (ii), and (iii), any of their respective Affiliates; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of or ownership interests in the Debtors that are specifically Reinstated pursuant to the

21

Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of enabling Holders of Allowed Claims to receive distributions under the Plan as provided herein; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan. Solely for the purpose of clause (b) in the immediately preceding sentence, the following rights of the Indenture Trustee shall remain in effect after the Effective Date: (1) rights as Indenture Trustee and rights in connection with any other role under the Indenture and related agreements, including rights to payment of fees, expenses and indemnification obligations, including from property distributed hereunder to the Indenture Trustee, whether pursuant to the exercise of a charging lien or otherwise, (2) rights relating to distributions made to Holders of Allowed Senior Notes Claims by the Indenture Trustee from any source, including distributions hereunder, (3) rights relating to representation of the interests of the Holders of Senior Notes Claims by the Indenture Trustee in the Chapter 11 Cases to the extent not discharged or released hereunder or any order of the Bankruptcy Court, and (4) rights relating to participation by the Indenture Trustee in any proceedings or appeals related to the Plan. On and after the Effective Date, all duties and responsibilities of the Indenture Trustee shall be discharged unless otherwise specifically set forth in or provided for under the Plan. Notwithstanding anything in this Plan to the contrary, this Article IV.H shall not be amended, supplemented, or modified without the prior written consent of the Indenture Trustee.

I.                                         Corporate Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including: (1) the Equity Tender Offer and the New Capital Contribution; (2) selection of the directors and officers for the Reorganized Debtors; (3) implementation of the restructuring transactions contemplated by this Plan, as applicable; and (4) all other actions contemplated by the Plan (whether to occur before on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors (as applicable) shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV shall be effective notwithstanding any requirements under non-bankruptcy law. The issuance of the Common Stock in connection with the New Capital Contribution shall be exempt from the requirements of Section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

J.                                       New Corporate Governance Documents.

To the extent required by applicable law, on or immediately before the Effective Date, the Reorganized Debtors will file their respective New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. The New Corporate Governance Documents will prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Corporate Governance Documents as permitted by the laws of their respective states, provinces, or countries of incorporation and their respective New Corporate Governance Documents.

K.                                    Directors and Officers of the Reorganized Debtors and Reorganized Maxcom.

As of the Effective Date, the term of the current members of the board of directors of Maxcom shall expire, and the New Boards, as well as the officers of each of the Reorganized Debtors shall be appointed in accordance with the New Corporate Governance Documents of each Reorganized Debtor.

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On the Effective Date, the New Maxcom Board shall consist of 11 directors. In advance of the Confirmation Hearing, as part of the Plan Supplement the Debtors will disclose the identity and affiliations of any Person which the Purchasers have proposed to serve on the initial New Boards, as well as those Persons that serve as an officer of any of the Reorganized Debtors to the extent required by section 1129(a)(5) of the Bankruptcy Code. If any such director or officer is an “insider” as such term is defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed to the extent required by section 1129(a)(5) of the Bankruptcy Code. Each such director and officer shall serve from and after the Effective Date in accordance with the terms of the New Corporate Governance Documents.

L.                                      Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and Reorganized Maxcom, and the officers and members of the New Boards thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, including the Step-Up Senior Notes and the Equity Subscription Rights, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

M.                                  Management Incentive Program.

Before the Petition Date, the Debtors shall implement the Management Incentive Program to provide incentive payments to certain of the Debtors’ management, directors, and/or employees upon the satisfaction of certain EBITDA (earnings before interest, taxes, depreciation, and amortization) goals achieved during the Chapter 11 Cases. The Debtors will provide additional description of the Management Incentive Program in the Plan Supplement.

N.                                    Exemption from Certain Taxes and Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien, or other security interest, (2) the making or assignment of any lease or sublease, (3) any restructuring transaction authorized by the Plan, or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any restructuring transaction occurring under the Plan.

O.                                    D&O Liability Insurance Policies and Indemnification.

The Plan incorporates the obligations of the Debtors, the Reorganized Debtors, and the Purchasers, as applicable, under Section 5.9 (“Indemnification of Directors and Officers”) of the Recapitalization Agreement, including the provisions thereof described in this Article IV.O.

At or prior to the Equity Tender Offer Settlement Date, the Debtors shall, in consultation with the Purchasers, purchase “tail” directors’ and officers’ liability and fiduciary liability insurance policies which will provide coverage for a period of six years after the Equity Tender Offer Settlement Date (the “Tail Period”) for the Debtors’ current and former directors and officers on substantially the same terms and conditions as the policies currently maintained by the Debtors, including any existing directors’ and officers’ liability or fiduciary liability run off programs, for claims arising out of acts or conduct occurring on or before the Equity Tender Offer Settlement Date and effective for claims asserted prior to or during the Tail Period (and, with respect to claims made prior to or during such period, until final resolution thereof) (the “D&O Tail Coverage”); provided, however, that in no event

23

shall Reorganized Maxcom or its successor, whether by merger, consolidation, or otherwise, expend an amount in excess of 100% of the annual aggregate premium currently paid by Maxcom for such insurance policies (the “Maximum Premium”) for each individual year of the Tail Period; provided further, however, that if D&O Tail Coverage cannot be obtained in any given year of the Tail Period for the Maximum Premium, the Debtors or Reorganized Debtors, as applicable, shall consult with the Purchasers as to what amount should be paid to obtain D&O Tail Coverage, and the Purchasers shall have the right to direct the Debtors or the Reorganized Debtors, as applicable, to obtain D&O Tail Coverage for a premium in excess of the Maximum Premium as long as the aggregate amount of all premiums payable for such D&O Tail Coverage does not exceed six times the Maximum Premium.

For a period of six years from the Equity Tender Offer Settlement Date, Reorganized Maxcom shall, and the Purchasers shall cause Reorganized Maxcom to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of Maxcom’s and any of its subsidiary’s certificates of incorporation and by-laws or similar organization documents in effect immediately prior to the execution of the Recapitalization Agreement or in any indemnification agreements of Maxcom or its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to execution of the Recapitalization Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the execution of the Recapitalization Agreement were current or former directors, officers or employees of Maxcom or any of its subsidiaries; provided, however, that all rights to indemnification in respect of any action, claim, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

P.                                     Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, the preservation of Causes of Action described in the preceding sentence includes the Debtors’ right to object to Claims, including Administrative Claims. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors in their discretion. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.

The Reorganized Debtors reserve and shall retain the applicable Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. The applicable Reorganized Debtor through its authorized agents or representatives shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                     Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its

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own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease on the Rejected Executory Contracts and Unexpired Lease List, if any.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan or the Rejected Executory Contract and Unexpired Leases List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

B.                                     Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III, as applicable.

C.                                    Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

Claims or defaults arising or becoming due under any assumed Executory Contract or Unexpired Lease after the effective date of assumption of the applicable assumed Executory Contract or Unexpired Lease are to be paid in full in the ordinary course by the Debtors or Reorganized Debtors, as applicable, subject to the rights of the Debtors or Reorganized Debtors, as applicable to assert or apply, as applicable, any defenses, setoffs, credits, or discounts available under the applicable assumed Executory Contract or Unexpired Lease or under applicable non-bankruptcy law, and, for the avoidance of doubt, such Claims or defaults shall not be released, expunged, discharged, or enjoined by the Plan or the Confirmation Order and there shall be no need or requirement for the Holders of such Claims or defaults to file Administrative Claims. Nothing in the Plan releases or discharges the Debtors or the Reorganized Debtors from (1) obligations to fully satisfy Cure Claims on the Effective Date, or to the extent a dispute exists regarding the Cure Claim, upon entry of a Final Order resolving the dispute or upon mutual agreement between the Debtors or the Reorganized Debtors, as applicable, and the applicable counterparty, or (2) Claims, defaults, or obligations arising or becoming due under any assumed Executory Contract or Unexpired Lease after the effective date of assumption of the applicable assumed Executory Contract or Unexpired Lease pursuant to the terms thereof.

At least fourteen calendar days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption and proposed amounts of Cure Claims to the applicable third parties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors no later than four calendar days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or the proposed amount of the Cure Claim shall be deemed to have consented to such assumption and such Cure Claim and shall be forever barred, estopped, and enjoined from (1) challenging such assumption in any manner and (2) asserting any Claim in respect of such assumed Executory Contract or Unexpired Lease other than such Cure Claim.

In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of

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provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date of the Debtors or Reorganized Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.                                    Insurance Policies.

All of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, including the D&O Liability Insurance Policies, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, except as otherwise provided in the Rejected Executory Contract and Unexpired Lease List.

E.                                     Indemnification Provisions.

In accordance with and subject to the terms of the Recapitalization Agreement, pursuant to section 365 of the Bankruptcy Code or otherwise, and as of the Effective Date, the Debtors and Reorganized Debtors, as applicable, (if necessary to continue all Indemnification Provisions in full force) shall be deemed to have assumed all of the Indemnifications Provisions in place on or before the Effective Date for Claims related to or in connection with any actions, omissions, or transactions occurring before the Effective Date. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Indemnification Provisions. Notwithstanding anything to the contrary contained herein, (1) Confirmation shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the Indemnification Provisions, (2) each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed, and (3) as of the Effective Date, the Indemnifications Provisions shall be binding and enforceable against the Reorganized Debtors.

F.                                     Benefit Programs.

Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under this Article V, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors’ obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive Confirmation of the Plan, except for (i) Executory Contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 or 1129(a)(13) of the Bankruptcy Code) and (ii) Executory Contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors’ obligations, if any, to pay all “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code shall continue; provided further, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the Debtors or the Reorganized Debtors from modifying the terms and conditions of the retiree benefits as otherwise permitted by such plans and applicable nonbankruptcy law.

G.                                    Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

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Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.                                    Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 28 calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by assuming or rejecting such contract or lease.

I.                                         Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.                                       Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.                                     Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim), or, in each case, as soon as reasonably practicable thereafter, each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class and in the manner provided herein. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date; provided, however, that distributions on account of the Senior Notes Claims shall be made in accordance with Article VI.D below.

B.                                     Disbursing Agent.

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. To the extent the Disbursing Agent is one or more of the Reorganized Debtors, the Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

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C.                                    Rights and Powers of Disbursing Agent.

1.                                      Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.                                      Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent may be paid in Cash by the Reorganized Debtors.

D.                                    Distributions on Account of Senior Notes Claims.

The Indenture Trustee shall be deemed to be the Holder of the Claims arising under the Senior Notes for purposes of distributions to be made hereunder, and the Disbursing Agent shall make all distributions on account of such Claims to the Indenture Trustee for the benefit of the Holders of the Senior Notes Claims; provided, however, that for all other purposes, including the Third Party Release, the Indenture Trustee shall not be deemed to be the Holder of such Claims. The Indenture Trustee shall hold, direct, or arrange to deliver such distributions for the benefit of the Holders of such Allowed Claims; provided, however, that the Indenture Trustee shall retain all rights as indenture trustee, as applicable, under the Indenture in connection with the delivery of distributions in accordance with Article III.C.

E.                                     Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.                                      Delivery of Distributions.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Disbursing Agent, as appropriate: (a) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Disbursing Agent, as appropriate, after the date of any related Proof of Claim; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

2.                                      Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the later of (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or

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unclaimed property laws to the contrary), and the claim of any Holder to such property or interest in property shall be discharged of and forever barred.

3.                                      Minimum; De Minimis Distributions.

Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agent shall not be required to distribute Cash or other property to the Holder of any Allowed Claim or Allowed Interest if the amount of Cash or other property to be distributed on account of such Allowed Claim or Allowed Interest is less than $50. Any Holder of an Allowed Claim or Allowed Interest on account of which the amount of Cash or other property to be distributed is less than such amount shall have such Claim or Interest, as applicable, discharged and shall be forever barred from asserting such Claim or Interest against the Debtors, the Reorganized Debtors, or their respective property. Any Cash or other property not distributed pursuant to this provision shall be the property of the Reorganized Debtors.

F.                                     Manner of Payment.

1.                                      All distributions of Cash under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor (or Debtors).

2.                                      At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.                                    Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the issuance of the Step-Up Senior Notes and the Equity Subscription Rights (including any Common Stock that any Holder of Senior Notes Claims may acquire as a result of the exercise thereof) as contemplated by Article IV.C and Article IV.D. shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, the Step-Up Senior Notes and the Equity Subscription Rights (including any Common Stock that any Holder of Senior Notes Claims may acquire as a result of the exercise thereof) will be freely tradable in the U.S. by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, (2) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the Step-Up Senior Notes Indenture, and (3) any applicable regulatory approval.

H.                                    Section 3(a)(9) Exemption.

Section 3(a)(9) of the Securities Act provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” 15 U.S.C. § 77c(a)(9). In addition, by virtue of Section 18 of the Securities Act, section 3(a)(9) also provides that any state Blue Sky Law requirements shall not apply to such exchange. No commission or remuneration is being paid or given directly or indirectly for soliciting votes to accept or reject the Plan. Consequently, the Debtors believe that the solicitation of votes to accept or reject the Plan complies with Section 3(a)(9) of the Securities Act.

I.                                         Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Authority, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or

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establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

J.                                       Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

K.                                    Setoffs and Recoupment.

Except as otherwise provided for herein with respect to the Senior Notes Claims, the Debtors or the Reorganized Debtors may, but shall not be required to, set off against or recoup from any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Actions of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claims, rights, and Causes of Action that the Debtors or Reorganized Debtors may have against such Holder.

In no event shall any Holder of a Claim be entitled to set off any Claim against any Claim, right, or Cause of Action of a Debtor or a Reorganized Debtor, as applicable, unless such Holder has timely Filed a Proof of Claim with the Bankruptcy Court preserving such setoff.

L.                                      Claims Paid or Payable by Third Parties.

1.                                      Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, if the Holder of such Claim receives payment in full on account of such Claim from an Entity that is not a Debtor or Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from an Entity that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from an Entity that is not a Debtor or a Reorganized Debtor and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.                                      Claims Payable by Third Parties.

Other than with respect to the Senior Notes Claims, no distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

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3.                                      Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.                                     Allowance of Claims.

Except as (1) expressly provided herein, (2) expressly provided by any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), or (3) agreed to in writing by the Reorganized Debtor after the Effective Date (without any further notice to or action, order, or approval of the Bankruptcy Court), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code, under the Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim as of the Petition Date. All Claims of any Entity that owes money to the Debtors shall be disallowed unless and until such Entity pays, in full, the amount it owes the Debtors.

B.                                     Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C.                                    Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated in accordance with section 502(c) of the Bankruptcy Code for any reason, regardless of whether any Entity previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, the estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.                                    Adjustment to Claims Without Objection.

Any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.                                     Disallowance of Claims.

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549,

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or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims Filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit (or assume the agreement(s) providing such employee benefit are assumed under the Plan), without any further notice to or action, order, or approval of the Bankruptcy Court.

F.                                     No Distributions Pending Allowance.

If an objection to a Claim or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

G.                                    Distributions After Allowance.

Subject to Article VII.B, to the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

H.                                    No Interest.

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.                                     Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made on account of such Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

B.                                     Discharge.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions,

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rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code.

Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. Except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

This Article VIII.B shall apply to all Claims, whether or not: (1) a Proof of Claim based upon such Claim is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) such Claim is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such Claim has accepted the Plan.

C.                                    Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Other Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, simultaneously with the execution of the Collateral Documents in connection with the execution of the Step-Up Senior Notes Indenture and the issuance of the Step-Up Senior Notes as contemplated by Article IV.C, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall vest and revert to the Reorganized Debtor and its successors and assigns once the Collateral Documents are fully executed and the security interests created thereby are valid and perfected in form and substance satisfactory to counsel for the Consenting Senior Noteholders. In addition, the Indenture Trustee shall execute and deliver all documents to evidence the release of mortgages, deeds of trust, Liens, pledges, and other security interests related to the Senior Notes and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

D.                                    Debtor Release.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date of the Plan, to the extent permitted by applicable laws, the Released Parties are hereby expressly, unconditionally, irrevocably, generally, and individually and collectively released, acquitted, and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all actions, Claims, Avoidance Actions, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted or that could possibly have been asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or each of their respective Affiliates (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, ever had, now has, or hereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or

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contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, solicitation, or preparation of the Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, the Recapitalization Agreement, the Agreements to Tender, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors, taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud, or gross negligence, in each case as determined by Final Order of a court of competent jurisdiction; provided, however, that nothing in this Article VIII.D shall release the Debtors, the Reorganized Debtors, or any of their affiliates, as applicable, from their obligations under the Restructuring Support Agreement, the Recapitalization Agreement or the Agreements to Tender.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Article VIII.D; (3) in the best interests of the Debtors and Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim or Causes of Action released pursuant to the Debtor Release.

E.                                     Third Party Release.

As of the Effective Date of the Plan, to the extent permitted by applicable law, each Releasing Party shall be deemed to have expressly, unconditionally, irrevocably, generally, and individually and collectively, released, acquitted, and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all actions, Claims, Interests, Liens, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted or that could possibly have been asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that such Entity (whether individually or collectively) ever had, now has, or hereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, solicitation, or preparation of the Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, the Recapitalization Agreement, the Agreements to Tender, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud, or gross negligence, in each case, as determined by Final Order of a court of competent jurisdiction.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Article VIII.E; (3) in the best interests of the Debtors and Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Third Party Release from asserting any claim or Cause of Action released pursuant to the Third Party Release.

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F.                                     Liabilities to, and Rights of, Governmental Authorities.

Nothing in the Plan or Confirmation Order shall discharge, release, or preclude: (1) any liability to a Governmental Authority that is not a Claim; (2) any Claim of a Governmental Authority arising on or after the Confirmation Date; (3) any liability to a Governmental Authority on the part of any Entity other than the Debtors or Reorganized Debtors; (4) any valid right of setoff or recoupment by a Governmental Authority; or (5) any criminal liability; and nothing in the Plan or Confirmation Order shall enjoin or otherwise bar any Governmental Authority from asserting or enforcing, outside the Bankruptcy Court, any such liability. The discharge and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar any Governmental Authority from, after the Confirmation Date, pursuing any police or regulatory action.

G.                                    Exculpation.

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any (1) Exculpated Claim and (2) any obligation, Cause of Action, or liability for any Exculpated Claim, except for those that result from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence, or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

H.                                    Injunction.

FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN THIS ARTICLE VIII, THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION, OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST, OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO THIS ARTICLE VIII.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT, OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.D OR ARTICLE VIII.E, DISCHARGED PURSUANT TO ARTICLE VIII.B, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.G ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING IN ANY JURISDICTION ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR ESTATE OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM RELEASED PARTIES OR EXCULPATED PARTIES OR AGAINST THE PROPERTY OR ESTATES OF RELEASED PARTIES OR EXCULPATED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE CONFIRMATION DATE, AND NOTWITHSTANDING AN INDICATION IN A PROOF OF CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO SECTION 553 OF THE BANKRUPTCY CODE OR OTHERWISE;

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(5) EXCHANGING OR OTHERWISE TRANSFERRING ANY SENIOR NOTES WHETHER IN ACCORDANCE WITH THE INDENTURE OR OTHERWISE; (6) AUTHENTICATING, DELIVERING, OR FACILITATING THE DELIVERY OF ANY CERTIFICATE OR OTHER DOCUMENTS EVIDENCING A HOLDER’S INTEREST IN THE SENIOR NOTES, EXCEPT IN ACCORDANCE WITH ARTICLE VI.D; AND (7) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

ANY ENTITY INJURED BY ANY WILLFUL VIOLATION OF SUCH INJUNCTION MAY RECOVER ACTUAL DAMAGES, INCLUDING COSTS AND ATTORNEYS’ FEES AND, IN APPROPRIATE CIRCUMSTANCES, MAY RECOVER PUNITIVE DAMAGES FROM THE WILLFUL VIOLATOR.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY, OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

ALL ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS, OR ANY ACT OR OMISSION, TRANSACTION, OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

I.                                         Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.                                     Conditions Precedent to Confirmation.

It shall be a condition to Confirmation that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C:

1.                                      the Disclosure Statement in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and the Purchasers shall have been approved by the Bankruptcy Court;

2.                                      the final version of the Plan Supplement, including all of the schedules, documents, and exhibits contained therein, shall be (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers;

3.                                      the Bankruptcy Court shall have entered the Confirmation Order (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers;

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4.                                      the Approval Order shall be a Final Order; and

5.                                      the Recapitalization Agreement shall be in full force and effect and shall not have been terminated or amended in any manner inconsistent with the Restructuring Support Agreement.

B.                                     Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C:

1.                                      the Confirmation Order shall, among other things, (a) have been duly entered and be a Final Order confirming the Plan for each of the Debtors, and (b) include a finding by the Bankruptcy Court that the issuance of the Step-Up Senior Notes, the Equity Tender Offer, the New Capital Contribution, the Equity Subscription Rights, and any related transactions will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code;

2.                                      the Equity Tender Offer shall have been consummated;

3.                                      simultaneously with the Effective Date, the New Capital Contribution shall have been consummated in an amount not less than required under the Recapitalization Agreement;

4.                                      each of the Collateral Documents shall have been executed and the security interests created thereby shall be valid;

5.                                      no Governmental Authority shall have issued any ruling or order enjoining the Consummation in a way that cannot be reasonably remedied by the Debtors or the Reorganized Debtors in a manner that is (a) reasonably satisfactory to the Requisite Consenting Senior Noteholders and (b) satisfactory to the Purchasers;

6.                                      all necessary consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Debtors to consummate the Plan shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the Plan shall have occurred;

7.                                      any amendments, modifications, or supplements to the Plan (including the Plan Supplement), including pursuant to Article XII.K, if any, shall be (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers;

8.                                      the Step-Up Senior Notes Indenture shall be consistent with the Description of Step-Up Senior Notes in all respects and shall otherwise be in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and the Purchasers;

9.                                      the Collateral Documents shall be in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and the Purchasers; provided, however, that the mortgages on the assets and properties owned by the Debtors shall be consistent in all material respects with the mortgages related to the Indenture;

10.                               all actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required Entities and, to the extent required, Filed with the applicable Governmental Authorities in accordance with applicable laws; and

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11.                               the Recapitalization Agreement shall be in full force and effect and shall not have been terminated.

C.                                    Waiver of Conditions.

The Debtors, with the prior written consent of (1) the Requisite Consenting Senior Noteholders, which consent shall not be unreasonably withheld, and (2) the Purchasers, may waive any of the conditions to Confirmation or Consummation set forth in Article IX at any time, without any notice and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and without any formal action other than proceeding to confirm or consummate the Plan.

D.                                    Effect of Failure of Conditions.

Other than the allowance of the Senior Notes Claims as described in Article III.C.2 of the Plan, if the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.                                     Modification and Amendments.

Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify the Plan with the reasonable consent of the Requisite Consenting Senior Noteholders and the consent of the Purchasers (subject to the terms of the Restructuring Support Agreement and the Recapitalization Agreement, as applicable) whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the reasonable consent of the Requisite Consenting Senior Noteholders and the consent of the Purchasers, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.                                     Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.                                    Revocation or Withdrawal of Plan.

Subject to the rights afforded to the Purchasers in the Approval Order, the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, or any other

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Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

A.                                     Exclusive Jurisdiction.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, and except with respect to matters set forth in Article XI.B, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.                                      allow, disallow, classify, estimate, or establish the priority of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the status, priority, amount, or allowance of Claims or Interests;

2.                                      decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.                                      resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable, and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V, the Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (c) any dispute regarding whether a contract or lease is or was executory, expired, or terminated;

4.                                      ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.                                      adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.                                      adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.                                      enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

8.                                      enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.                                      resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with Consummation, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.                               issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

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11.                               resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII, and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.                               resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid;

13.                               resolve any cases, controversies, suits, disputes, or Causes of Action with respect to any Claims arising under or in connection with the Senior Notes asserted by any current or former Holder of Senior Notes against the Reorganized Debtors;

14.                               enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.                               determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, or the Confirmation Order;

16.                               enter an order or Final Decree concluding or closing any of the Chapter 11 Cases;

17.                               adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.                               consider any modifications of the Plan in accordance with applicable law, to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.                               hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising in connection with the implementation of the agreements, documents, or instruments executed in connection with the Plan;

20.                               hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.                               hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in connection with and under the Plan, including under Article VIII;

22.                               enforce all orders previously entered by the Bankruptcy Court, resolve any cases, controversies, suits, or disputes that may arise in connection with any entity’s rights arising from or obligations incurred in connection with the Plan; and

23.                               hear any other matter not inconsistent with the Bankruptcy Code.

B.                                     Non-Exclusive Jurisidiction.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction to:

1.                                      determine or liquidate or establish the Secured or unsecured status, or amount of any Claim or Interest; and

2.                                      resolve any matters related to any potential contractual obligation under any Executory Contract or Unexpired Lease.

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C.                                    New Senior Notes Indenture.

Notwithstanding anything in this Article XI to the contrary, any disputes arising under the New Senior Notes Indenture or the Collateral Documents will be governed by the jurisdictional provisions therein.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.                                     Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Confirmation Order shall govern and control.

B.                                     Immediate Binding Effect.

Subject to Article IX.B and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan or are held by a Holder entitled to vote to accept or reject the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

C.                                    Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents (1) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (2) in form and substance acceptable to the Purchasers, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

D.                                    Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any Committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by any statutory committees, including any Committee, after the Effective Date.

E.                                     Approval Order

Notwithstanding anything to the contrary herein, nothing in the Plan or the Confirmation Order shall modify the terms of the Approval Order, which shall remain in full force and effect.

F.                                     Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders before the Effective Date.

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G.                                    Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

H.                                    Notices.

To be effective, all notices, requests, and demands to or upon the Debtors, the Consenting Senior Noteholders, and the Purchasers shall be in writing (including by facsimile transmission). Unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed to the following:

If to the Debtors:

Alarcón Espinosa Abogados, S.C.

Guillermo González Camarena, 1100, 3er piso

México, DF 01210

Attention: Gonzalo Alarcón I.

E-mail address: ga@aeabogados.com

With copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Marc Kieselstein (marc.kieselstein@kirkland.com ) and Daniel R. Hodgman

(daniel.hodgman@kirkland.com)

If to the Consenting Senior Noteholders:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Facsimile: (212) 225-3999

Attention: Richard J. Cooper (rcooper@cgsh.com) and Lisa Schweitzer (lschweitzer@cgsh.com)

If to the Purchasers:

VENTURA CAPITAL PRIVADO S.A. DE C.V.

Paseo de Tamarindos No. 400 Torre B, Piso 25

Col. Bosque de las Lomas

CP. 05120 Cuajimalpa.

México, D.F.

México

Facsimile: (5255) 5003 0910

Attention: Javier Molinar Horcasitas

and

BANCO INVEX S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, INVEX GRUPO FINANCIERO

Torre Esmeralda I. Blvd. Manuel Ávila Camacho no. 40, piso 7

Colonia Lomas de Chapultepec, C.P.

42

11000, Distrito Federal México.

Facsimile: (5255) 5350 3399

Attention: Mr. Pedro Izquierdo Rueda

With copies to:

Jones Day México, S.C.

Bosque de Alisos 47B primer piso México, D.F. 05120

Attention: Fernando de Ovando

Facsimile: (5255) 3000 4040

E-mail: fdeovando@jonesday.com

and

Paul Hastings LLP

75 East 55th Street

New York, New York, 10011

United States

Attention: Luc A. Despins, Joy Gallup, Michael Fitzgerald

Facsimile: +1 212-230-7642

Email: lucdespins@paulhastings.com; joygallup@paulhastings.com; michaelfitzgerald@paulhastings.com

After the Effective Date, the Reorganized Debtors may, in their sole discretion, notify Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

I.                                         Entire Agreement.

Except as otherwise indicated in the Plan or the Plan Supplement, as applicable, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.                                       Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Notice and Claims Agent at [                             ] or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.                                    Severability of Plan Provisions.

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) non-severable and mutually dependent.

43

L.                                      Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and the Purchasers, as applicable, and each of the Debtors’ and the Purchasers’ respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

M.                                  Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order necessary to close the Chapter 11 Cases.

[Remainder of page intentionally left blank.]

44

Dated:	July 3, 2013
Wilmington, Delaware

Maxcom Telecomunicaciones, S.A.B. de C.V., on behalf of itself and each of the other Debtors

		By:	/s/ Gonzalo Alarcón I.

Name: Gonzalo Alarcón I.
Authorized Signatory

COUNSEL:

Laura Davis Jones (DE Bar No. 2436)

James E. O’Neill (DE Bar No. 4042)

PACHULSKI STANG ZIEHL & JONES LLP

919 North Market Street, 17th Floor

P.O. Box 8705

Wilmington, Delaware 19899-8705 (Courier 19801)

Telephone:	(302) 652-4100
Facsimile:	(302) 652-4400
Email:	ljones@pszjlaw.com
joneill@pszjlaw.com

- and -

Marc Kieselstein, P.C. (pro hac vice admission pending)

Adam Paul (pro hac vice admission pending)

Daniel R. Hodgman (pro hac vice admission pending)

KIRKLAND & ELLIS LLP

300 N. LaSalle

Chicago, Illinois 60654

Telephone:	(312) 862-2000
Facsimile:	(312) 862-2200
Email:	marc.kieselstein@kirkland.com
adam.paul@kirkland.com
daniel.hodgman@kirkland.com

Proposed Co-Counsel to the Debtors and Debtors in Possession

Exhibit 1

Allowance of Senior Notes Claims(2)

The Senior Notes Claims shall be Allowed in the following amounts:

(i)                               the outstanding principal amount under the Senior Notes of $177,107,000;

(ii)                             the amount of unpaid interest accrued on the Senior Notes from (and including) December 15, 2012 through (and excluding) the Effective Date at the applicable contractual rate under the Indenture;

(iii)                         all amounts payable by the Debtors to the holders of the Senior Notes under the Indenture (including, without limitation, pursuant to Sections 3.10, 4.19, and 13.01 thereof);

(iv)                        all amounts payable by the Debtors to the Collateral Agent (as defined in the Indenture) from time to time under the Indenture and the Collateral Documents (as defined in the Indenture); and

(v)                           all amounts payable by the Debtors to the Indenture Trustee from time to time under the Indenture.

(2)          Unless otherwise noted, capitalized terms not defined herein have the meanings ascribed to them in the Joint Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code to which this document is attached as an exhibit.

2

EXHIBIT 2

Description of Step-Up Senior Notes

FINAL

DESCRIPTION OF THE STEP-UP SENIOR NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this Description of the Step-Up Senior Notes, the word “Company” refers only to Maxcom Telecomunicaciones, S.A.B. de C.V. (a sociedad anónima bursátil de capital variable incorporated under the laws of the United Mexican States or Mexico) and not to any of its subsidiaries. All references to “U.S.$” or “dollars” are to U.S. dollars.

The Company will issue the Step-Up Senior Notes, or new notes, under an indenture among itself, the subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, transfer agent, paying agent and registrar, pursuant to the Plan.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the new notes. Copies of the indenture will be available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the New Notes and the Note Guarantees

The new notes:

•                  will be general obligations of the Company;

•                  will secured by a first-priority lien on the Collateral;

•                  will be pari passu in right of payment to all senior existing and future Indebtedness of the Company, and junior to certain obligations preferred by statute, such as tax and labor obligations;

•                  will be effectively junior in right of payment to any secured Indebtedness of the Company to the extent of the assets securing such Indebtedness (subject to “—Security” below);

•                  will be senior in right of payment to any future subordinated Indebtedness of the Company, and will be unconditionally guaranteed by the subsidiary guarantors; and

•                  will rank senior in right of payment to all of the subsidiary guarantors’ existing and future subordinated indebtedness.

Principal, Maturity and Interest

The Company will issue the new notes pursuant to the terms and conditions of the Plan. The new notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase the new notes. (See “—Additional Notes”.) The Company will issue new notes in denominations of U.S.$           and integral multiples of U.S.$           in excess thereof. The new notes will mature on June 15, 2020.

Interest on the new notes will accrue from the Issue Date and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2013. The new notes will accrue interest from the Issue Date until June 14, 2016 at the rate of 6% per annum. From June 15, 2016 until June 14, 2018, the new notes will accrue interest at the rate of 7% per annum. From June 15, 2018 until the date of maturity, the new notes will accrue interest at the rate of 8% per annum. Interest on overdue principal and interest will accrue at a rate that is 2% higher than the then applicable interest rate on the new notes. The Company will make each interest payment to the holders of record on the June 1 and December 1 immediately preceding the applicable interest payment date.

Interest on the new notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If the due date for payment of any amount in respect of principal or interest on any of the new notes is not a Business Day, the holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day and shall not be entitled to any further interest or other payment in respect of any such delay.

If money for the payment of principal or interest remains unclaimed for two years, the trustee and/or the paying agent will, upon written request therefore from the Company or the applicable subsidiary guarantor, pay the money back to the Company. After that, holders entitled to money must look to the Company for payment as general creditors unless the applicable law designates another person.

Methods of Receiving Payments on the New Notes

If a holder of new notes has given wire transfer instructions to the Company, the Company will pay or cause to be paid all principal, interest, Additional Amounts and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the new notes will be made at the office or agency of the paying agent and registrar or other place of payment unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the New Notes

The trustee will initially act as paying agent and registrar for the new notes. The Company may change the paying agent or registrar without prior notice to the holders of the new notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of new notes. Holders will be required to pay all taxes due on transfer or other similar governmental charges payable in connection therewith. The Company will not be required to transfer or exchange any new note selected for redemption. Also, the Company will not be required to transfer or exchange any new note for a period of 15 days before a selection of new notes to be redeemed.

Security

Collateral

The new notes are secured by first-priority Liens (subject to Collateral Permitted Liens), pursuant to:

(1)                                 mortgages on certain assets and properties owned by the Company and its Restricted Subsidiaries;

(2)                                 an intercompany indebtedness pledge and subordination agreement, as well as any ancillary agreements required to implement such intercompany indebtedness pledge and subordination agreement in full; and

(3)                                 the Intercompany Subordination and Credit Agreement and Intercompany Trust Agreement (including provisions for the subordination of, and a third party beneficiary right (estipulación a favor de tercero) in connection with, all Intercompany Indebtedness), which, in each case, shall be reasonably satisfactory in form and substance to the Requisite Consenting Senior Noteholders and the Purchasers (collectively clauses (1) through (3), the “Collateral Documents”) entered into from time to time by the Company and its Restricted Subsidiaries and Deutsche Bank Trust Company Americas, as collateral agent (the “Collateral Agent”) for the benefit of the holders of the new notes from time to time.

The Company will cause to be created and perfected first-priority Liens on all its existing and future fixed assets which constitute telecommunication network comprised of switches, fiber optic and copper networks, radio and electronic equipment, computers and engineering equipment, transportation equipment and office furniture as set forth on its consolidated balance sheet under “Telephone Network Systems and Equipment”, in each case owned by the Company or any Restricted Subsidiary on the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date and all proceeds from the sale of any of the foregoing (collectively, and together with any assets that may be pledged from time to time, the “Collateral”).

The Liens created will be governed by Mexican law and remedies including foreclosure will be subject to Mexican law. Pursuant to the provisions of each mortgage, the Company and its Restricted Subsidiaries will retain possession and use and have the right to exploit and dispose of the Collateral, including proceeds in respect thereof, subject to Liens under such mortgages, in the ordinary course of their business, in each case unless and until the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, instructs otherwise or takes other enforcement action in accordance with the terms of the Collateral Documents. Prior to an Event of Default, cash constituting Collateral by virtue of being proceeds under any mortgage (other than Net Proceeds from a Collateral Asset Sale or an Event of Loss) may be used or applied as contemplated under “— Use of the Collateral” and upon such use or application such cash shall not be deemed to be collateral.

Use of the Collateral

Subject to the terms and conditions of the indenture and the Collateral Documents, the Company will be entitled, unless an Event of Default has occurred and is continuing and the Collateral Agent has given contrary instructions in accordance with the terms of the Collateral Documents, to generally remain in possession of and to retain exclusive control over the Collateral (other than any amounts that are the proceeds of a Collateral Asset Sale or an Event of Loss relating to the Collateral), to freely operate the Collateral, to replace the Collateral and to sell or otherwise dispose of Collateral (including, with respect to cash constituting Collateral by virtue of being proceeds under any mortgage), and to collect, invest and dispose of any income in respect of any Collateral, in each case in the ordinary course of the Company’s business. See “Enforcement and Disposition of Collateral” below.

Termination and Reinstatement of the Collateral

Upon the full and final payment and performance by the Company and the subsidiary guarantors of the Obligations under the new notes, the indenture and the Collateral Documents will terminate and the Liens on all of the Collateral will be released. The Collateral Agent will release the Liens in favor of the Collateral Agent in any Collateral to be sold pursuant to a Collateral Asset Sale or, in the case of certain obsolete or other assets, to be disposed of in a transaction not considered a Collateral Asset Sale pursuant to clause (i) of the exclusion to the definition thereof; provided that such transaction shall be subject to the provisions under the sub-heading “— Repurchase at the Option of Holders—Asset Sales and Events of Loss”. The Company may use the Net Proceeds of a Collateral Asset Sale to purchase Replacement Collateral to be made part of the Collateral or make an offer to repurchase notes.

Enforcement and Disposition of Collateral

The indenture and the Collateral Documents provide that, upon the occurrence and during the continuation of an Event of Default:

•                  the Collateral Agent shall be entitled to cancel any lease agreement entered into by each Restricted Subsidiary owning real property subject to a mortgage; and

•                  the Collateral Agent may, without notice, enter upon all or any portion of the Company’s and its Restricted Subsidiaries’ premises that comprises the Collateral to inspect the Collateral and may exercise other rights with respect to the Collateral under applicable law.

For so long as an Event of Default has occurred and is continuing, and subject to certain limitations, the Collateral Agent may be directed in writing by the noteholders of the new notes, through the trustee for the new notes, to take (or to refrain from taking) such action or exercise such power only upon the written instruction of the noteholders of at least 25% in aggregate principal amount of the new notes then outstanding and if such holders have offered to the Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense, and provided always that if the Collateral Agent receives conflicting instructions, those supported by noteholders representing a greater aggregate principal amount will prevail.

The cash proceeds of sales of, or collections on, any Collateral received upon the exercise of remedies, including pursuant to a bankruptcy proceeding, will be applied pursuant to the Collateral Documents in the following order of priority:

•                  first, to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the collateral agent under the Collateral Documents and to the unpaid fees, expenses, reimbursements and indemnifications of the Collateral Agent;

•                  second, to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the trustee for the new notes, to the extent relating to their activities in connection with the Collateral Documents;

•                  third, to the payment of principal under the new notes, excluding any premium, interest, penalty or other amounts in respect thereof, on a pro rata basis and subject to the limitations provided below;

•                  fourth, to the payment of accrued and unpaid interest under the new notes;

•                  fifth, to the payment of any other obligations under the new notes; and

•                  sixth, to the Company and its Restricted Subsidiaries or to whomever else may lawfully be entitled to receive such proceeds or as a court of competent jurisdiction may direct.

No appraisal of any of the Collateral has been prepared by or on behalf of the Company in connection with the issuance and sale of the new notes or otherwise. There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Collateral Documents would be sufficient to satisfy payments due in respect of the new notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. The exercise of remedies may be restricted or limited with respect to some or all of the Collateral. In addition, certain of the Collateral may be subject to additional legal or other restrictions that may inhibit or significantly delay its disposition. Accordingly, there can be no assurance that the Collateral can be disposed of in a short period of time, or at all.

Release of Liens in Respect of New Notes

The Collateral Agent’s priority Liens upon the Collateral will no longer secure the new notes outstanding under the indenture, the note guarantees or any other Obligations under the indenture, and the right of the Holders of the new notes and such Obligations to the benefits and proceeds of the Collateral Agent’s priority Liens on the Collateral will terminate and be discharged, in which case the Collateral Agent shall execute and allow the Company to file all required documents provided to it, at the Company’s sole cost and expense, to effectuate the release of the Collateral Agent’s Liens upon the Collateral upon the receipt by the Collateral Agent from the trustee of written notice as to:

(1)                                 satisfaction and discharge in accordance with the indenture;

(2)                                 a Legal Defeasance or Covenant Defeasance of the new notes in accordance with the indenture;

(3)                                 payment in full and discharge of all new notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the new notes are paid in full and discharged (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time); or

(4)                                 such termination or discharge, in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the indenture.

Note Guarantees

The new notes will be guaranteed by each of the Company’s current and future Subsidiaries, other than Unrestricted Subsidiaries. These note guarantees will be unconditional joint and several obligations of the subsidiary guarantors.

A subsidiary guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such subsidiary guarantor is the surviving Person) another Person, other than the Company or another subsidiary guarantor, unless:

(1)                                 immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)                                 either:

(a)                                 the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that subsidiary guarantor under the indenture and its note guarantee pursuant to a supplemental indenture and appropriate documents satisfactory to the trustee; or

(b)                                 the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The new note guarantee of a subsidiary guarantor will be released:

(1)                                 in connection with any sale or other disposition of all or substantially all of the assets of that subsidiary guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company otherwise permitted by the indenture;

(2)                                 in connection with any sale or other disposition of all of the Capital Stock of that subsidiary guarantor owned by the Company and its subsidiaries to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company otherwise permitted by the indenture;

(3)                                 if the Company designates any Restricted Subsidiary that is a subsidiary guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)                                 upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales and Events of Loss.”

Additional Notes

Subject to the covenants described below, the Company may issue notes under the indenture having the same terms in all respects as the new notes except that interest will accrue on the additional notes from their date of issuance. The new notes offered hereby and any additional notes would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the new notes.

However, if additional notes that are treated as part of a single class under the indenture with the new notes offered hereby are not fungible with the new notes offered hereby for U.S. federal income tax purposes such additional notes will be assigned a CUSIP, ISIN and common code different from those assigned to the new notes offered hereby.

Optional Redemption

At any time prior to June 15, 2017 the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of new notes issued under the indenture at a redemption price of 106% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date, using cash in an amount up to the amount of the net cash proceeds of a sale of common Equity Interests (other than Disqualified Stock) of the Company; provided that:

(1)                                 at least 65% of the aggregate principal amount of new notes originally issued under the indenture (excluding new notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)                                 the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

At any time prior to June 15, 2017, the Company may also redeem all or a part of the new notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of new notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest and Additional Amounts, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of new notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after June 15, 2017, the Company may redeem all or a part of the new notes upon not less than 30 nor more than 60 days’ written notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Amounts, if any, on the new notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning in the years indicated below, subject to the rights of holders of new notes on the relevant record date to receive interest on the relevant interest payment date:

Period	Percentage
June 15, 2017 through June 14, 2018	103.0%
June 15, 2018 through June 14, 2019	101.5%
June 15, 2019 and thereafter	100.0%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the new notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the new notes. The Company may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of new notes will have the right to require the Company to repurchase all or any part (equal to U.S.$          or integral multiples of U.S.$            above U.S.$           ) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of new notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, on the new notes repurchased to the date of purchase, subject to the rights of holders of new notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following the date on which a Change of Control occurs, the Company will mail, by first-class mail, a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the new notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)                                 accept for payment all notes or portions of new notes properly tendered pursuant to the Change of Control Offer;

(2)                                 deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of new notes properly tendered; and

(3)                                 deliver or cause to be delivered to the trustee the new notes properly accepted together with an officers’ certificate stating the aggregate principal amount of new notes or portions of new notes being purchased by the Company.

The paying agent will promptly mail to each holder of new notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the new notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the new notes to require that the Company repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or if a notice of redemption is given pursuant to the provisions under the caption “—Optional Redemption” and the redemption described therein is effected in accordance therewith.

If a Change of Control Offer is required to be made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the new notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Neither the Board of Directors of the Company nor the trustee may waive the covenant relating to a holder’s right to require the purchase of new notes upon a Change of Control. Restrictions in the indenture described herein on the ability of the Company and the Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require the purchase of the new notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require the Company to repurchase its new notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales and Events of Loss

Non-Collateral Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                 The Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of as determined in good faith by the Company’s Board of Directors (including as to the value of all non-cash considerations); and

(2)                                 at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash and is received at the time of such dispositions. For purposes of this provision, each of the following will be deemed to be cash:

(a)                                 Cash Equivalents;

(b)                                 any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the new notes or any note guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement in which the transferee releases the Company or such Restricted Subsidiary from further liability; and

(c)                                  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 30 days following the closing of such Asset Sale, to the extent of the cash received in that conversion; and

(d)                                 any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration previously received pursuant to this clause (d), not to exceed 1% of Total Assets at the time of the receipt of such. Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)                                 to permanently repay any Indebtedness, other than subordinated Indebtedness or any Indebtedness of a Subsidiary that is not a subsidiary guarantor and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)                                 to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company; or

(3)                                 to purchase long-term property or assets or make a capital expenditure used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Collateral Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate a Collateral Asset Sale, unless:

(a)                                 the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Collateral Asset Sale at least equal to the Fair Market Value of such Collateral;

(b)                                 with respect to each such Collateral Asset Sale, the Company delivers an officers’ certificate to the trustee dated no more than 15 days prior to the date of consummation of the relevant Collateral Asset Sale, certifying that such sale complies with clause (a) above;

(c)                                  at least 75% of the consideration received for the Collateral sold by the Company or its Restricted Subsidiaries, as the case may be, shall be in the form of cash or Cash Equivalents received at the time of such Collateral Asset Sale; provided that any other consideration received for such Collateral shall constitute Collateral pursuant to appropriate Collateral Documents to which the owner thereof is a party; and

(d)                                 the Net Proceeds therefrom shall be paid directly by the purchaser thereof to the Collateral Agent, as additional Collateral.

In the case of any Collateral Asset Sale, the Company, within 360 days from the date of consummation of a Collateral Asset Sale, may apply all of the Net Proceeds therefrom to purchase or otherwise invest in Replacement Collateral. Any such Net Proceeds not so applied will be applied to make an Asset Sale Offer in accordance with the terms described below under “—Asset Sale Offer”. In the case of a Collateral Asset Sale that represents all or substantially all of the Collateral, all of the Net Proceeds therefrom will be immediately applied to make an Asset Sale Offer in accordance with the terms described below under “—Asset Sale Offer”.

Events of Loss. If the Company or a Restricted Subsidiary suffers an Event of Loss, the Net Proceeds therefrom will be paid directly by the party providing such Net Proceeds to the Collateral Agent, pursuant to the applicable Collateral Document, as additional Collateral. As any portion or all of the Net Proceeds from any such Event of Loss are received by the Collateral Agent, the Company may apply all of such amount or amounts, as received, together with all interest earned thereon, individually or in combination, (1) to purchase or otherwise invest in Replacement Collateral and (2) to restore the relevant Collateral. In the event that the Company elects to restore the relevant Collateral pursuant to the foregoing clause (2), within 180 days of receipt of such Net Proceeds from an Event of Loss, the Company will:

(1)                                 give the trustee irrevocable written notice of such election, and

(2)                                 enter into a binding commitment to restore such Collateral, a copy of which will be supplied to the trustee, and will have 360 days from the date of such binding commitment to complete such restoration, which will be carried out with due diligence. The Company will take such action, at its sole expense, as may be required to ensure that the Collateral Agent has, from the date of such purchase or investment, a first ranking Lien on such Replacement Collateral.

Any such Net Proceeds that the Company does not elect to apply within such 180 day period or does not actually apply within such 360 day period will be applied to make an Asset Sale Offer in accordance with the terms described below under “—Asset Sale Offer”.

Replacement Collateral. Under the terms of the indenture, in the event that the Company decides pursuant to the foregoing provisions to apply any portion of the Net Proceeds from a Collateral Asset Sale or an Event of Loss to purchase or otherwise invest in Replacement Collateral:

(1)                                 the Company will deliver an officers’ certificate to the Collateral Agent and the trustee dated no more than 30 days prior to the date of consummation of the relevant investment in Replacement Collateral, certifying that the purchase price for the amount of the investment in Replacement Collateral does not exceed the Fair Market Value of such Replacement Collateral;

(2)                                 the Company will deliver an officers’ certificate to the Collateral Agent and the trustee certifying compliance with the provisions of the indenture and requesting the release of such certified purchase price to the Company (or the applicable Restricted Subsidiary), free of the Lien of the Collateral Documents; and

(3)                                 the Company will take such actions, at its sole expense, as may be required to permit the Collateral Agent, pursuant to the applicable Collateral Document, to release such Net Proceeds, together with any interest thereon, from the Lien of the applicable Collateral Document and to ensure that the Collateral Agent has, from the date of such purchase or investment, a first-priority Lien on such Replacement Collateral pursuant to appropriate Collateral Documents.

Notwithstanding anything to the contrary in the foregoing, pending application of such consideration to acquire Replacement Collateral or restore the relevant Collateral in an Event of Loss, any consideration received in connection with a Collateral Asset Sale, an Event of Loss or an investment in Replacement Collateral shall be paid directly by the purchaser thereof to the Collateral Agent or otherwise constitute Collateral subject to a first-priority lien in form and substance satisfactory to the Collateral Agent.

Asset Sale Offer. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds U.S.$5.0 million, within five days thereof, the Company will be required to make an Asset Sale Offer to all holders of new notes and all holders of other Indebtedness that is pari passu with the new notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of new notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at the offer price specified in the next sentence. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture.

If the aggregate principal amount of new notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the new notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of new notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of new notes of their right to require the Company to repurchase the new notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to, for example, the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited under other agreements from purchasing notes, the Company could seek the consent of its senior lenders under such other agreements to the purchase of new notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture. Finally, the Company’s ability to pay cash to the holders of new notes upon a repurchase may be limited by the Company’s then existing financial resources.

Excess Capital Contribution Offer

Prior to the Effective Date, the Company will call a shareholders’ meeting to approve a cash capital increase in the Company to allow the Purchaser to contribute approximately U.S.$45.0 million (the “Purchaser’s Capital Contribution”). Pursuant to Mexican law, the Company’s other shareholders will have the right, unless waived during such shareholders’ meeting, to subscribe for shares of Capital Stock of the Company sufficient to maintain their existing ownership percentage. Any cash contributed by shareholders, other than the Purchaser, who exercise their preemptive rights in connection with the Purchaser’s Capital Contribution is referred to as the “Excess Capital Contribution.”

With respect to 50% of any Excess Capital Contribution greater than U.S.$5.0 million (the “Excess Capital Contribution Amount”), the Company will be required to use such cash to make an offer to each holder of new notes to repurchase such holder’s notes at the offer price specified in the next sentence (an “Excess Capital Contribution Offer”). The offer price in any Excess Capital Contribution Offer will be equal to 85% of the principal amount of the new notes plus accrued and unpaid interest and Additional Amounts, if any, on the new notes repurchased to the date of purchase, and will be payable in cash. If the aggregate principal amount of new notes tendered into such Capital Contribution Offer, taking into account the offer price of 85% of the principal amount of the new notes, exceeds the Excess Capital Contribution Amount, the trustee will select the new notes to be purchased in accordance with the selection procedures described under the caption “Selection and Notice.” Any portion of the Excess Capital Contribution that remains after consummation of an Excess Capital Contribution Offer may be used by the Company for any purpose not otherwise prohibited by the indenture.

Within ten days following the date on which the Company has received all Excess Capital Contributions to be made in connection with the Purchaser’s Capital Contribution (and the total Excess Capital Contributions exceed U.S.$5.0 million), the Company will mail, by first-class mail, a notice to each holder, with a copy to the trustee, stating the Excess Capital Contribution Amount and offering to repurchase new notes on the Excess Capital Contribution payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of new notes pursuant to an Excess Capital Contribution Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Capital Contribution Offer provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Capital Contribution Offer provisions of the indenture by virtue of such compliance.

Selection and Notice

If less than all of the new notes are to be redeemed, selection of the new notes for redemption will be made by the trustee in compliance with the requirements of the principal securities exchange, if any, on which the new notes are listed, or if the new notes are not listed on a securities exchange, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate and in accordance with DTC procedures. We will redeem notes of U.S.$          or less in whole and not in part.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each holder of new notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the new notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any new note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of new notes upon cancellation of the original new note. New notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on notes or portions of new notes called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                 declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)                                 purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests (a) of the Company or any direct or indirect parent of the Company or (b) of any Restricted Subsidiary held by an Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that are not Disqualified Stock);

(3)                                 make any payment on or with respect to, or purchase, redeem, defease, prepay, decrease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated in right of payment to the new notes or the applicable Guarantee, except a payment of interest or principal at the Stated Maturity thereof; or

(4)                                 make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)                                 no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)                                 the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two-quarter period, have been permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)                                 such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)                                 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately preceding the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of the amount of such deficit) accrued on a cumulative basis; plus

(b)                                 100% of the aggregate net cash proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold or issued to a Subsidiary of the Company or Equity Interests of the Company sold or issued pursuant to irrevocable commitments made prior to the date of the indenture); plus

(c)                                  to the extent that one or more Restricted Investments that were made after the date of the indenture is pursuant to this first paragraph are sold for cash or otherwise liquidated or repaid for cash or otherwise results in a return on such Investments in cash, through dividends, interest, distributions or otherwise, the lesser of (i) the cash return of capital with respect to all such Restricted Investments (less the cost of disposition, if any) and (ii) the initial amount of all such Restricted Investments, in each case taken as a whole; plus

(d)                                 to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture, provided, however, that the foregoing sum shall not exceed, in the case of any such Unrestricted Subsidiary, the amount of Restricted Investments previously made (and treated as a Restricted Payment under this clause (3)) by the Company or any Restricted Subsidiary in such Person.

The preceding provisions will not prohibit:

(1)                                 the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)                                 so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)                                 so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any subsidiary guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)                                 (i) to the extent required by law, or by the by-laws of any Restricted Subsidiary in effect on the date of the indenture, or (ii) so long as no Default has occurred and is continuing or would be caused thereby and, in the case of this clause (ii), provided that no intercompany notes are outstanding pursuant to clause (1) of the definition of “Permitted Investments,” the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)                                 so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the indenture in accordance with the Leverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6)                                 the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional shares of Capital Stock; and

(7)                                 other Restricted Payments in an amount not to exceed U.S.$12.5 million since the date of the indenture.

The amount of all Restricted Payments (other than cash and Indebtedness) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the Fair Market Value exceeds U.S.$6.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the subsidiary guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Leverage Ratio, as of the Calculation Date, would have been no greater than (a) 4.25 to 1 in the case of any incurrence or issuance on or before December 31, 2013, (b) 4.00 to 1 in the case of any incurrence or issuance on or after January 1, 2014 and on or before December 31, 2014 and (c) 3.50 to 1 in the case of any incurrence or issuance on or after January 1, 2015, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, as of the Calculation Date.

The first paragraph of this covenant will not prohibit, so long as no Default or Event of Default has occurred and is continuing, the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)                                 the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(2)                                 the incurrence by the Company and the subsidiary guarantors of Indebtedness represented by the new notes and the related note guarantees to be issued in accordance with the terms and conditions of the Plan;

(3)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price (whether in an asset acquisition or acquisition of Equity Interests) or cost of design, construction, installation or improvement of property, plant or equipment used in the Permitted Business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), not to exceed U.S.$15.0 million at any time outstanding;

(4)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than Intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), or (3) of this paragraph;

(5)                                 the incurrence by the Company or any of its Wholly-Owned Restricted Subsidiaries of Intercompany Indebtedness between or among the Company and any of its Wholly-Owned Restricted Subsidiaries; provided, however, that:

(a)                                 if the Company or any subsidiary guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the new notes, in the case of the Company, or the note guarantee, in the case of a subsidiary guarantor;

(b)                                 (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly-Owned Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5); and

(c)                                  such Indebtedness is otherwise incurred in accordance with the terms of the covenant described under the caption “—Limitation on Intercompany Indebtedness”;

(6)                                 the issuance by any of the Company’s Wholly-Owned Restricted Subsidiaries to the Company or to any of its Wholly-Owned Restricted Subsidiaries that is a subsidiary guarantor of shares of preferred stock; provided, however, that:

(a)                                 any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a subsidiary guarantor, and

(b)                                 any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a subsidiary guarantor will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (6);

(7)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations for the purpose of managing the Company’s (or any Restricted Subsidiary’s) exposure to fluctuations in interest rates with respect to Indebtedness permitted to be Incurred by the Company pursuant to the indenture or protecting the Company (or its Restricted Subsidiaries) against currency fluctuations in the ordinary course of business and not for speculative purposes;

(8)                                 the guarantee by the Company or any of the subsidiary guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the new notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(9)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(10)                          the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of performance and other similar bonds and reimbursement obligations Incurred by the Company or any Restricted Subsidiary securing the performance of contractual, franchise, concession or license obligations of the Company or a Restricted Subsidiary;

(11)                          Attributable Debt with Respect to a Sale and Leaseback Transaction to the extent such Sale and Leaseback Transaction complies with the provisions under “—Sale and Leaseback Transactions”;

(12)                          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(13)                          Indebtedness of the Company, to the extent the net proceeds thereof in their entirety are (i) used solely to purchase notes tendered in a Change of Control Offer or (ii) concurrently deposited to defease the new notes as described under “—Satisfaction and Discharge”;

(14)                          Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations in supply agreements, in each case in the ordinary course of business; and

(15)                          the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), but excluding the indebtedness permitted by clauses (1) through (14), not to exceed U.S.$20.0 million.

The Company will not incur, and will not permit any subsidiary guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such subsidiary guarantor unless such Indebtedness is also contractually subordinated in right of payment to the new notes and the applicable note guarantee on substantially identical terms.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the reclassification of accounts payable as Indebtedness, and the payment of dividends on Disqualified Stock or preferred stock of Restricted Subsidiaries in the form of additional shares of the same class of Disqualified Stock or preferred stock of Restricted Subsidiaries will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock of Restricted Subsidiaries for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)                                 the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)                                 the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)                                 in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)                                 the Fair Market Value of such assets at the date of determination; and

(b)                                 the amount of the Indebtedness of the other Person.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate determined as the average daily observed currency exchange rates reported by the Federal Reserve Bank of New York for the trailing 30 calendar day period, including the date of incurrence, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing indebtedness is denominated calculated based on the relevant currency exchange rates as calculated in the first sentence of this paragraph.

Limitation on Intercompany Indebtedness

(1)                                 All existing and future Intercompany Indebtedness (other than Ordinary Course Intercompany Indebtedness) will be subordinated to the new notes pursuant to the terms of a subordination and revolving credit agreement (the “Intercompany Subordination and Credit Agreement”), the terms of which, among other things, will provide that (i) no cash payments will be permitted to be made in respect of such Intercompany Indebtedness while any of the new notes remain outstanding and (ii) all such Intercompany Indebtedness will be subordinated to the new notes in liquidation and in right of payment.

(2)                                 All existing and future Ordinary Course Intercompany Indebtedness will be incurred or deemed incurred pursuant to, and in accordance with the terms of, the Intercompany Subordination and Credit Agreement, the terms of which, among other things, will provide that (i) the Company and/or its Subsidiaries will be permitted to incur additional Ordinary Course Intercompany Indebtedness and make and collect payments in respect of such Ordinary Course Intercompany Indebtedness so long as such Ordinary Course Intercompany Indebtedness is incurred, and such payments are made or collected, in the ordinary course of business consistent with past practice and (ii) all such Ordinary Course Intercompany Indebtedness will be subordinated to the new notes in liquidation and in right of payment (subject to the preceding clause (i)).

(3)                                 During the pendency of any proceeding filed by or against the Company or any of its Subsidiaries seeking relief as debtor, or seeking to adjudicate the Company or any of its Subsidiaries as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of the Company or any of its Subsidiaries or its debts under any law relating to bankruptcy, insolvency, reorganization, concurso mercantil, quiebra, or relief of debtors, or seeking appointment of a receiver, trustee, assignee, custodian, liquidator or visitador, conciliador or síndico or any other similar official for the Company or for any substantial part of its property, the Company shall, and shall cause each of its Subsidiaries to, vote any claims that the Company or any Subsidiary of the Company might have based on Intercompany Indebtedness in the same manner as the majority of the unaffiliated third-party creditors of the Company and its Subsidiaries pursuant to the terms of the Intercompany Subordination and Credit Agreement and the Intercompany Trust Agreement.

(4)                                 Neither the Company nor any of its Subsidiaries will (a) enter into or maintain any Intercompany Indebtedness other than Intercompany Indebtedness under the Intercompany Subordination and Credit Agreement in accordance with the terms of this covenant, or (b) amend or waive any part of the documentation with respect to Intercompany Indebtedness in any way that would result in (i) a violation of the indenture or the Collateral Documents or (ii) a change of any kind in the provisions of such documentation relating to the subordination of the Intercompany Indebtedness.

(5)                                 Upon the occurrence and during the continuation of an Event of Default, the Company will not make any payment to any Subsidiary pursuant to the terms of any Intercompany Indebtedness and will not take any action that could cause or result in such payment being made.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset or property of any character now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries or any proceeds, income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets unless:

(1)                                 the Company or the Restricted Subsidiary, as applicable, would be entitled to:

(a)                                 incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(b)                                 create a Lien on such property or assets securing such Attributable Debt pursuant to the covenant described under the caption “—Liens”;

in which case, the corresponding Indebtedness and Lien will be deemed incurred pursuant to those provisions, and

(2)                                 the Company complies with the covenant described under the caption “—Asset Sales and Events of Loss” in respect of such transaction.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)                                 make loans or advances to the Company or any of its Restricted Subsidiaries;

(3)                                 pay any Indebtedness owed to the Company or any Restricted Subsidiary; or

(4)                                 sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                 agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)                                 the indenture, the new notes and the note guarantees;

(3)                                 applicable law, rule, regulation or order or the applicable by-laws of the Company or any of its Restricted Subsidiaries as in effect on the date of the indenture;

(4)                                 any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)                                 customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)                                 purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of the preceding paragraph;

(7)                                 any agreement for the sale or other disposition of all or substantially all the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)                                 Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)                                 Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)                          customary provisions relating to assets or properties in which the Company has Investments in joint ventures, provided that the Company was allowed to make such Investment pursuant to the other terms of the indenture; and

(11)                          customary provisions existing in the documentation governing any Permitted Securitization.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company:

(1)                                 will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly- Owned Restricted Subsidiary); and

(2)                                 will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly-Owned Restricted Subsidiary), unless:

(a)                                 immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary;

(b)                                 immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under “—Restricted Payments” if made on the date of such issuance, sale or other disposition; or

(c)                                  immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would continue to constitute a Restricted Subsidiary and the Company or such Restricted Subsidiary applies the Net Proceeds of any such sale in accordance with the “—Asset Sales and Events of Loss” covenant.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate, merge or reorganize with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)                                 either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Mexico, a member of the European Union or the United States, any state of the United States or the District of Columbia;

(2)                                 the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the new notes and the indenture pursuant to agreements satisfactory to the trustee;

(3)                                 immediately after such transaction, no Default or Event of Default exists;

(4)                                 the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two-quarter period, (x) be permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “ —Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) have a Leverage Ratio no greater than the Leverage Ratio of the Company immediately prior to giving effect to such transaction; and

(5)                                 the Company shall have delivered to the trustee an officers’ certificate and opinions of counsel in the relevant jurisdictions, each stating, in form and substance satisfactory to the trustee, that such consolidation, merger or transfer and the agreements referred to in clause (2) of this paragraph comply with the indenture (provided that such opinions of counsel may assume, among other things, the satisfaction of all financial ratios in connection with such transaction).

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend or permit to exist any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)                                 the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)                                 (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$2.5 million, (i) the terms of the Affiliate Transaction are set forth in writing; (ii) a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that such Affiliate Transaction complies with this covenant and have approved such Affiliate Transaction; and (iii) the Company delivers to the trustee a resolution of the Board of Directors of the Company set forth in an officers’ evidencing the fulfillment of the condition set out in clause (2)(a)(ii); and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$6.0 million, in addition to the conditions set out in clause (2)(a), the Company delivers to the trustee a written opinion to the effect that such Affiliate

Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries issued by an investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)                                 any reasonable and customary employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries and approved by the Board of Directors;

(2)                                 transactions exclusively between or among the Company and/or any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

(3)                                 payment of reasonable directors’ fees to directors of the Company and its Restricted Subsidiaries who are not otherwise Affiliates of the Company as determined in good faith by the Company’s Board of Directors;

(4)                                 any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(5)                                 Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(6)                                 loans or advances to employees in the ordinary course of business and in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed U.S.$500,000 in the aggregate at any time outstanding;

(7)                                 transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person and no Affiliate of the Company (other than a Restricted Subsidiary thereof) owns any Equity Interests in, or controls, such Person except through their ownership of the Company; and

(8)                                 customary and reasonable transactions in connection with a Permitted Securitization, including Standard Securitization Undertakings.

No Impairment of Security Interests

Neither the Company nor any of its Restricted Subsidiaries will be permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the trustee and the holders of the new notes, including the failure to obtain any required approval or any material defect in the creation, perfection or first-priority status of any Lien granted pursuant to the Collateral Documents. The Company will cause the Restricted Subsidiaries to comply with their obligations under the Collateral Documents. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the holders of the new notes in any material respect, except as described above under “—Security” or as permitted under “—Amendment, Supplement and Waiver.”

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage, directly or indirectly, in any business other than Permitted Businesses.

Additional Note Guarantees; Additional Security

If the Company or any of its Restricted Subsidiaries acquires or creates any direct or indirect Subsidiary after the date of the indenture (a “New Subsidiary”), then the Company or such Restricted Subsidiary shall, within ten Business Days after such formation or acquisition, cause such New Subsidiary to:

(1)                                 become a subsidiary guarantor and deliver to the trustee a duly executed supplemental indenture and an Opinion of Counsel pursuant to which such New Subsidiary will unconditionally and irrevocably guarantee the Company’s obligations under the new notes, provided that any New Subsidiary that is designated as an Unrestricted Subsidiary need not become a subsidiary guarantor until five Business Days after as it ceases to be an Unrestricted Subsidiary; it being understood that such New Subsidiary shall take all required corporate actions and obtain all necessary authorizations to effect the valid execution and delivery of such supplemental indenture and any related documents; and

(2)                                 duly execute and deliver to the trustee and the Collateral Agent an Intercompany Subordination and Credit Agreement Supplement and Intercompany Trust Agreement Supplement; it being understood that such New Subsidiary shall take all required corporate actions and obtain all necessary authorizations to effect the valid execution and delivery of such Intercompany Subordination and Credit Agreement Supplement and Intercompany Trust Agreement Supplement.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will he deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “ — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” and, if such Indebtedness is being permitted pursuant to the first paragraph of such covenant, the Leverage Ratio being calculated on a pro forma basis as if such designation had occurred at the beginning of the two-quarter Reference Period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

So long as any new notes are outstanding:

(1)                                 the Company will provide the trustee and the holders of the new notes with annual financial statements audited by an internationally recognized firm of independent public accountants within 120 days after the end of the Company’s fiscal year, and unaudited quarterly financial statements (including a balance sheet, income statement and cash flow statement for the fiscal quarter or quarters then ended and the corresponding fiscal quarter or quarters from the prior year) within 60 days of the end of each of the first three fiscal quarters of each fiscal year. These annual and quarterly financial statements will be prepared in accordance with IFRS and be accompanied by a management discussion and analysis of the results of operation and liquidity and capital resources of the Company and its Subsidiaries for the periods presented in reasonable detail. English translations will be provided of any of the foregoing documents prepared in another language;

(2)                                 to the extent not included in clause (1) above, the Company will provide the trustee and the holders of the new notes copies (including English translations or summaries of documents prepared in another language) of all public filings made with any securities exchange or securities regulatory agency or authority within fifteen (15) days of such filing (including, if publicly available in English on the website of the Company, any filings made by the Company to the extent they contain material financial information of or related to the Company); and

(3)                                 in case the Company is not subject to Section 13 or 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) of the Exchange Act, the Company will make available, upon request, to any holder of the new notes and any prospective purchaser of new notes the information required pursuant to Rule 144A(d)(4) under the Securities Act;

provided that any financial statements or other information required to be furnished to the trustee and holders of the new notes by the Company under (1) through (3) above shall be deemed furnished if and when the Company posts such reports on the Company’s website on the Internet at www.maxcom.com.mx; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been posted and provided, further that the Company shall promptly notify the trustee in writing whenever it shall have so posted such materials.

The Company will make the information and reports available to securities analysts and prospective investors upon request. For so long as the new notes are listed on the Euro MTF, the alternative market of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the above information will also be made available in Luxembourg through the offices of Deutsche Bank Luxembourg S.A., the Luxembourg listing agent.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in management’s discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company will deliver to the trustee: (1) within 120 days after the end of each fiscal year a certificate stating that the Company has fulfilled its obligations under the indenture or, if there has been a Default or Event of Default, specifying the Default or Event of Default and its nature and status; and (2) as soon as possible and in any event within 30 days after the Company becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an officers’ certificate setting forth the details of the Default or Event of Default, and the action which the Company proposes to take with respect thereto.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Enforceability of Judgments

Since the Company is organized under the laws of Mexico and the Subsidiaries of the Company may be incorporated in various non-U.S. jurisdictions, including Mexico, and all of their directors and substantially all of their officers and certain of the experts named herein are non-U.S. residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of the Company’s and Subsidiaries’ assets are, located outside the United States, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against the Company or the Subsidiaries in U.S. courts judgments predicated upon civil liability provisions of the U.S. federal or state securities laws.

An obligation denominated in a currency other than Mexican currency which is payable in Mexico may be satisfied through the payment of Mexican currency at the rate of exchange determined and published by Banco de México (the Bank of Mexico), or the Central Bank, in effect on the date such payment occurs. Pursuant to the Ley Monetaria de los Estados Unidos Mexicanos (Mexican Monetary Law), in the event that proceedings are brought in Mexico seeking to enforce the obligations of the Company and/or each of the Subsidiaries under the new notes or if payment under the new notes is claimed from the Company or any of the Subsidiaries in Mexico, pursuant to an initial action or in connection with the enforcement of a judgment, the Company or any Subsidiaries would not be required to discharge such obligations in Mexico in a currency other than Mexican currency, and any difference resulting from the conversion of such Mexican currency into U.S. dollars may not be claimed from or enforced against us. The exchange currency rate for the purposes specified herein is currently determined by the Central Bank every business banking day in Mexico, published the second following business banking day in the Official Gazette of the Federation.

Luxembourg Listing

Application will be made to list the new notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange; however, the Company cannot assure the holders of the new notes that they will be accepted for listing. Following the issuance of the new notes, the Company will use its best efforts to obtain and maintain listing of the new notes on the Euro MTF; provided, however, that if the Company is unable to list the new notes on the Euro MTF, or if the Company is unable maintain its listing on the Euro MTF, it will use its best efforts prior to the delisting of the new notes, list and maintain a listing of the new notes on another internationally recognized stock exchange. In the event that a Restricted Subsidiary provides a Guarantee or is released from its obligations under a Guarantee at a time when the new notes are listed on the Euro MTF, the Company will, to the extent required by the rules of the Luxembourg Stock Exchange, publish notice of the granting or release of such Restricted Subsidiary Guarantee in the d’Wort, send a copy of such notice to the Luxembourg Stock Exchange and, in the case of the granting of a new Restricted Subsidiary Guarantee, deposit a copy of the Restricted Subsidiary Guarantee with the Luxembourg Stock Exchange and the Luxembourg sub-paying agent.

Luxembourg Listing Agent, Luxembourg Sub-Paying Agent and Luxembourg Transfer Agent

Deutsche Bank Luxembourg S.A., is the Luxembourg listing agent, the Luxembourg sub-paying agent and Luxembourg transfer agent in respect of the new notes. The Company will maintain such agencies so long as the new notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require.

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by the Company or the subsidiary guarantors under or in connection with the new notes, including damages. To the greatest extent permitted under applicable law, any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Company or the subsidiary guarantors or otherwise) by any holder of a new note in respect of any sum expressed to be due to it from the Company or the subsidiary guarantors shall constitute a discharge to the Company or the subsidiary guarantors only to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any new note, the Company or the subsidiary guarantors shall indemnify the recipient against any loss sustained by it as a result. In any event, the Company or the subsidiary guarantors shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will he sufficient for the holder of a new note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received or recovered in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date he certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of the Company or the subsidiary guarantors, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a new note and shall constitute in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any new note.

Additional Amounts

The Company is required by Mexican law to deduct Mexican withholding taxes, at a rate expected to be 4.9% if the Company satisfies certain conditions required under Mexican law (subject to certain exceptions), from payments of interest or amounts deemed interest to investors who are not residents of Mexico for tax purposes, and the Company (or any relevant subsidiary guarantor, as applicable) will pay additional amounts on those payments (and certain other payments) except as described below.

All payments under or in respect of the new notes or any note guarantee shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, assessments or governmental charges (including penalties, interest and additions related thereto) (collectively, “Taxes”) of whatever nature imposed, levied, collected, withheld or assessed unless such withholding or deduction is required by law. In the event of any such withholding or deduction imposed or levied by a Tax Jurisdiction (as defined below) is required to be made from any payments under or with respect to the new notes or any note guarantee, the Company or the relevant subsidiary guarantor, as applicable, shall pay to holders of the new notes such additional amounts (“Additional Amounts”) as will result in the net payment to such holder (including Additional Amounts) of the amount that would otherwise have been receivable by such holder in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable with respect to:

(a)                                 any Taxes that would not have been so withheld or deducted but for the holder or beneficial owner of the new notes having a present or former connection to the relevant Tax Jurisdiction (including having a permanent establishment for tax purposes in such Tax Jurisdiction, being a citizen or resident or national of, incorporated in or carrying on a business, in the relevant Tax Jurisdiction in which such Taxes are imposed) other than the mere receipt of payments in respect of the new notes or any note guarantee, the mere holding or ownership of such note or beneficial interest in the note or the exercise of any rights under the new notes or the indenture;

(b)                                 where presentation is required for payment on a new note, any Taxes that would not have been so withheld or deducted if the note had been presented for payment within 30 days after the Relevant Date (as defined below), except to the extent that the holder would have been entitled to Additional Amounts had the note been presented any day during such 30 day period and there were no additional withholdings or deductions as a result of such late presentment;

(c)                                  any Taxes that would not have been so withheld or deducted but for the failure by the holder or the beneficial owner of the note or any payment in respect of such note, after written request made to that holder or beneficial owner at least 60 days before any such withholding or deduction would be payable, by the Company or the relevant subsidiary guarantor, the trustee or the paying agent, as applicable, to comply with any certification, identification, information, documentation or other similar reporting requirement concerning its nationality, residence, identity or connection with the relevant Tax Jurisdiction, which is required or imposed by a statute, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes;

(d)                                 any estate, inheritance, gift, sales, transfer, personal property or similar Taxes imposed with respect to any new note;

(e)           any Taxes payable other than by withholding or deduction;

(f)                                   any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income (the “Directive”) implementing the conclusions of the European Council of Economic and Finance Ministers (ECOFIN) meeting on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(g)                                  any Taxes imposed in connection with a new note presented for payment (where presentation is required) by or on behalf of a holder or beneficial owner thereof who would have been able to avoid such tax by presenting the relevant note to another paying agent; or

(h)           any combination of (a) through (g) above.

Notwithstanding the foregoing, the limitations on the Company’s (or any relevant subsidiary guarantor’s, as applicable) obligation to pay Additional Amounts set forth in clauses (c) and (h) above shall not apply if (i) the provision of information, documentation or other evidence described in such clauses (c) and (h) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a new note (taking into account any relevant differences between U.S. and Mexican law rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice as of the date hereof (such as IRS Forms W-8, W-8BEN and W-9) or (ii) Article 195, Section II of the Mexican Income Tax Law, or a substantially similar successor of such provision is in effect, unless the provision of the information, documentation or other evidence described in clauses (c) and (h) is expressly required by statute, regulation or official administrative practice of general application in order to apply Article 195, Section II of the Mexican Income Tax Law, the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Article 195, Section II of the Mexican Income Tax Law. In addition, such clauses (c) and (h) shall not be construed to require a non-Mexican pension or retirement fund or a non-Mexican financial institution or another holder to register with the Ministry of Finance and Public Credit or the Servicio de Administración Tributaria for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

If the Directive imposes taxes upon notes, the Company will use commercially reasonable efforts to maintain a paying agent with a specified office in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to the Directive or any law implementing or complying with, or introduced in order to conform to, the Directive.

“Tax Jurisdiction” means (1) Mexico or any political subdivision thereof or any authority therein or thereof having the power to tax, (2) any jurisdiction in which the Company or any subsidiary guarantor (including any successor entity) is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein having the power to tax or (3) any jurisdiction by or through which payment is made.

“Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders of the new notes in accordance with the indenture.

References to principal, interest or any other amount payable on or in respect of any new note shall be deemed also to refer to any Additional Amounts which may be payable as set forth in the indenture or in the new notes to the extent that Additional Amounts are, were or would be payable in respect thereof.

At least ten Business Days prior to the first interest payment date (and at least 10 Business Days prior to each succeeding interest payment date if there has been any change with respect to the matters set forth in the below-mentioned officers’ certificate), the Company or the relevant subsidiary guarantor, as applicable, will furnish to the trustee and the paying agent an officers’ certificate instructing the trustee and the paying agent whether payments of principal of or interest on the new notes due on such interest payment date will be made without deduction or withholding for or on account of any Taxes by the Tax Jurisdictions (other than the jurisdiction where the trustee is located or organized). If any such deduction or withholding shall be required, at least 20 days prior to such interest payment date (unless the obligation to pay Additional Amounts arises after the 20th day prior to the payment date, in which case the Company or the relevant subsidiary guarantor shall notify the trustee and the paying agent promptly thereafter), the Company, or the relevant subsidiary guarantor, as applicable, will furnish the trustee and the paying agent with an officers’ certificate that specifies the amount, if any, required to be withheld on such payment to holders of the new notes. If the Company or any subsidiary guarantor is obligated to pay Additional Amounts with respect to such payment, the officers’ certificate must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to the holders on the relevant payment date. For these purposes, any officers’ certificate required by the indenture to be provided to the trustee and any paying agent shall be deemed to be duly provided if telecopied to the trustee and such paying agent.

The Company or the relevant subsidiary guarantor, as applicable, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company or the relevant subsidiary guarantor, as applicable, will obtain official receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld, or, if such receipts are not obtainable, such other documentation reasonably acceptable to the trustee. The Company, or the relevant subsidiary guarantor, as applicable, shall furnish to the trustee the official receipts (or a certified copy of the official receipts or other such documentation, as applicable) evidencing payment of Taxes. The Company or the relevant subsidiary guarantor, as applicable, will attach to each certified copy or other such documentation, as applicable, a certificate stating (x) that the amount of such Tax evidenced by the certified copy was paid in connection with payments under or with respect to the new notes then outstanding upon which such Taxes were due and (y) the amount of such withholding tax paid per U.S.$1,000 of principal amount of the new notes. Copies of such receipts or other such documentation, as applicable, shall be made available to holders of the new notes upon request.

The Company and the relevant subsidiary guarantor, as applicable, shall promptly pay when due, and indemnify the holder for, any present or future stamp, issue, registration, court and/or documentary taxes, and/or any other excise taxes, similar charges or similar levies imposed by the Tax Jurisdictions on the execution, delivery, registration or enforcement of any of the new notes, the indenture, any Guarantee or any other document or instrument referred to herein or therein.

The Company (and any relevant subsidiary guarantor, as applicable) will indemnify and hold harmless each holder of new notes and, upon written request of any holder of new notes, reimburse each such holder, for the amount of:

(1)                                 any Taxes (other than Taxes excluded under clauses (a) through (h)) levied or imposed and paid by such holder as a result of payments made on or with respect to the new notes; provided that reasonable supporting documentation is provided; and

(2)                                 any Taxes (other than Taxes excluded under clauses (a) through (h)) levied or imposed with respect to any reimbursement under the foregoing clause (1), so that the net amount received by such holder after such reimbursement will not be less than the net amount the holder would have received if Taxes (other than Taxes excluded under clauses (a) through (h)) on such reimbursement had not been imposed.

Any payments made pursuant to the preceding sentence will be treated as Additional Amounts for all relevant purposes.

Optional Tax Redemption

The new notes may be redeemed at the Company’s election, as a whole, but not in part, by the giving of notice as provided in the indenture, at a price equal to the outstanding principal amount thereof, together with any Additional Amounts then due and that will become due on the Redemption Date as a result of the redemption or otherwise and accrued and unpaid interest to the Redemption Date, if (1) as a result of any change in, or amendment to, the laws (or any regulations promulgated thereunder) of the relevant Tax Jurisdiction, or any change in the official application, administration or interpretation of such laws or regulations in the relevant Tax Jurisdiction, the Company has or will become obligated to pay on the next interest payment date any Additional Amounts on the new notes in excess of the Additional Amounts the Company would be obligated to pay if payments made on the new notes were subject to withholding or deduction of Mexican taxes at a rate in excess of 4.9 percent (“Excess Additional Amounts”), (2) such change or amendment is announced on or after the Issue Date (or, if later, the date a jurisdiction becomes a relevant Tax Jurisdiction), (3) if there has been a further issuance, such obligation would have arisen absent a further issuance of the new notes pursuant to the indenture, and (4) such obligation cannot be avoided by the Company taking reasonable measures available to it (including, without limitation, changing the jurisdiction from or through which payments are made); provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company (or any relevant subsidiary guarantor, as applicable) would be obliged to pay such Excess Additional Amounts. Prior to the giving of any notice of redemption of the new notes pursuant to the foregoing, the Company will deliver to the trustee (1) an officers’ certificate stating that the conditions precedent to the right of the Company to so redeem have occurred and that the obligation to pay Excess Additional Amounts cannot be avoided by the Company by taking reasonable measures available to it, and (2) a written opinion of independent legal counsel of recognized standing in the relevant Tax Jurisdiction to the effect that the Company has become obligated to pay Excess Additional Amounts as a result of a change or amendment described above.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)                                 default for 30 days in the payment when due of interest (including any Additional Interest) or any Additional Amounts on the new notes;

(2)                                 default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the new notes;

(3)                                 failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “— Repurchase at the Option of Holders—Excess Capital Contribution,” or “—Certain Covenants— Merger, Consolidation or Sale of Assets;”

(4)                                 failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding voting as a single class to comply with any of the other covenants or agreements in the indenture;

(5)                                 default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)                                 is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)           results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates U.S.$10.0 million or more;

(6)                                 failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of U.S.$10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)                                 except as permitted by the indenture, any note guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any subsidiary guarantor, or any authorized Person acting on behalf of any subsidiary guarantor, denies or disaffirms its obligations under its note guarantee, or any Collateral Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect; and

(8)                                 certain events of bankruptcy, reorganization, concurso mercantil, quiebra, insolvency or similar laws of Mexico, the U.S. or any other jurisdiction described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the new notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in writing in its exercise of any trust or power. The trustee may withhold from holders of the new notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any or a default pursuant to clause (5) or (6) above. The trustee shall have the right to decline to follow any such direction if the trustee in good faith, by a responsible officer of the trustee, shall determine that the proceeding so directed would involve the trustee in personal liability.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of new notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a new note may pursue any remedy with respect to the indenture or the new notes unless:

(1)           such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)                                 holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)                                 such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)                                 the trustee has not complied with such written request within 60 days after the receipt of such request and the offer of security or indemnity; and

(5)                                 holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the new notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the new notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default under the indenture governing the new notes the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any subsidiary guarantor, as such, will have any liability for any obligations of the Company or the subsidiary guarantors under the new notes, the indenture, the note guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of new notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the subsidiary guarantors discharged with respect to their note guarantees (“Legal Defeasance”) except for:

(1)                                 the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any and any Additional Amounts that may be due and payable, if any on such notes when such payments are due from the trust referred to below;

(2)                                 The Company’s obligations with respect to the new notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                                 the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the subsidiary guarantors’ obligations in connection therewith; and

(4)           the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the subsidiary guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the new notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the new notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)                                 the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the new notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any and any Additional Amount that may be due and payable, if any on the outstanding notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the new notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2)                                 in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that the beneficial owners of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                 in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the beneficial owners of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                 the Company must deliver to the trustee an opinion of counsel in Mexico to the effect that (A) the beneficial owners of the outstanding notes will not recognize income, gain or loss for Mexican Tax purposes as a result of such deposit and defeasance and will be subject to Mexican Taxes, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (B) payments from the defeasance trust will be made free and clear of, and without withholding or deduction for or on account of any present or future Taxes imposed, levied, collected, withheld or assessed by Mexico or any political subdivision or governmental authority thereof or therein having power to Tax;

(5)                                 no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any subsidiary guarantor is a party or by which the Company or any subsidiary guarantor is bound;

(6)                                 123 days pass after the deposit is made and during the 123-day period no Event of Default under clause (8) under the caption “—Events of Default and Remedies” occurs;

(7)                                 such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(8)                                 the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of new notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(9)                                 the Company must deliver to the trustee and opinion of counsel in the United States and Mexico to the effect that on the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(10)                          the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the new notes or the note guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the new notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the new notes or the note guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of new notes affected, an amendment, supplement or waiver may not (with respect to any new notes held by a non-consenting holder):

(1)                                 reduce the principal amount of new notes whose holders must consent to an amendment, supplement or waiver;

(2)                                 reduce the principal of or change the fixed maturity of any new note or alter the provisions with respect to the redemption of the new notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)                                 reduce the rate of or change the time for payment of interest, including default interest or Additional Interest, on any new note;

(4)                                 waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the new notes (except a rescission of acceleration of the new notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the Payment Default that resulted from such acceleration);

(5)           make any new note payable in money other than that stated in the new notes;

(6)                                 make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of new notes to receive payments of principal of, or interest or premium, if any, on, the new notes;

(7)                                 waive a redemption payment with respect to any new note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)                                 release any subsidiary guarantor from any of its obligations under its note guarantee or the indenture, except in accordance with the terms of the indenture;

(9)                                 make any change in the ranking or priority of any new note that would adversely affect the noteholders in any material respect;

(10)                          impair the right of any holder of the new notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(11)                          make any change in the provisions of the indenture described under “—Additional Amounts” or “—Optional Tax Redemption” that adversely affects the rights of any holder in any material respect or amend the terms of the new notes or the indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder or would otherwise adversely affect any noteholder for United States or Mexican tax purposes;

(12)                          make any change in the provisions of the Collateral Documents that would adversely affect the holders of the new notes in any material respect; or

(13)         make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of new notes, the Company, the subsidiary guarantors and the trustee may amend or supplement the indenture, the new notes or the note guarantees:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated notes in addition to or in place of certificated notes;

(3)                                 to provide for the assumption of the Company’s or a subsidiary guarantor’s obligations to holders of new notes and note guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such subsidiary guarantor’s assets, as applicable;

(4)                                 to make any change that would provide any additional rights or benefits to the holders of new notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)                                 to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)                                 to allow any subsidiary guarantor to execute a supplemental indenture and /or a note guarantee with respect to the new notes;

(7)                                 conform the text of the indenture to any provisions of this “Description of the Step-Up Senior Notes” to the extent that a portion of this description of notes was intended to be a verbatim recitation of the indenture or the new notes as evidenced by an officer’s certificate;

(8)                                 provide for the issuance of additional notes under the indenture to the extent otherwise so permitted under the terms of the indenture; or

(9)           evidence and provide for the acceptance of appointment by a successor trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)           either:

(a)                                 all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)                                 all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any subsidiary guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government

Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the new notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest and any Additional Amounts that may be due and payable, if any, to the date of maturity or redemption;

(2)                                 no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any subsidiary guarantor is a party or by which the Company or any subsidiary guarantor is bound;

(3)                                 the Company or any subsidiary guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)                                 the Company has delivered irrevocable written instructions to the trustee under the indenture to apply the deposited money toward the payment of the new notes at maturity or on the Redemption Date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

If the trustee becomes a creditor of the Company or any subsidiary guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of new notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

For so long as any new notes remain outstanding, the Company will make available to any noteholder or beneficial owner of an interest in the new notes, or to any prospective purchasers designated by such noteholder or beneficial owner, upon request of such noteholder or beneficial owner, and in addition to the information referred to under “—Reports” above, the information required to be delivered under paragraph (d)(4) of Rule 144A unless, at the time of such request the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Book-Entry System; Delivery and Form

Except as set forth below, new notes will be issued in registered, global form in minimum denominations of $                   and integral multiples of $                   in excess thereof without interest coupons (“Global Notes”). The global notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or in the name of Cede & Co., its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for new notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of Certificated Notes.

Initially, the trustee will act as paying agent and registrar. The new notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)                                 upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2)                                 ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the new notes, including the Global Notes, are registered as the owners of the new notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)                                 any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)                                 any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the new notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the new notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)                                 DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary; or

(2)           there has occurred and is continuing an Event of Default with respect to the new notes.

Beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC or any successor depositary in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC or any successor depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend as provided in the indenture, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture).

Same Day Settlement and Payment

The Company will make payments in respect of the new notes represented, by the Global Notes (including principal, premium, if any, interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The new notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

The indenture and the new notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Collateral Documents will be governed by the laws of Mexico.

As specified above, under Mexican monetary law (Ley Monetaria de los Estados Unidos Mexicanos), in the event that proceedings were brought in Mexico seeking to enforce the Company’s obligations under the new notes in Mexico, pursuant to an initial action or in connection with the enforcement of a judgment, the Company would not be required to discharge such obligations in Mexico in a currency other than Mexican currency. According to such law, an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in pesos at the rate of exchange in effect on the date and in the place payment occurs. Such rate is currently determined by the Mexican Central Bank (Banco de México) every business banking day in Mexico and published the following business banking day in the Official Gazette of the Federation (Diario Oficial de la Federación).

Consent to Jurisdiction and Service

Each of the Company and the subsidiary guarantors will appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 as its agent for actions brought Under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit (together with all other parties to the indenture) to the jurisdiction of such courts.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)                                 Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any new note on any redemption date, the greater of:

(1)           1.0% of the principal amount of the note; or

(2)           the excess of:

(a)                               the present value at such redemption date of (i) the redemption price of the note on June 15, 2017, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through June 15, 2017, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)           the principal amount of the note.

“Asset Sale” means:

(1)                                 the sale, lease, conveyance or other disposition (including a Sale and Leaseback Transaction) of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)                                 the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)                                 any single transaction or series of related transactions that involves assets having a Fair Market Value at the time of such transaction of less than U.S.$5.0 million;

(2)                                 a transfer of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Restricted Subsidiary;

(3)                                 an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)                                 the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)                                 for purposes of “—Repurchase at the Option of Holders—Asset Sales and Events of Loss,” the sale or other disposition of cash or Cash Equivalents;

(6)                                 for purposes of “—Repurchase at the Option of Holders—Asset Sales and Events of Loss” a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants— Restricted Payments” or a Permitted Investment;

(7)                                 the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof, or the disposition of assets in connection with a foreclosure or transfer in lieu of a foreclosure or other exercise of remedial action;

(8)                                 any exchange of like property similar to (but not limited to) those allowable under Section 1031 of the Internal Revenue Code; or

(9)                                 grants of licenses to use the Company’s or any Restricted Subsidiary’s trade secrets, know-how and other technology or intellectual property in the ordinary course of business to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the new notes.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with IFRS; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                 with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)                                 with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or Sunday, or a day on which commercial banking institutions in The City of New York or Mexico City or place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with IFRS and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                 any other interest or participation (however designated) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)                                 United States dollars, Mexican pesos;

(2)                                 securities issued or directly and fully guaranteed or insured by the United States or Mexican government or any agency or instrumentality of the United States or Mexican government (provided that the full faith and credit of the United States or Mexico is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)                                 demand deposits, time deposits, certificates of deposit or Eurodollar deposits with a maturity of 365 days or less from the date of acquisition of any financial institution which at the date of acquisition has outstanding indebtedness rated at least “A-” by S&P or at least A3 by Moody’s (or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists because neither of the foregoing then rates obligations of the type described in this clause, the equivalent of such rating by any other United States nationally recognized securities rating agency);

(4)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                 commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(6)                                 Mexican Peso deposits, with maturities of not more than 12 months from the date of acquisition, in any bank or financial institution incorporated under the laws of Mexico with total assets exceeding the equivalent of U.S.$350 million; provided that the aggregate principal amount of any such deposits in banks described in this clause shall not exceed the equivalent of U.S.$20.0 million at any time outstanding;

(7)                                 repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by Mexico and backed by the full faith and credit of Mexico maturing within one year from the date of acquisition, in each case entered into with any of the Mexican banks specified in the preceding clause (6); provided that such agreement with banks described in subclause (6)(B) shall be deemed a deposit for purposes of the U.S.$20.0 million limit in such subclause; and

(8)                                 money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person, if any “person” (as that term is used in Section 13(d) of the Exchange Act) other than the Permitted Holders is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such Person, measured by voting power rather than number of shares;

(2)                                 the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)                                 the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)                                 the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the new notes.

“Collateral” has the meaning set forth under “Security—Collateral.”

“Collateral Agent” has the meaning set forth under “Security—Collateral.”

“Collateral Asset Sale” means any Asset Sale (provided however that any exchange of assets under clause 8 of the definition of Asset Sales shall only be for new assets that immediately thereof constitute Collateral and have been pledged and perfected on a first-priority basis on the date of exchange) of any Collateral, or a series of related Asset Sales by the Company or any of its Subsidiaries involving the Collateral, other than (i) the sale for Fair Market Value of machinery, equipment, furniture or implements or other similar property that may be defective or may have become worn out or obsolete or no longer used or useful in the operations of the Company or (ii) sales of inventory in the ordinary course of business. A Collateral Asset Sale will not include an Event of Loss.

“Collateral Documents” has the meaning set forth under “Security—Collateral.”

“Collateral Permitted Liens” means any of the following:

(1)                                 statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by IFRS has been made in respect thereof;

(2)                                 Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with IFRS shall have been made therefor;

(3)                                 Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)                                 Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)                                 Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(6)                                 Liens existing on the Issue Date created before December 20, 2006;

(7)                                 zoning restrictions, licenses, easements, servitudes, rights of way, title defects, covenants running with the land and other similar charges or encumbrances or restrictions not interfering in any material respect with the ordinary operation of any Collateral or materially and adversely affecting the value of the Collateral; and

(8)                                 Liens created pursuant to the Collateral Documents securing the new notes or any note guarantees.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)                                 interest expense attributable to Capital Lease Obligations or to leases constituting a part of Sale and Leaseback Transactions;

(2)                                 amortization of debt discount;

(3)                                 amortization of debt issuance costs;

(4)                                 capitalized interest;

(5)                                 non-cash interest expense;

(6)                                 commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(7)                                 net payments pursuant to Hedging Obligations but excluding realized and unrealized foreign exchange gains and losses with respect to Hedging Obligations and unrealized gains and losses associated with interest rate Hedging Obligations in each case in accordance with IFRS, and

(8)                                 the product of (a) dividends paid or accrued in respect to Disqualified Stock of the Company or in respect of preferred stock of any Restricted Subsidiary, in either case held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined tax rate of such Person, expressed as decimal, in each case, on a consolidated basis and in accordance with IFRS.

“Consolidated Net Income” means, for any period, the aggregate amount of net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with IFRS.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)                                 was a member of such Board of Directors on the date of the indenture or became a member of the Board of Directors upon the consummation of the Recapitalization; or

(2)                                 was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (2) is redeemable at the option of the holder of the Capital Stock, in whole or in part, or (3) is convertible or exchangeable for Indebtedness or Disqualified Stock; in each case on or prior to the first anniversary of the Stated Maturity of the new notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the new notes and described under “—Repurchase at the Option of Holders” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”; (B) any such requirement only becomes operative after compliance with such terms applicable to the new notes, including the purchase of any new notes tendered pursuant thereto and (C) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants— Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus:

(1)                                 Consolidated Interest Expense, to the extent deducted in calculating Consolidated Net Income, plus

(2)                                 to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with IFRS:

(a)                                 income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary and non-recurring gains or losses;

(b)                                 depreciation, amortization (including amortization of intangibles and amortization of pre-operating expenses capitalized in accordance with IFRS but excluding amortization of prepaid cash expenses that were paid in a prior period) and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income; and

(c)                                  all non-cash compensation expense arising out of the issuance of Equity Interests issued to directors, officers or employees of the Company or any of its Restricted Subsidiaries;

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income,

“Effective Date” means the date the Plan becomes effective.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means (i) the loss of, destruction of, or damage to any Collateral; (ii) the condemnation, seizure, confiscation, requisition of the use or taking by exercise of the power of eminent domain or otherwise of any Collateral or (iii) any consensual settlement in lieu of any event listed in clause (ii), in each case whether in a single event or a series of related events, that results in Net Proceeds from all sources in excess of $5.0 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

“Existing Indenture” means the indenture dated as of December 20, 2006, by and among the Company, the various guarantors parties thereto from time to time and Deutsche Bank Trust Company Americas, as indenture trustee, as amended, supplemented and otherwise modified pursuant to which the Company issued the 11.0% Senior Notes due 2014.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full fault and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any

Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)                                 interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)                                 other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)                                 other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)                                 in respect of borrowed money;

(2)                                 evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)                                 in respect of banker’s acceptances;

(4)                                 representing Capital Lease Obligations;

(5)                                 Attributable Debt under Sale and Leaseback Transactions under which such a Person is a lessee;

(6)                                 representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(7)                                 representing any Hedging Obligations; or

(8)                                 all Indebtedness of a Receivables Subsidiary and the net unrecovered purchase price of any receivables in connection with a Permitted Securitization.

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and obligations in connection with a Permitted Securitization referred to in clause (8)) would appear as a liability upon a balance sheet of the specified’ Person prepared in accordance with IFRS. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Intercompany Indebtedness” means any present or future Indebtedness of the Company owing to any of its present or future Subsidiaries, and Indebtedness of any of its present or future Subsidiaries owing to the Company or any of its present or future Subsidiaries.

“Intercompany Lender” means any obligor that is a lender in respect of any Intercompany Indebtedness under the Intercompany Subordination and Credit Agreement.

“Intercompany Subordination and Credit Agreement” has the meaning set forth in clause (1) under “Certain Covenants—Limitation on Intercompany Indebtedness”.

“Intercompany Subordination and Credit Agreement Supplement” means a supplement to the Intercompany Subordination and Credit Agreement pursuant to which a New Subsidiary becomes party to the Intercompany Subordination and Credit Agreement, substantially in the form attached to the Intercompany Subordination and Credit Agreement.

“Intercompany Trust Agreement” means the contrato de fideicomiso irrevocable de administración con derechos de reversión, dated on or prior to the Issue Date, pursuant to which, to the extent provided therein, the rights and interests of the Intercompany Lenders under the Intercompany Subordination and Credit Agreement shall be transferred by the Intercompany Lenders, as grantors (fideicomitentes) and beneficiaries (fideicomisarios en segundo lugar), to the Mexican trustee, as trustee, and the Collateral Agent, with the Holders of the new notes designated as beneficiaries in the first place (fideicomisarios en primer lugar), in the form to be attached to the indenture.

“Intercompany Trust Agreement Supplement” means a supplement to the Intercompany Trust Agreement pursuant to which a New Subsidiary becomes party to the Intercompany Trust Agreement and the Intercompany Subordination and Credit Agreement, substantially in the form attached to the Intercompany Trust Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants— Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date on which the new notes are first issued.

“Leverage Ratio” means as of a specific date (the “Calculation Date”), the ratio of (i) the aggregate principal amount of the Company’s outstanding Indebtedness and the Indebtedness of the Restricted Subsidiaries plus the amount of all obligations in respect of the repayment of Disqualified Stock and the liquidation preference of preferred stock of Restricted Subsidiaries, in each case determined as of the Calculation Date and calculated in accordance with IFRS to (ii) the Company’s aggregate EBITDA for the period consisting of the last two full fiscal quarters for which financial statements are publicly available (the “Reference Period”) multiplied by two.

For purposes of calculating the Leverage Ratio:

(1)                                 acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the Company or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the two-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with IFRS) as if they had occurred on the first day of the Reference Period;

(2)                                 the EBITDA attributable to discontinued operations, as determined in accordance with IFRS and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)                                 any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such Reference Period;

(4)                                 any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such Reference Period; and

(5)                                 if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Mexico” means the United Mexican States (Estados Unidos Mexicanos) and any branch of power thereof and any ministry, department, authority or statutory corporation or other entity (including a trust), owned or controlled directly or indirectly by the United Mexican States or any of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and distributions required to be made under applicable law or the by-laws of a Restricted Subsidiary in effect on the date of the indenture to minority interest holders on account of such Asset Sale, the amount of any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with IFRS and any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“New Subsidiary” has the meaning set forth under “Additional Note Guarantees.”

“Non-Recourse Debt” means Indebtedness:

(1)                                 as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise; or (c) constitutes the lender;

(2)                                 no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)                                 as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“note guarantee” means the Guarantee by each subsidiary guarantor of the Company’s obligations under the indenture and the new notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Ordinary Course Intercompany Indebtedness” means Intercompany Indebtedness issued by the Company or its Subsidiaries to the Company or a Subsidiary of the Company in the ordinary course of business consistent with past practice, including without limitation trade payables and Intercompany Indebtedness issued for treasury management purposes of the Company or such Subsidiary.

“Original Notes” means the 11.0% Senior Notes due 2014 issued pursuant to the Existing Indenture.

“Permitted Business” means the development, ownership and/or operation of one or more telephone, telecommunications, information or data transmission systems or networks and/or the provision of telephony, telecommunications and/or information services and any related, ancillary or complementary business, including, without limitation, local and long distance telephony, telecommunications and other information and transmission services such as the Internet, broadband or cable television.

“Permitted Holders” means Ricardo Guillermo Amtmann, Javier Molinar Horcasitas, Enrique Castillo Sánchez Mejorada, Henry Davis Carstens, Alberto Martin Soberón and the other beneficiaries of Trust Number 1387 for which Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero is acting as trustee, and any Affiliates or immediate family of such persons.

“Permitted Investments” means:

(1)                                 (a) any Investment in the Company or in a Wholly-Owned Restricted Subsidiary of the Company that is a subsidiary guarantor, (b) any Investment in any other Restricted Subsidiary of the Company that is a subsidiary guarantor, provided that such Investment is evidenced by an intercompany note, (c) any Investment in the Equity Interests of a Restricted Subsidiary of the Company that is a subsidiary guarantor (by way of acquisition of Equity Interest or capital contribution) in an amount not to exceed U.S.$5.0 million in the aggregate for all Investments pursuant to this clause 1(c) or (d) any Investment in a Restricted Subsidiary other than a Wholly-Owned Restricted Subsidiary consisting solely of the capitalization of amounts due to the Company in exchange for Equity Interests of such Restricted Subsidiary by such Restricted Subsidiary not to exceed U.S.$5.0 million in the aggregate for all Investments made pursuant to this clause 1(d);

(2)                                 any Investment in Cash Equivalents;

(3)                                 any Investment by the Company or any Restricted Subsidiary in a Person in a Related Business if, as a result of such Investment, such Person immediately becomes a Wholly-Owned Restricted Subsidiary that is a subsidiary guarantor of such Person or is immediately merged consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Restricted Subsidiary that is a subsidiary guarantor;

(4)                                 any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders—Asset Sales and Events of Loss”;

(5)                                 any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(6)                                 Investments represented by Hedging Obligations permitted to be incurred under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7)                                 loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed U.S.$500,000 at any one time outstanding;

(8)                                 repurchases of the new notes;

(9)                                 Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person under a Permitted Securitization; that are necessary or advisable to effectuate such Permitted Securitization; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any Equity Interests;

(10)                          Investments to the extent made in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company;

(11)                          any Investment made within 60 days after the date of the commitment to make the Investment, that when such commitment was made, would have complied with the terms of the indenture; provided that such Investment shall be deemed to have made under the provision under which it was intended to have been made; and

(12)                          other Investments made since the date of the indenture that do not exceed, at any one time outstanding, U.S.$10.0 million.

“Permitted Liens” means:

(1)                                 Liens in favor of the Company or the subsidiary guarantors;

(2)                                 Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(3)                                 Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(4)                                 Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)                                 Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(6)                                 Liens (i) existing on the issue date of the Original Notes and (ii) any other Liens existing on the Issue Date provided such Liens (a) are incurred not in violation of the Existing Indenture and (b) will not have a material adverse effect on the rights of holders of the new notes with respect to the Collateral or otherwise;

(7)                                 Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor;

(8)                                 Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(9)                                 survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10)                          Liens on Receivables and related assets granted in connection with a Permitted Securitization, including Liens on Receivables transferred to a Receivables Subsidiary under a Permitted Securitization;

(11)                          Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)                                 the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)                                 the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(12)                          Liens in the ordinary course to secure Hedging Obligations with respect to the new notes permitted by clause (7) of the second paragraph of the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(13)                          Collateral Permitted Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Intercompany Indebtedness); provided that:

(1)                                 the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)                                 such Permitted Refinancing Indebtedness has, at the time the Permitted Refinancing Indebtedness is incurred, a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)                                 if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the new notes, such Permitted, Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the new notes on terms at least as favorable to the holders of new notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)                                 such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Securitization” means any sale, transfer or other disposition by the Company or any of its Restricted Subsidiaries of Receivables and related collateral, credit support and similar rights and any other assets that are customarily transferred in a securitization of receivables, pursuant to one or more securitization programs, to a Receivables Subsidiary or a Person who is not an Affiliate of the Company; provided that (i) the consideration to be received by the Company and its Restricted Subsidiaries other than a Receivables Subsidiary for any such disposition consists of cash, a promissory note or a customary contingent right to receive cash in the nature of a “hold-back” or similar contingent right, (ii) no Default shall have occurred and be continuing or would result therefrom, and (iii) the aggregate outstanding balance of the Indebtedness in respect of all such programs at any point in time is not in excess of U.S.$30.0 million (or U.S.$50.0 million so long as a first, priority security interest for the benefit of the note holders on the Collateral is in full force and effect).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means the Joint Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (including all exhibits annexed thereto and the plan supplement, as it may be modified, amended, or supplemented from time to time).

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to the Company or any Restricted Subsidiary in connection with a Permitted Securitization, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Purchaser” means, collectively, Ventura Capital Privado, S.A. de C.V., Trust Number 1387 (acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero), Javier Molinar Horcasitas, and Enrique Castillo Sanchéz Mejorada.

“Receivable” shall mean a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for good or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code and any supporting obligations.

“Receivables Subsidiary” shall mean any Wholly Owned Restricted Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or one or more of its Restricted Subsidiaries transfer Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the applicable Restricted Subsidiary (as provided below) as a Receivables Subsidiary and which meets the following conditions:

(1)                                 no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)                                 is guaranteed by the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary);

(b)                                 is recourse to or obligates the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary); or

(c)                                  subjects any property or assets of the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(2)                                 with which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and

(3)                                 to which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced by a certified copy of the resolution of the Board of Directors of such Restricted Subsidiary giving effect to such designation and an officers’ certificate certifying, to the best of such officers’ knowledge and belief, that such designation complies with the foregoing conditions.

“Replacement Collateral” means, at any relevant date in connection with a Collateral Asset Sale or Event of Loss, assets to be used in the business of the Company or its Subsidiaries, which on such date (i) constitute assets under “Telephone Network Systems and Equipment” on the Company’s consolidated balance sheet, (ii) are to be acquired by the Company at a purchase price that does not exceed the Fair Market Value of such Replacement Collateral, (iii) will be upon purchase free and clear of all Liens other than Collateral Permitted Liens (other than any Lien described under clause (6) of the definition thereof), and (iv) are subject to Collateral Documents to which the owner of the Replacement Collateral is a party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in securitization of accounts receivable transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)                                 any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                 any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“subsidiary guarantors” means each of:

(1)                                 Maxcom Servicios Administrativos, S.A. de C.V.;

(2)                                 Outsourcing Operadora de Personal, S.A. de C.V.;

(3)                                 TECBTC Estrategias de Promoción, S.A. de C.V.;

(4)                                 Corporativo en Telecomunicaciones, S.A. de C.V.;

(5)                                 Maxcom SF, S.A. de C.V.;

(6)                                 Maxcom TV, S.A. de C.V.;

(7)                                 Maxcom USA, Inc.;

(8)                                 Telereunión, S.A. de C.V.;

(9)                                 Telscape de México, S.A. de C.V.;

(10)                          Sierra Comunicaciones Globales, S.A. de C.V.;

(11)                          Servicios MSF, S.A. de C.V.;

(12)                          Sierra USA Communications, Inc.;

(13)                          Asesores Telcoop, S.A. de C.V.;

(14)                          Celmax Móvil, S.A. de C.V.;

(15)                          any other Subsidiary of the Company that executes a note guarantee in accordance with the provisions of the indenture; and

(16)                          their respective successors and assigns, in each case, until the note guarantee of such Person has been released in accordance with the provisions of the indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries (excluding the value of any Investments in Persons other than Restricted Subsidiaries), as shown on the most recent balance sheet of the Company delivered to the trustee pursuant to “—Reports.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2017; provided, however, that if the period from the redemption date to June 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, provided that such designation maybe only made if such Subsidiary;

(1)                                 has no Indebtedness other than Non-Recourse Debt;

(2)                                 except as permitted by the covenant described above under the caption “—Certain Covenants— Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)                                 is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)                                 has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries;

(5)                                 does not own any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any Person other than Unrestricted Subsidiaries of the Subsidiary to be so designated;

(6)                                 (A) the Subsidiary to be so designated has total assets of U.S.$1,000.00 or less or (B) if such Subsidiary has assets greater than U.S.$1,000.00, such designation would be permitted under the covenant described under “—Certain Covenants—Restricted Payments”; and

(7)                                 immediately after giving effect to such designation no Default shall have occurred and be continuing.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                 the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by

(2)                                 the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

EXHIBIT 3

Selling Shareholders

Selling Shareholders

Bankamerica Investment Corporation

BAS Capital Funding Corporation

BASCFC-Maxcom Holdings I, LLC

Fleet Growth Resources, Inc.

Nexus-Maxcom Holding I, LLC

Eduardo Vazquez A.

Gabriel Agustin Vazquez A.

Alina Georgina Carstens M.

EXHIBIT 4

Approval Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
MAXCOM TELECOMUNICACIONES, S.A.B.	)	Case No. 13-[ ] ([ ])
DE C.V., et al.,(1))
)
Debtors.	)	(Joint Administration Requested)
)

ORDER AUTHORIZING AND DIRECTING THE DEBTORS TO COMPLY WITH

CERTAIN PROVISIONS OF THE RECAPITALIZATION AGREEMENT AND PAY

AMOUNTS THEREUNDER

Upon the motion of Maxcom Telecomunicaciones, S.A.B. de C.V. and its affiliated debtors as debtors in possession (collectively, the “Debtors”) for the entry of an order authorizing and directing the Debtors to comply with certain provisions of the Recapitalization Agreement and pay amounts thereunder (the “Motion”),(2) and upon consideration of the [First Day Declaration]; and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the requested relief being a core proceeding pursuant to 28 U.S.C. § 157(b); and venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and due and proper notice of the Motion having been provided under the particular circumstances, and it appearing that no other or further notice need be provided; and the Court having found and determined that the relief sought in the Motion is in the best interests of the Debtors, their estates, their creditors, and

(1)         The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are: Maxcom Telecomunicaciones, S.A.B. de C.V. (8KT0); Asesores Telcoop, S.A. de C.V. (0KY8); Celmax Móvil, S.A. de C.V. (1598); Corporativo en Telecomunicaciones, S.A. de C.V. (9QM7); Maxcom Servicios Administrativos, S.A. de C.V. (0UN7); Maxcom SF, S.A. de C.V. (8P19); Maxcom TV, S.A. de C.V. (2UNO); Maxcom U.S.A., Inc. (9299); Outsourcing Operadora de Personal, S.A. de C.V. (4R48); Servicios MSF, S.A. de C.V. (2H2A); Sierra Comunicaciones Globales, S.A. de C.V. (0HM5); Sierra Communications USA, Inc. (3925); TECBTC Estrategias de Promocion, S.A. de C.V. (7QBA); Telereunión, S.A. de C.V. (6TE9); Telscape de México, S.A. de C.V. (4132). The location of the Debtors’ corporate headquarters and the service address for all Debtors is: [Guillermo Gonzalez Camarena, 2000, Centro Ciudad, Santa Fe, Mexico, D.F.].

(2)         Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Motion.

all other parties in interest and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and the Court having found and determined that the relief sought in the Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates, as contemplated by Bankruptcy Rule 6003; and upon all of the proceedings had before the Court and after due deliberation and sufficient cause appearing therefor;

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT: (3)

1.                                      The Motion is granted as set forth herein.

2.                                      All objections to the relief requested in the Motion that have not been withdrawn, waived, or settled as announced to the Court at the hearing on the Motion or by stipulation filed with the Court, are overruled.

3.                                      The Debtors are authorized and directed to satisfy any payment obligations that become due and payable to the Purchasers pursuant to, under, or with respect to the Recapitalization Agreement, including, without limitation, the Purchaser Termination Fee and the Purchaser Expense Reimbursement in accordance with the terms of the Recapitalization Agreement, which obligations shall survive any termination of the Recapitalization Agreement and shall constitute administrative expenses under section 503(b)(1) and 507(a)(2) of the Bankruptcy Code and other applicable law; provided, however, that if any claim in these chapter 11 cases is granted, or deemed to be granted, a status that would entitle such claim to priority over any administrative expense claims in the Bankruptcy Cases, then the Purchasers’ administrative expense claims hereunder shall be treated and paid pari passu with such claim

(3)         The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

subject only to the Carve-Out as defined and set forth in the adequate protection order attached as Exhibit E to the RSA.

4.                                      The Purchaser Expense Reimbursement shall be paid by the Company without the need for the Purchasers to file an application or otherwise seek Bankruptcy Court approval.

5.                                      The obligation to pay in full in cash when due any amount owed by the Debtors to any Purchaser under the Recapitalization Agreement, including, without limitation, the Purchaser Termination Fee and the Purchaser Expense Reimbursement, shall not be discharged, modified, or otherwise affected by (a) the appointment of a chapter 7 or chapter 11 trustee in the Chapter 11 Cases, (b) any chapter 11 plan for any Debtor, or (c) any other order of the Bankruptcy Court, including an order dismissing or converting any Chapter 11 Case of any of the Debtors, and no such amounts paid shall be subject to avoidance under chapter 5 of the Bankruptcy or other applicable law or objection, challenge, deduction, subordination, recharacterization, or offset.

6.                                      The Debtors are authorized and directed to comply with and satisfy all obligations set forth in Article V of the Recapitalization Agreement, including, without limitation, the obligations set forth in Section 5.2 of the Recapitalization Agreement, in accordance with the terms of the Recapitalization Agreement.

7.                                      To the extent applicable, the automatic stay is modified to permit the Purchasers to exercise their rights and remedies under the Recapitalization Agreement if a default, an event of default or a termination event (as applicable) with respect to the Debtors has occurred and is continuing, including termination of the Recapitalization Agreement, and such rights may not be modified, stayed, avoided, or otherwise limited by further order of the Bankruptcy Court or any court in any other proceeding.

8.                                      Nothing herein or in the Motion shall constitute an assumption, adoption, or rejection by the Debtors of any executory contract or agreement between the Debtors and any third party.

9.                                      The requirements set forth in Bankruptcy Rule 6003(b) are satisfied by the contents of the Motion or otherwise deemed waived.

10.                               Notice of the Motion as provided therein shall be deemed good and sufficient notice, and the requirements of Bankruptcy Rule 6004(a) are satisfied by such notice or otherwise deemed waived.

11.                               Notwithstanding Bankruptcy Rule 6004(h), the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

12.                               All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

13.                               The Debtors and the Purchasers are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion.

14.                               The Court retains jurisdiction with respect to all matters arising from or related to the implementation of this Order.

Date: , 2013
Wilmington, Delaware	UNITED STATES BANKRUPTCY JUDGE